  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1997

                                                REGISTRATION NO. 333-25061
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933
                               ----------------
                              50-OFF STORES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                        5651                    74-2640559
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
    OF INCORPORATION OR        CLASSIFICATION CODE NUMBER)      IDENTIFICATION
       ORGANIZATION)                                                NUMBER)
                               ----------------
                               8750 TESORO DRIVE
                           SAN ANTONIO, TEXAS 78217
                                (210) 805-9300
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
         CHARLES J. FUHRMANN II, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               8750 TESORO DRIVE
                           SAN ANTONIO, TEXAS 78217
                                (210) 805-9300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement has become effective.
                               ----------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
 TITLE OF EACH CLASS OF                PROPOSED MAXIMUM PROPOSED MAXIMUM   AMOUNT OF
    SECURITIES TO BE     AMOUNT TO BE  AGGREGATE PRICE     AGGREGATE      REGISTRATION
       REGISTERED        REGISTERED(1)   PER SHARE(2)   OFFERING PRICE(3)     FEE
--------------------------------------------------------------------------------------
Units...................     122,009       $100.00        $12,200,900      $3,697.24
Common Stock, $.01 par
value...................   7,320,540          ----               ----         (4)
Series A Preferred
Stock, $.01 par value...   2,440,180          ----               ----         (4)
Rights to Purchase
Units...................  12,200,915          ----               ----         (4)

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(1) Rights represent rights to subscribe for Units. Each Unit represents 20 shares of Common Stock and 20 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into two shares of Common Stock for no additional consideration. No more than 122,009 Units will be sold.
(2) The Unit price determination was based upon negotiations with the General Committee of Unsecured Creditors, recent and projected operating results and pro forma book value.
(3) Estimated solely for the purpose of calculating the registration fee and assumes all Units are subscribed.
(4) No registration fee payable due to registration fee paid for Units.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
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

                              50-OFF STORES, INC.
                             CROSS REFERENCE SHEET


                                                        CAPTION OR LOCATION IN
             ITEM NUMBER AND CAPTION IN FORM S-1              PROSPECTUS
             -----------------------------------        ----------------------
  1.   Forepart of Registration Statement and Outside
       Front Cover Page of Prospectus................. Cover Page of
                                                       Registration Statement;
                                                       Cross Reference Sheet;
                                                       Outside Front Cover Page
                                                       of Prospectus
  2.   Inside Front and Outside Back Cover Pages
       of Prospectus.................................. Inside Front and Outside
                                                       Back Cover Pages of
                                                       Prospectus
  3.   Summary Information, Risk Factors and Ratio of
       Earnings to Fixed Charges...................... Introduction; Summary
                                                       Information; Certain
                                                       Risk Factors; Selected
                                                       Consolidated Financial
                                                       Data
  4.   Use of Proceeds................................ The Offering
  5.   Determination of Offering Price................ Outside Front Cover Page
                                                       of Prospectus; The
                                                       Offering
  6.   Dilution....................................... *
  7.   Selling Security Holders....................... *
  8.   Plan of Distribution........................... Outside Front Cover Page
                                                       of Prospectus; The
                                                       Offering
  9.   Description of Securities to be Registered..... Outside Front Cover Page
                                                       of Prospectus; Dividend
                                                       Policy; Description of
                                                       Securities
  10.  Interests of Named Experts and Counsel......... Legal Opinion; Experts
  11.  Information with Respect to the Registrant..... Outside Front Cover Page of Prospectus;
                                                       Introduction; Summary
                                                       Information; The
                                                       Company; Business;
                                                       Management; Business
                                                       Plan; Certain Risk
                                                       Factors; Material
                                                       Litigation; The
                                                       Offering; Description of
                                                       Securities; Plan of
                                                       Reorganization;
                                                       Consolidated Financial
                                                       Statements
  12.  Disclosure of Commission Position on
       Indemnification For Securities Act Liabilities. *

--------
  *Not applicable.

PROSPECTUS

                              50-OFF STORES, INC.

                      12,200,915 RIGHTS TO PURCHASE UNITS
                             MAXIMUM 122,009 UNITS
                             MINIMUM 30,500 UNITS

                     7,320,540 SHARES OF COMMON STOCK AND
                 2,440,180 SHARES OF SERIES A PREFERRED STOCK

  This Prospectus relates to (i) 12,200,915 Rights (the "Rights") to subscribe for and purchase up to a maximum of 122,009 Units and not less than a minimum of 30,500 Units (the "Units"), (ii) the 2,440,180 shares of Common Stock and 2,440,180 shares of Series A Preferred Stock represented by the maximum number of Units issuable by the Company, with each Unit representing 20 shares of Common Stock and 20 shares of Series A Preferred Stock, and (iii) the 4,880,360 shares of Common Stock issuable upon conversion of the 2,440,180 shares of Series A Preferred Stock (the "Offering"). The Company issued to each stockholder of record of Common Stock at the close of business on March 21, 1997 ("Record Date") one Right for each share of Common Stock held by such stockholder on the Record Date. As of March 21, 1997, there were 12,200,915 shares of Common Stock outstanding. Each Right entitled the holder to subscribe for one Unit for $100.00 (the "Subscription Price") prior to 2:15 p.m. CST on May 22, 1997, at which time the Rights Offering, as extended, expired. At expiration of the Rights Offering, 44,736 Units were subscribed. See "The Offering." Any Units unsubscribed for at 2:15 p.m. CST on May 22, 1997 may be offered to the public by the Company until expiration of the Offering. See "Introduction" and "The Offering" for a discussion of the escrow arrangement with respect to funds received upon subscription for Units. See "Description of Securities" for a description of the preferences, limitations and relative rights of the Series A Preferred Stock.

  The Common Stock is traded in the over-the-counter market under the symbol "FOFFQ." On June 6, 1997, the closing bid and asked prices of the Common Stock, as reported by the National Association of Securities Dealers ("NASD") Electronic Bulletin Board were $0.015 and $0.03 respectively. See "Price Range of Old Common Stock." When and if the requisite criteria are met, application will be made for the Common Stock and Series A Preferred Stock to be quoted on the NASDAQ National Market. The Rights and Units are nontransferable and will not be listed for trading on the NASD Electronic Bulletin Board, the NASDAQ National Market, or on any exchange.

  SEE "CERTAIN RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE UNITS OFFERED HEREBY.

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY  OR   ADEQUACY  OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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
                                                    SUBSCRIPTION
                                                   PRICE/PRICE TO  PROCEEDS TO
                                                       PUBLIC        COMPANY*
--------------------------------------------------------------------------------
Per Unit.......................................... $       100.00 $       100.00
--------------------------------------------------------------------------------
Total
  Maximum......................................... $12,200,900.00 $12,200,900.00
  Minimum......................................... $ 3,050,000.00 $ 3,050,000.00

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*Before deducting estimated expenses of $205,697 payable by the Company.

              The date of this Prospectus is June 11, 1997.

  IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

                                 INTRODUCTION

PRELIMINARY STATEMENT

  On October 9, 1996 (the "Petition Date"), 50-OFF Stores, Inc., a Delaware corporation (the "Company" or "50-Off"), 50-OFF Multistate Operations, Inc., a Nevada corporation, 50-OFF Texas Stores, L.P., a Texas limited partnership, and 50-OFF Operating Company, a Nevada corporation (hereinafter collectively, the "Debtors" or the "Company" where the context requires) filed their voluntary petitions under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Western District of Texas, San Antonio Division (the "Court"). The cases have been pending since that time before the Honorable Leif M. Clark, United States Bankruptcy Judge. Since the Petition Date, the Company has operated its business as a debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

  A copy of the Debtors' Joint Plan of Reorganization, as Amended, dated March 27, 1997 (the "Plan") was filed as an Exhibit to the Registration Statement, of which this Prospectus is a part. For purposes hereof, any term with respect to the Plan and used in this document (regardless of capitalization), and not otherwise separately defined herein, shall have the defined meaning ascribed to it in the Glossary attached as an Appendix to this Prospectus, the Plan or in section 101 of the Bankruptcy Code.

  Included in the Plan is the offering of up to 122,009 Units comprised of Series A Preferred Stock and Common Stock (the "Units") contemplated hereby (the "Offering"); and included as part of the Offering is the right of holders of Public Equity Interests to purchase Units (the "Rights Offering"). Public Equity Interests refer to the common stock of 50-OFF Stores, Inc., sometimes referred to herein as "Old Common Stock," which will be canceled upon the Effective Date of the Plan, along with all currently existing options and warrants to buy such stock. The record date for determining which such holders were entitled to vote on the Plan and the record date for determining which such holders were deemed to have received, pursuant to the Plan, such Rights was March 21, 1997. Persons who acquired Public Equity Interests after such record date were not entitled to vote on the Plan and had no protected opportunity to subscribe to and purchase Units.

  On March 20, 1997, the Court approved the Disclosure Statement with respect to the Plan as containing adequate information in accordance with section 1125 of the Bankruptcy Code. Such Statement was mailed to all creditors of the bankruptcy estates and all holders of Public Equity Interests as of March 21, 1997 and has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part.

  Stockholders of record on March 21, 1997 were entitled to exercise their Rights to subscribe for Units pursuant to the Rights Offering described herein. See "The Offering." To subscribe for Units, stockholders were asked to complete and return an Expression of Interest in Purchasing Rights Offering Units distributed with the Disclosure Statement. To exercise Rights to purchase Units, stockholders were then asked to complete a Subscription Exercise Form for Rights Offering and return such form together with the full purchase price for the Units in accordance with accompanying instructions. All funds received pursuant to the Rights Offering are currently being held and all funds to be received pursuant to subscriptions of others, if any, will be held in escrow by Bank One, Texas, NA (the "Subscription and Escrow Agent") pending the effective date of the Plan.

  On May 22, 1997, the Rights Offering, as extended, expired. As of such date, subscriptions for 44,736 Units ($4,473,600) had been received. The Company does not anticipate continuing the Offering to the public after June 13, 1997 but reserves the right to do so in its sole discretion. Any funds received by the Company pursuant to sales of Units to the public after June 16, 1997 will not be subject to any escrow arrangement inasmuch as the Company will be entitled to the proceeds of any such Unit sales upon the sale thereof.

  At the Company's Confirmation Hearing on June 3, 1997 in the courtroom of the Honorable Leif M. Clark, United States Bankruptcy Judge for the Western District of Texas, San Antonio Division, the Company's Plan was confirmed. It is anticipated that the Company's Plan will become effective on or about June 16, 1997 (the "Effective Date").

  On the Effective Date, the name of the Company will be changed to LOT$OFF Corporation.

  The Company's principal executive offices are located at 8750 Tesoro Drive, San Antonio, Texas 78217; (210) 805-9300.

                             CERTAIN RISK FACTORS

  The Plan and the securities to be issued pursuant to the Plan and this Prospectus are subject to a number of material risks, including those enumerated below. Holders of Public Equity Interests and other prospective purchasers of Units offered hereby should consider this information in conjunction with making their subscription and investment decisions.

LACK OF RECENT HISTORICAL PROFITABILITY

  The Company has not operated profitably for the most recent four fiscal years (see Selected Financial Data). There can be no assurances that the Company can reverse this trend.

LACK OF SIGNIFICANT OPERATING HISTORY WITH LOT$OFF CONCEPT

  The Company opened its first LOT$OFF stores in July 1996. Accordingly, the Company's operating history with such concept is brief and was impacted by the Company's inability to maintain inventories at planned levels and the Debtors' chapter 11 filings. While the concept has been successfully implemented by others, such as Consolidated Stores Corporation, MacFrugal's Bargains & Close-outs, Inc. and Mazel Stores, Inc., there can be no assurance that growth in the Company's sales and net income will occur, or if it occurs, will be maintained.

LIQUIDITY

  The Company has certain financial covenants in its loan agreement with GECC which, if violated, could severely impact the Company's liquidity. Covenants of such type will likely continue to exist after the Effective Date. Under such loan agreement, GECC may increase reserves in its discretion to cover risks or events it perceives may affect its security under the loan or the business or prospects of the Company. Such increased reserves could significantly restrict the Company's access to funds under the credit facility.

  Short-term trade credit represents a significant source of financing for merchandise inventories. Trade credit arises from the willingness of the Company's vendors to grant payment terms for inventory purchases and is either financed by the vendors or third-party factors. Business conditions and the Company's financial performance could result in additional vendors' concerns regarding the Company's creditworthiness, which could adversely affect the Company's ability to receive trade credit support sufficient to acquire adequate levels of inventory in the future.

COMPETITION

  The Company faces intense competition for customers, for access to quality merchandise and for suitable store locations from regional and national close-out, off-price and discount retail chains, traditional department stores and specialty retailers. Most of the Company's competitors have greater financial and marketing resources than the Company. In addition, in the recent past the Company has experienced more direct price competition from certain department store chains for limited time periods as a result of promotional pricing activity. The Company may face similar periods of intense competition in the future, which could have an adverse effect on its financial results.

GEOGRAPHIC CONCENTRATION OF OPERATIONS

  The Company's stores are located in the South and Southwest, and a substantial number are located in Texas. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the economy of these markets. In the event of adverse economic conditions in these markets, retail spending may decline, resulting in a decrease in the Company's retail sales.

MEXICAN ECONOMIC CONDITIONS

  Although the Company has in recent years significantly reduced its dependence upon border store operations by the reduction of its border presence (to eight stores as of fiscal 1997) and expansion into other markets, the Company's activities were historically dependent to a significant degree upon its stores located in Texas cities along the Mexican border. During fiscal 1996, approximately 12% of the Company's net sales were attributable to the Company's then 13 border stores.

  Mexican peso devaluations and duty-free import restrictions, and the enforcement thereof, have from time to time significantly reduced purchases by Mexican nationals, who constitute a significant portion of the Company's customers in certain of its border locations, and have resulted in decreases in sales during such periods. The Mexican Government devalued the peso and subsequently released it for free exchange just prior to Christmas 1994, and the Company has experienced a significant drop in sales from border markets ever since. The continuing economic weakness along the border and further erosion of the peso continued to negatively affect sales and operating results in the Company's 13 border stores throughout fiscal 1996; the Company's border stores experienced an approximately $10.2 million (32.0%) drop in sales to $21.8 million for fiscal 1996 compared to $32.0 million for fiscal 1995. With the continued erosion of the value of the peso well into fiscal 1997 and with the current peso value still below its comparable level of year ago, sales in the Company's continuing border stores have continued to suffer. The eight continuing border stores experienced a 34.2% drop in sales in fiscal 1997 (to approximately $10.1 million) as compared to their fiscal 1996 results (approximately $15.4 million); some of the drop, of course, should be attributed to the Company's inability to maintain inventories at appropriate levels due to its liquidity problems. While the Company cannot predict the ultimate effect on future results, continuing weakness in the border economy and negative comparable peso values would have a continuing negative effect on sales and other operating results.

DEPENDENCE ON KEY INDIVIDUALS

  The Company is dependent on its ability to retain the services of its senior executives. The loss of one or more of these individuals could have a material adverse effect on the Company. The Company is also dependent upon its ability to retain the services of its buyers.

CERTAIN RISKS OF NON-CONSUMMATION

  The consummation of the Plan is subject to certain conditions, such as the ability to consummate the post-confirmation credit facility, which are described in the Plan and Disclosure Statement and summarized herein. See "Plan of Reorganization."

  If the Plan were not consummated, it is unclear whether a reorganization comparable to the reorganization contemplated by the Plan could be implemented in a timely manner and, if so, what distributions holders of Claims and Interests ultimately would receive with respect to their Claims and Interests. Moreover, if an alternative reorganization could not be implemented in a timely manner, it is possible that the Debtors would have to liquidate their assets, in which case it is likely the holders of Claims and Interests would receive less than they would have received pursuant to the Plan.

POSSIBLE VOLATILITY OF STOCK, LIQUIDITY AND BLUE SKY CONSIDERATIONS

  The Rights and Units are not transferable and will not trade. There is no assurance that an active market will exist for the other securities offered hereby. As a result, an investment in the securities may be illiquid, which could have a material adverse effect on the market value of the securities. The market price for such securities may be highly volatile depending on various factors, including, but not limited to, lack of liquidity, the state of the national economy, stock market conditions, industry research reports, actions by governmental agencies, litigation involving 50-OFF, earnings and other announcements by the Company or its competitors and general conditions in the retail industry. The Company's position is that the Rights Offering and the offer and sale of securities in connection with such Rights Offering, for both federal and state law purposes, were and are exempt pursuant to section 1145 of the Bankruptcy Code, and this position was confirmed by order of the Bankruptcy Court. As part of a compromise with the Securities and Exchange Commission, which had challenged the Company's position with respect to section 1145 at the Company's hearing on its Disclosure Statement, the Company agreed, without waiving its position with respect to section 1145, to file a registration statement, of which this Prospectus is a part. Voluntarily, without waiving its position with respect to section 1145, the Company is also taking all reasonable action to ensure that the securities offered hereby are registered or otherwise exempt from registration under all applicable blue sky laws; however; there can be no assurance that such securities may be offered or sold in all states.

SEASONALITY AND QUARTERLY FLUCTUATIONS

  Historically, 50-OFF's highest net sales and operating income have been experienced during the fourth quarter, which includes the holiday selling season. Any adverse trend in net sales for such period could have a material adverse effect upon the Company's overall profitability and adversely affect its results of operations for an entire fiscal year.

  In addition to seasonality, the Company's results of operations may fluctuate from quarter to quarter as a result of the timing of store conversions from 50-OFF to LOT$OFF stores, including the level of advertising and pre-opening expenses associated with such conversions, as well as other factors.

GOING CONCERN

  The Company's need to attain profitable operations raises substantial doubt about its ability to continue as a going concern.


FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

  This Prospectus contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this document, the words "believe," "expect," "anticipate" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions including those identified herein. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition to the risk factors set forth herein, among the key factors that may have a direct bearing on the Company's results are competitive practices in the close-out merchandising industry generally and particularly in the Company's targeted market and the ability of the Company to fund its continuing operations in the event of adverse industry or economic conditions.

                                  THE COMPANY

FORMATION OF THE COMPANY

  50-OFF was incorporated in Delaware in 1992 and is the successor to Shoppers World Stores, Inc., which was incorporated in Texas in 1983. Shoppers World Stores, Inc. was the successor to a New York corporation formed in 1975 to purchase nine junior discount department stores located along the Texas side of the Mexican border from Daylin, Inc. which had purchased them in conjunction with its acquisition of King Clothing Company. 50-OFF went public on July 16, 1984.

PUBLIC TRADING OF COMMON STOCK

  50-OFF's Old Common Stock began trading publicly on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") in July of 1984 and was subsequently added to the NASDAQ National Market in September of 1989. The NASDAQ-NM symbol was "FOFF" until October 15, 1996, when a fifth character "Q" was appended to denote a company operating under bankruptcy proceedings. Furthermore, the NASDAQ Listing Qualifications Panel determined to delete 50-OFF's Old Common Stock from The NASDAQ National Market effective December 31, 1996 due to such stock's failure to meet the bid price and bankruptcy requirements as set forth in NASD Marketplace Rules 4450(a)(5) and 4450(e).

  The following table sets forth for the periods indicated the range of high and low closing sale prices for the common stock as reported on the NASDAQ National Market to December 31, 1996.

                                                                    HIGH   LOW
                                                                    ----- -----
   Fiscal Year Ended February 2, 1996:
     Quarter ended May 5, 1995..................................... $3.00 $1.25
     Quarter ended August 4, 1995..................................  2.50  1.75
     Quarter ended November 3, 1995................................  2.25  1.19
     Quarter ended February 2, 1996................................  1.94  0.50
   Fiscal Year Ended January 31, 1997:
     Quarter ended May 3, 1996.....................................  1.69  0.94
     Quarter ended August 2, 1996..................................  1.50  0.75
     Quarter ended November 1, 1996................................  0.94  0.06
     Period ended December 30, 1996................................  0.44  0.16

  The high and low closing sales prices for the period from December 31, 1996 through June 6, 1997 were $0.19 and $0.01, respectively; and the closing prices in the over-the-counter market on March 21, 1997 and June 6, 1997 were $0.08 and $0.03 per share, respectively.

  50-OFF has never paid cash dividends on shares of Old Common Stock. Management presently intends to retain cash for the operation and expansion of 50-OFF's business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. The Company is prohibited from paying cash dividends under its credit facility. ALL OLD COMMON STOCK, ALONG WITH CURRENTLY EXISTING OPTIONS AND WARRANTS TO PURCHASE SUCH OLD COMMON STOCK WILL BE CANCELED UPON THE EFFECTIVE DATE OF THE PLAN.

  As of March 21, 1997, the number of record holders of 50-OFF's 12,200,915 shares of common stock then outstanding was 700.

OVERVIEW OF RECENT YEARS' OPERATIONS

  The Company's operating results in recent years have been disappointing, reflecting weaknesses in retailing generally and in apparel retailing specifically. The casualization of apparel hurt many apparel retailers; and regional, off-price retailers faced increased competition for the "value-conscious" consumers' purchases. In addition, 50-OFF was especially hard hit by the last devaluation and continued deterioration of the Mexican peso and the continuing economic turmoil along the Texas-Mexico border where the Company operated thirteen 50-OFF stores (currently eight stores and an annex), historically its best performing locations, and experienced a severe liquidity crisis due, in part, to the breach of certain foreign purchasers in an international offering by 50-OFF in late fiscal 1995 of their contractual obligations to purchase in aggregate 1,500,000 shares of Old Common Stock at $3.65 per share ($5,475,000 in aggregate).

HISTORICAL AND RECENT DEVELOPMENTS

  The Company has experienced net losses for the last four fiscal years. The Company had a net loss of $8,024,000 in fiscal 1995, including store closing costs of approximately $5,019,000. Fiscal 1995 results were for a fifty-three week period and reflected the operations of 111.8 weighted average stores.

  The Company's financial performance in fiscal 1996 continued to be disappointing, especially in the second half. Net sales for the fifty-two weeks ended February 2, 1996 decreased 13.2% to $175,023,000, and the Company had a net loss of $6,778,000. The Company operated a weighted average of 104.0 stores in fiscal 1996. Sales on a comparable store basis were down 8.7% (3.4%, excluding the border stores).

  During fiscal 1996, certain factors negatively affected operating results and corporate liquidity:

  . the breach of certain foreign purchasers in an international offering by the Company in late fiscal 1995 of their contractual obligations to purchase in aggregate 1,500,000 shares of Old Common Stock at $3.65 per share ($5,475,000 in aggregate) led to a continuing increase in borrowings by the Company under its credit facility (and a decrease in availability under the facility) and contributed to an increase in the interest rate on borrowings under the facility; therefore, the Company experienced an approximately $873,000 increase in its net interest expense for fiscal 1996 compared to fiscal 1995.

  . such breach, and the resulting lack of the planned equity infusion and decrease in availability under the credit facility, negatively impacted the Company's perceived creditworthiness with sources of trade credit, which led, in some cases, to shorter payment terms and/or less credit support from such sources.

  . concerns of sources of trade credit with the financial stability of the retail industry, generally, and with the continuing negative impact of the economic turmoil in Mexico on retailers with border exposure similarly affected payment terms and credit support from such sources.

  . the economic weakness along the Texas/Mexico border continued to negatively affect sales and operating results; the Company's border stores experienced an approximately $10.2 million (32.0%) drop in sales to $21.8 million for fiscal 1996 compared to $32.0 million for fiscal 1995.

  . the physical inventory taken at fiscal year end resulted in an unanticipated high inventory shrinkage and a $963,000 fourth quarter, charge to operating results for the additional shrinkage for total fiscal 1996 shrinkage as a percentage of merchandise sales of 4.4%.

  . disappointing sales during the "Back-to-School" and Christmas/holiday selling seasons contributed to lower than expected sales.

  During fiscal 1996, the Company took the following affirmative steps in its continuing efforts to achieve a more disciplined cost structure, to lessen vulnerability to external factors and to attain profitability:

  . filed lawsuits against the defaulting foreign purchasers and others involved in the international offering by the Company in an effort to obtain appropriate remedies, including the Company's actual and punitive damages.

  . completed its store consolidation program by closing 14 stores
    (anticipated fiscal 1996 store closing costs totaling approximately $4,107,000 were charged to operating results for fiscal 1995; as a result of the favorable experience in negotiating certain lease termination costs, the Company reversed a portion of this charge, approximately $409,000, in the fourth quarter of fiscal 1996 and approximately $1,131,000 in the third quarter of fiscal 1997).

  . opened five stores.

  . negotiated monthly rent reductions in a significant number of its 100 continuing stores with the cooperation of its landlords.

  . engaged a new, San Antonio-based marketing and advertising agency.

  . made changes in merchandising management to contribute to the flexibility the Company sought in its product offering mix.

  . made plans to expand its offering of shelf-stable food product through its neighborhood stores (to lessen seasonality and to increase store traffic), a logical extension of its merchandising commitment to offer its customers the products they need, conveniently and at the best prices.

  As stated above, during fiscal 1996, certain factors negatively affected the Company's liquidity, including significant operating losses. In late February 1996, the Company began to address its liquidity problem and anticipated violations of financial covenants in its credit agreements by restructuring certain debt obligations, including its unsecured trade obligations owed to vendors and its long term notes with an affiliate of an insurance company. With the support of its vendors, the Company implemented a payment plan with respect to its $8,447,000 of unsecured trade payables as of February 26, 1996. Under the plan, such payables were to be paid in full within a two year period without interest. Approximately $4,681,000 of such payables remained outstanding at January 31, 1997 and is included in liabilities subject to compromise. In April 1996, the Company restructured its $4,000,000 and $2,775,000 long term borrowings with MetLife Capital Corporation into one promissory note for approximately $4,645,000. The restructuring of the notes, including an extension of the maturity, reduced monthly debt service requirements. The promissory note provided for monthly installments (including principal and interest) of $94,638 until March 2001. Interest is charged at a rate of 8.50%. The note is collateralized by the Company's furniture and fixtures. Approximately $4,191,000 of such note remained outstanding at January 31, 1997 and is included in liabilities subject to compromise.

  Significant operating losses continued through the Company's first fiscal quarter of 1997. For the thirteen week period ended May 3, 1996, the Company had net sales of $32.4 million, down 27.6% from the comparable prior year period's $44.8 million, and the Company's loss before income taxes rose to $4.9 million (including an approximate $2.1 million write-down of inventories in stores scheduled for conversion to LOT$OFF stores late in the second fiscal quarter) from $1.0 million from the comparable prior year period. The Company operated a weighted average of 100.5 stores in the fiscal 1997 period as compared to 109.6 stores in the comparable prior year period. The Company began fiscal 1997 with cash of $341,334. During the thirteen weeks ended May 3, 1996, the Company decreased borrowings by a net of $1,319,567, generated $1,701,480 from operating activities, used $282,912 for capital expenditures (refurbishing existing stores and opening one store) and ended the period with cash on hand of $440,335.

  Faced with such continuing, deteriorating results and the apparent consumer rejection of the 50-OFF retailing concept in almost all its markets, the Board of Directors supported a change of leadership in mid-May. On May 7, 1996, the Company's Board of Directors accepted the resignation of Charles Siegel from his positions as President and Chief Executive Officer of the Company, as well as his position on the Board. Mr. Siegel, who resigned to pursue other endeavors, was a co-founder of the Company. Upon accepting Mr. Siegel's resignation, the Board acted to appoint Charles J. Fuhrmann II to the positions of President, Chief Executive Officer and Chief Financial Officer. Mr. Fuhrmann, a Director of the Company since October 1994, had served in various consulting capacities for 50-OFF, including Acting Chief Administrative and Financial Officer until his new appointment. Mr. Fuhrmann, a private investor and strategic and financial consultant, was formerly Managing Director-Investment Banking with Merrill Lynch & Co. in New York. Other management changes included the promotion of James Scogin to Vice President--Controller, Chief Accounting Officer and Assistant Secretary.

  On May 13, 1996, the Company entered into a revolving credit facility with Foothill Capital Corporation and GBFC, Inc. providing the Company with a line of credit through May 1998 of up to $22,500,000, including letters of credit. In conjunction with the establishment of this facility, the Company issued the lenders a three year warrant to purchase 400,000 shares of its common stock at $2.50 per share. Borrowings under the line were limited to a borrowing base equal to the lessor of (i) eligible inventory at cost: December 16 to February 28,

55.75%, March 1 to September 15, 60.75% and September 16 to December 15, 63.75% or (ii) eligible inventory at retail: December 16 to February 28, 33.45%, March 1 to September 15, 37.25% and September 16 to December 15, 39.0%. Interest under the line was charged on funds borrowed at the First National Bank of Boston's base rate plus 1.75%, and there were monthly administrative fees and an annual facility fee of $12,000 and 1.5% ($337,500), respectively. The line of credit was collateralized by inventory, accounts receivable and other assets. The agreement contained various restrictive covenants. The agreement also contained minimum gross margin, minimum EBITDA, minimum and maximum inventory levels, minimum working capital and minimum trade support financial covenants. This facility replaced a credit facility with another financial institution providing the Company a line of credit through January 12, 1998, as amended, of up to $20,000,000. Borrowings under this prior facility were limited to a borrowing base equal to the lesser of
(i) 45% of eligible inventory or (ii) 80% of liquidation value of inventory, both minus a permanent block of $1,500,000. Interest under the old line was charged on funds borrowed at the lender's prime rate plus 1.75%. The prior agreement contained various restrictive covenants and was collateralized by inventory, certain accounts receivable and other assets. The Company expected the increased liquidity under the new facility to provide important cash resources to 50-OFF and, with the other restructurings discussed above, increased creditworthiness. As of May 13, 1996, the Company had approximately $4,061,000 available for use under this line of credit.

  For the twenty-six week period ended August 2, 1996, the Company had net sales of $64.1 million, down 26.3% from the comparable prior year period's $87.0 million, and the Company's loss before income taxes rose to $9.9 million (including a $3.6 million write-down of inventories in stores scheduled for liquidation, but excluding any then undetermined charges for future store closings and staff reductions) from the comparable prior year period $1.9 million. The Company operated a weighted average of 100.4 stores in the fiscal 1997 period as compared to 106.6 stores in the comparable prior year period. The Company began fiscal 1997 with cash of $341,334. During the twenty-six weeks ended August 2, 1996, the Company increased borrowings by a net of $5,231,763, used $4,546,816 for operating activities, used $433,350 for capital expenditures (refurbishing existing stores, opening one store and converting 50-OFF stores to LOT$OFF stores) and ended the period with cash on hand of $592,931.

  On August 8, 1996, the Company was notified by the lender that it was in violation of the minimum gross margin (disputed) and the minimum working capital financial covenants of its credit agreement and that such breaches constituted events of default under the loan documents. The lenders subsequently established additional availability reserves which reduced availability, imposed certain increased fees and other charges and accelerated fees deemed earned at the initial closing, which, individually and together, substantially impacted the Company's financial liquidity and, therefore, its ability to acquire and maintain much needed inventory for its stores. The Company was unable to secure the resources required to cure the defaults under the loan documents and to implement its business plan and effect the changes believed necessary to improve operations and reverse the Company's disappointing operating results without the protections afforded under the Bankruptcy Code. As stated above, the Company and its significant subsidiaries filed petitions for relief under chapter 11 of such Code in the Court on October 9, 1996. As of November 1, 1996, the Company had approximately $7,335,000 outstanding under the credit facility and, with the support and by order of the Court, was using cash collateral for working capital needs. This facility was paid off in November 1996 with proceeds from the Company's line of credit with GECC.

  In September 1996, the Board of Directors approved a plan which provided for the continued conversion of existing 50-OFF stores to LOT$OFF stores, a geographic consolidation of the chain (exiting Alabama, Arkansas, Florida, Georgia, North Carolina, South Carolina and most of Tennessee) and the liquidation or closing of at least 37 under-performing stores or stores located outside of the reduced market area (since mid-May 1996, the Company has closed 60 stores) with appropriate reductions in field and corporate overhead and staffing.

BUSINESS DURING THE CHAPTER 11 CASES

  On October 8, 1996, the Board of Directors approved the Company's and its significant subsidiaries' filings of petitions for relief under the Bankruptcy Code, and, as stated above, on October 9, 1996, such petitions were filed in the Court. The Company had been pursuing an infusion of capital, an external affiliation with a supplier of product and credit and additional concessions from lenders and landlords to secure the resources necessary to implement its business plan and to effect the changes believed necessary by management to achieve profitability. Although management believed it had developed an appropriate plan for the Company, the Company was unable to secure the necessary concessions and resources to improve operations and to reverse operating trends and its disappointing operating results and was forced to seek the protections afforded under the Bankruptcy Code.

  On November 18, 1996, the Company, with the approval of the Court, entered into a credit agreement with GECC providing the Company with a line of credit through November 1997 of up to $15,000,000, including letters of credit. Borrowings under the line are limited to a borrowing base equal to a percentage of eligible inventory at cost: August 15 through December 15, 65%; and December 16 through August 14, 60%. Interest under the line is charged on funds borrowed at the annualized yield on 30-day commercial paper (currently 5.62%) plus 3%. The line of credit is secured by inventory, accounts receivable and other assets. The credit agreement contains various restrictive covenants. The agreement also contains minimum gross margin, minimum EBITDA, minimum inventory, minimum sales, minimum trade support and maximum capital expenditure financial covenants. At January 31, 1997, the Company had approximately $5,396,580 outstanding under the credit facility and had approximately $1,238,000 available for use.

  For the fifty-two week period ended January 31, 1997, the Company had net sales of $106.2 million, down 39.3% from the comparable prior year period's $175.0 million, and the Company's loss before income taxes rose to $43.5 million (including write-downs of inventories of approximately $5.4 million and write-offs of leasehold improvements in stores closed or scheduled for liquidation and closing and reorganization expenses, including landlord lease rejection claims, totaling approximately $23.9 million) from $6.8 million. For the prior fiscal year, the Company operated a weighted average of 82.8 stores in the period ended January 31, 1997 as compared to 104.0 stores in the comparable prior year period. The Company began fiscal 1997 with cash of $341,334. During the fifty-two weeks ended January 31, 1997, the Company decreased borrowings by a net of $6,567,499, generated $7,742,003 from operating activities, including store liquidations, used $694,541 for capital expenditures (refurbishing existing stores, opening one store and converting 50-OFF stores to LOT$OFF stores) and ended the period with cash on hand of $821,297.

  On February 25, 1997 and April 2, 1997, GECC provided the Debtors written notice of certain defaults under its existing DIP financing facility. GECC asserted two events of default: (1) the failure of the Debtors to receive net proceeds of $1 million from the sale of its headquarters building; (2) the failure to satisfy certain financial covenants regarding minimum (a) EBITDA (covenant $400,000 actual ($484,000)), (b) Net Sales (covenant $15,000,000, actual $12,609,000) and (c) Inventory Balances (covenant $16,000,000, actual $13,504,000). The Debtors received $997,847.50 of net proceeds from the sale of the headquarters. The amount that the Debtors fell short upon such covenant was less than $2,500 and, accordingly, immaterial; and GECC has waived such default. The Debtors' defaults with regard to financial covenants were a result of closing the DIP loan approximately ten days after the anticipated date of closing (due to circumstances beyond the control of the Debtors or GECC). Such delay in closing caused the Debtors' holiday inventory not to be stocked at expected levels, which caused the inventory covenant to fail. Such failure, in turn, caused a ripple effect and subsequent failure in the Debtors' meeting the net sales and EBITDA tests; a corollary result was less borrowing and increased availability.

  GECC is forebearing from exercising any remedies in connection with such financial defaults. On March 17, 1997, GECC provided a formal commitment letter to serve as the Debtors' Senior Secured Exit Financing lender on terms similar to the existing DIP financing facility. Consummation of such exit financing would moot existing defaults in the DIP financing facility.

  The Company's sales have remained disappointing, due principally to inventory imbalances among the 41 continuing stores and the lack of resources to effectively promote customer traffic to the stores. Preliminary results for the thirteen weeks ended May 2, 1997 are net sales of $11.9 million and a net loss, including reorganization items, of $2.2 million from a weighted average
41.7 stores. Results for the prior year's comparable period were net sales of $32.4 million and a net loss of $4.9 million from a weighted average 100.5 stores.

  While in chapter 11, the Company has operated its business as a debtor in possession while formulating and promoting its Plan of Reorganization originally filed February 6, 1997 with the Court:

    . liquidating and closing 60 stores.

    . reducing its geographic presence (exiting Alabama, Arkansas, Florida,
      Georgia, North Carolina, South Carolina and most of Tennessee).

    . closing one of two freight consolidation and distribution centers and moving the remaining center to San Antonio.

    . downsizing its corporate staff and field personnel (corporate and distribution: 177 to 31; field and stores: 967 full time, 1,482 part time to 382 and 425, respectively).

    . selling its headquarters building and leasing appropriate, reduced space.

    . refinancing its principal credit facility through GECC's providing a line of credit through November 1997 of up to $15,000,000 (at May 16, 1997, the Company had approximately $6,974,000 outstanding under this facility and had approximately $611,000 available for use).

    . restoring credit facilities with vendors (from 100% prepaid to approximately 35% terms at fiscal year end).

    . redirecting its retail activities from an off-price ("50-Off") to a close-out ("LOT$OFF") retailing concept.

    . restructuring its merchandising department, including a new Vice-
      President--Merchandise and a new Vice President--Marketing.

    . changing its inventory mix from 25.9% (May 1996) to 45.8% (May 1997) hardlines through category additions.

    . developing marketing and advertising strategies and programs to revive and increase store traffic.

    . generally positioning itself for improved operating results (higher initial mark-ups, less promotional pricing, fewer markdowns and less inventory shrinkage).

  Management has been redirecting 50-OFF's retail activities from 50-OFF's off-price retailing concept to LOT$OFF's close-out retailing concept. Coincident and consistent with this change has been a change in the mix of products, historically a majority in family apparel, to a majority in non-apparel merchandise, principally through the addition of new product categories to the Company's historical non-apparel offerings which include cosmetics, housewares and giftware, home furnishings, shelf-stable food products, toys, luggage, footwear, stationery and health and beauty aids. New categories include sporting goods, automotive, greeting cards, jewelry, books, party goods, seasonal, pet supplies and hardware, among others. The Company will continue to maintain a healthy showing of basic family apparel products in the LOT$OFF stores. The actual merchandise mix will fluctuate by category, by season and by store based on customer needs and buying trends, demographics and the availability of products at close-out prices. This merchandising concept is designed to appeal to value-conscious shoppers and other "bargain hunters," and management is hopeful its continued implementation will lead to higher initial mark-ups, less promotional pricing, fewer markdowns, less inventory shrinkage, increased store traffic and improved operating results.

YEAR-END PHYSICAL INVENTORY

  On January 30, 1997, the Company announced the results of its year-end physical inventory at its 43 off-price/close-out retail stores and its clearance and distribution centers. Among the factors contributing to the Company's poor operating performance the last few years had been the Company's disappointing year-end physical inventories. Management was pleased to announce that such was not the case with the most recent inventories. While the inventory shrinkage determined in the 1996 fiscal and 1995 physical inventories ran 4.17% and 3.82% of sales, respectively, the fiscal 1997 inventory reflected a 1.84% shrinkage, right in line with the retail industry average as reported by the University of Florida in its "National Retail Security Survey" and below the reported 2.14% average for discount stores. Dollar shrinkage dropped for the 43 stores operating at fiscal year end to $1,069,202 from $3,508,114 and $3,408,714 in fiscal 1996 and 1995, respectively. "Shrinkage" is the book loss on inventory due to the physical loss of inventory attributed to (industry averages): employee theft (38.4%), shoplifting (35.8%), administrative error (19.4%) and vendor fraud (6.4%). Shrinkage reduction has been a major concern of 50-OFF's management, and the recent results are cause for confidence in programs initiated this year to reverse historical trends.

SELECTED FINANCIAL DATA

  The following selected financial data (dollars in thousands, except per share data) should be read in conjunction with and are qualified in their entirety by the Consolidated Financial Statements and the notes thereto which are included elsewhere in this Prospectus.

                                            FISCAL YEARS ENDED
                               ------------------------------------------------
                               JAN. 29,  JAN. 28,  FEB. 3,   FEB. 2,   JAN. 31,
                                 1993      1994      1995      1996      1997
                               --------  --------  --------  --------  --------
STATEMENT OF OPERATIONS DATA:
Net sales....................  $181,035  $199,589  $201,543  $175,023  $106,194
Cost of sales(1).............   120,184   137,784   135,560   118,629    78,560
                               --------  --------  --------  --------  --------
Gross profit.................    60,851    61,805    65,983    56,394    27,634
Selling, advertising, general
 and administrative
 expenses(2).................    46,029    65,477    63,827    57,377    42,295
Depreciation and
 amortization................     2,376     3,523     3,779     3,951     3,223
Reorganization items(4)......        --        --        --        --    23,975
Total operating
 expense(1)(2)...............    53,748    69,722    72,624    60,918    69,493
Interest (Income) expense,
 net.........................      (174)      528     1,382     2,255     1,597
Income (Loss) cumulative
 effect of a change in
 accounting principle and
 income taxes(1)(2)..........     7,277    (8,445)   (8,024)   (6,778)  (43,457)
(Provision for) benefit from
 income tax(3)...............    (2,462)    2,933        --        --      (153)
Income (Loss) cumulative
 effect of a change in
 accounting
 principle(1)(2)(3)..........  $  4,815  $ (5,512) $ (8,024) $ (6,778) $(43,610)
Cumulative effect of a change
 in accounting principle, net
 of income tax benefit(2)....        --    (3,404)       --        --        --
Net income (loss)(1)(2)(3)...  $  4,815  $( 8,916) $ (8,024) $ (6,778) $(43,610)
Fully diluted income (loss)
 per common share............  $   0.45  $ ( 0.86) $  (0.76) $  (0.56) $  (3.57)

--------

(1) Total operating expense amounts indicated for January 29, 1993, January 28, 1994, February 3, 1995, February 2, 1996 and January 31, 1997 include closed store costs (excluding inventory liquidation write-downs of approximately $ 0, $ 0, $1,129,000, $ 0 and $5,415,000, respectively, charged to cost of sales) of approximately $ 0, $723,000, $5,019,000, ($409,145) and $0, respectively.

(2) Effective with the beginning of fiscal 1994, the Company changed its method of accounting for pre-opening store costs to expense such costs as incurred rather than capitalizing such costs and amortizing them over a period of 12 months from the store opening date. Selling, advertising, general and administrative expense amounts indicated for January 28, 1994, February 3, 1995, February 2, 1996 and January 31, 1997 include pre-opening expenses of $3,932,554, $250,864, $309,035 and $66,997, respectively.

(3) In fiscal 1995, 1996 and 1997, no income tax benefit was recorded in accordance with Statement of Financial Accounting Standards (SFAS) 109 "Accounting for Income Taxes." In fiscal 1997 an income tax provision was recorded to book additional valuation allowance.

(4) Reorganization items include severance payroll ($191,000), professional fees ($997,000), loss on disposal of stores ($23,143,000) and gain on sale of building of ($356,000).

                                         FISCAL YEARS ENDED
                              ------------------------------------------------
                               JAN.      JAN.
                                29,       28,     FEB. 3,   FEB. 2,   JAN. 31,
                               1993      1994      1995      1996       1997
                              -------   -------   -------   -------   --------
PRO FORMA AMOUNTS:(1)
Net Income..................    3,275        --        --        --         --
Primary and fully diluted
income per share............      .30        --        --        --         --
OTHER DATA:
Stores open at beginning of
period......................       66        98       111       109        100
New stores..................       32        22         5         5          1
Stores closed...............        0         9         7        14         57
Stores open at end of
period......................       98       111       109       100         44
Softline sales as a
percentage of merchandise
sales(2)....................     82.7%     80.3%     77.4 %    75.8%      69.1%
Hardline sales as a
percentage of merchandise
sales(2)....................     17.3%     19.7%     22.6 %    24.2%      30.9%
Comparable store sales
 increase (decrease) from
 prior period(3)............     (1.2)%    (9.5)%     2.6%     (8.7)%    (30.9)%
Softline merchandise gross
margin(4)...................     32.3%     29.2%     31.5%     30.9 %     32.2%
Hardline merchandise gross
margin(4)...................     35.0%     34.3%     35.8%     34.7 %     34.6%
Total gross margin(2)(4)....     33.6%     31.0%     32.7%     32.2 %     33.0%
Markdowns as a percentage of
merchandise sales(2)(4).....      5.9%      9.0%      7.1%      7.1 %      7.3%
Shrinkage a percentage of
merchandise sales(4)........      3.0%      4.1%      3.9%      4.2 %      1.8%
BALANCE SHEET DATA(5):
Working capital.............  $21,471   $12,909   $ 8,503   $11,089   $  4,073
Total assets................   72,123    67,601    62,676    55,449     19,255
Long-term obligations,
excluding current
maturities..................    1,364     6,403    14,012    15,198         --
Liabilities subject to
compromise..................       --        --        --        --     30,251
Stockholders' (deficit)
equity......................  $44,389   $35,683   $28,557   $21,779   $(21,831)

--------
(1) The "Pro Forma Amounts" shown above assume the accounting method for pre-opening store costs is applied retroactively.

(2) Merchandise sales are net sales less other revenues, principally layaway fees (no longer applicable, discontinued as of fiscal 1997) and rental income from leased shoe departments.
(3) Comparable store data are calculated based on stores which have been open over 24 months.
(4) Total gross margin represents gross profit calculated as a percentage of net sales and has been adjusted to exclude the sale of inventories at 56 closed stores in fiscal 1997. A similar adjustment has been made to markdowns as a percentage of merchandise sales.

(5) See "The Offering--Pro Forma Balance Sheet and Capitalization," below. Pro forma per share and income statement presentation will not change as a result of the Debtors' Plan of Reorganization and Rights Offering.

  No cash dividends with respect to the Company's Old Common Stock were paid during any of the fiscal periods referred to in the foregoing table.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 RESULTS OF OPERATIONS

  The following tables set forth (i) certain items in the consolidated statements of operations expressed as a percentage of net sales for the periods indicated and (ii) the percentage change in certain items in the consolidated statements of operations and in the weighted average number of stores from the prior period.

                                                PERCENTAGE OF NET SALES
                                        ---------------------------------------
                                                   FISCAL YEAR ENDED
                                        ---------------------------------------
                                        JAN. 31, 1997 FEB. 2, 1996 FEB. 3, 1995
                                        ------------- ------------ ------------
Costs and Expenses:
  Cost of sales........................      74.0%        67.8%        67.3%
  Selling, advertising, general and
   administrative......................      39.8         32.6         31.5
  Pre-opening store costs..............        --           .2           .1
  Depreciation and amortization........       3.0          2.2          1.9
  Closed store cost....................        --          (.2)         2.5
  Reorganization items.................     (22.6)          --           --
  Interest (income) expense............       1.5          1.3           .7
                                            -----        -----        -----
Total expenses.........................     140.9        103.9        104.0
                                            -----        -----        -----
Loss before income taxes...............     (40.9)        (3.9)        (4.0)
Provision for income taxes.............       (.1)          --           --
                                            -----        -----        -----
Net....................................     (41.0)%       (3.9)%       (4.0)%
                                            =====        =====        =====

                                                     PERCENTAGE CHANGE
                                            -----------------------------------
                                            FISCAL YEAR ENDED FISCAL YEAR ENDED
                                            JANUARY 31, 1997  FEBRUARY 2, 1996
                                               COMPARED TO       COMPARED TO
                                            FISCAL YEAR ENDED FISCAL YEAR ENDED
                                            FEBRUARY 2, 1996  FEBRUARY 3, 1995
                                            ----------------- -----------------
Net sales..................................       (39.3)%           (13.2)%
Cost of sales..............................       (33.8)            (12.5)
Operating Expenses.........................
  Selling, advertising, general and
   administrative..........................       (26.3)            (10.1)
  Depreciation and amortization............       (18.4)              4.5
  Closed store costs.......................         N/A            (108.2)
  Reorganization items.....................         N/A               N/A
  Interest income/expense..................       (29.2)             63.1
Total operating expenses...................        14.1             (16.1)
Loss before income taxes...................       541.1             (15.5)
Net loss...................................       543.4             (15.5)
Weighted average number of stores..........       (20.4)%            (7.0)%

 FISCAL YEAR ENDED JANUARY 31, 1997 COMPARED TO FISCAL YEAR ENDED FEBRUARY 2,
 1996

  The net sales decrease of 39.3% for fiscal 1997 compared to fiscal 1996 is attributable to a 20.4% decrease in the weighted average number of stores in operation (from 104.0 stores to 82.8) and a 30.9% decrease in comparable store sales. These decreases were partially offset by increased net sales pertaining to liquidations of inventories at the 50-OFF stores converted to LOT$OFF stores during the fiscal 1997 period (such stores were closed, however, on average, 13 days during the period for remodeling and re-merchandising), the sale to a third party of inventories at 37 stores closed during the period and the beginning of store liquidations at other stores closed.

  Cost of sales as a percentage of net sales increased from 67.8% for fiscal 1996 to 74% for fiscal 1997 due primarily to approximately $5,415,000 in write-downs of inventories at stores liquidated (including the inventories sold to a third party at 37 stores closed during the period) and to the store liquidations which began in September. Excluding the write-downs of inventory and the sale to a third party of inventories at 37 closed stores, cost of sales as a percentage of net sales would have been 68.9% for fiscal 1997.

  Selling, advertising, general and administrative expenses increased from 32.6% of net sales for fiscal 1996 to 39.8% of net sales for fiscal 1997. The percentage increase was due to lower sales, offset in part by the cost reductions implemented by management late in the period.

  Depreciation and amortization decreased by 18.4% in fiscal 1997 compared to the prior fiscal year, due to the decreased number of stores in operation.

  Other expense, net, decreased to approximately $1,597,000 in fiscal 1997 compared to approximately $2,255,000 in the prior fiscal year, due primarily to decreased interest expense attributable to decreased borrowings under the Company's line of credit and the Company's discontinuing to accrue interest on certain of its obligations.

  The increase in the Company's loss before income taxes for fiscal 1997 compared to fiscal 1996 is primarily due to the Company's reorganization expenses associated with the bankruptcy filing, lower sales and the write-downs, sales and liquidations of inventories discussed above.

  Income tax benefit related to the losses for fiscal 1997 and 1996 were not recognized because the utilization of such benefit is not assured. Such benefit, if any remaining after the Company's reorganization, is available for recognition in future years.

 FISCAL YEAR ENDED FEBRUARY 2, 1996 (52 WEEKS) COMPARED TO FISCAL YEAR ENDED FEBRUARY 3, 1995
  (53 WEEKS)

  The net sales decrease of 13.2% for fiscal 1996 compared to fiscal 1995 resulted primarily from (i) the decrease of 7.0% in the weighted average number of stores in operation during fiscal 1996 as compared to fiscal 1995 and (ii) the devaluation of the Mexican peso and the continued economic weakness along the Texas/Mexico border which negatively affected the Company's Texas/Mexico border stores. Such stores experienced an approximate $10,200,000 reduction in sales, which accounted for 38% of the fiscal 1996 net sales decrease (comparable store sales excluding the border stores decreased 3.4%)

  Cost of sales as a percentage of net sales increased to 67.8% for fiscal 1996 compared to 67.3% for fiscal 1995 primarily due to an increase in inventory shrinkage to 4.4% of net sales as compared to 3.9% for fiscal 1995.

  Selling, advertising, general and administrative expenses increased from 31.5% of net sales for fiscal 1995 to 32.6% of net sales for fiscal 1996. The 10.2% decrease in the amount of selling, advertising, general and administrative expenses compared to fiscal 1995 was the result of the 7.0% decrease in the weighted average number of stores open and certain cost reductions, including negotiated monthly rent reductions and personnel.

  Depreciation and amortization increased by 4.5% in fiscal 1996 compared to fiscal 1995, due primarily to approximately $3,700,000 of capital expenditures in fiscal 1996.

  Other expense, net, increased to approximately $2,255,000 for fiscal 1996 compared to approximately $1,382,000 for fiscal 1995, due primarily to increased interest expense attributable to a higher interest rate and increased borrowings under the Company's revolving credit line.

  Loss before income taxes and closed store costs (a credit of approximately $409,000 in fiscal 1996 and expense of approximately $5,019,000 in fiscal
1995) for fiscal 1996 increased as compared to fiscal 1995 due primarily to a decrease in net sales and an increase in other expense, net, offset in part by a decrease in selling, advertising, general and administrative expense.

  Income tax benefits related to the losses for fiscal 1996 and 1995 were not recognized because the utilization of such benefits are not assured. Such benefits are available for recognition in future years.

 LIQUIDITY AND CAPITAL RESOURCES

  The Company began fiscal 1997 with cash of $341,334. During the fiscal year ended January 31, 1997, the Company decreased borrowings by a net of $6,897,499, generated $6,399,355 from operating activities, used $694,541 for capital expenditures in refurbishing existing stores, opening one store and converting 50-OFF stores to LOT$OFF stores, received net proceeds (before payment of the related mortgage lien) of $1,342,648 from the sale of the building and ended the period with cash on hand of $491,297.

  On May 13, 1996, the Company entered into a $22.5 million revolving credit facility with Foothill Capital Corporation and GBFC, Inc. which provided for a 60.75% advance rate on eligible inventory (63.75%, September 16--December 15; 55.75%, December 16--February 28) with interest set at prime plus 1.75% through May 31, 1998. The line of credit was secured by inventory, accounts receivable and other assets. The agreement contained various restrictive covenants, including restrictions on the payment of cash dividends. The agreement also contained minimum gross margin, minimum EBITDA, minimum and maximum inventory levels, minimum working capital and minimum trade support financial covenants. On August 8, 1996, the Company was notified that it was in violation of the minimum gross margin (disputed) and the minimum working capital financial covenants and that such breaches constituted events of default under the loan documents. The lenders subsequently established additional availability reserves, imposed certain increased fees and other charges and accelerated fees deemed earned at the initial closing, which individually and together, substantially impacted the Company's financial liquidity and therefore, its ability to acquire and maintain much needed inventory for its stores. The Company was unable to secure the resources required to cure the defaults under the loan documents and to implement its business plan and effect the changes believed necessary to improve operations and reverse the Company's disappointing operating results without the protections afforded under chapter 11. The Company and its significant subsidiaries filed petitions for relief under chapter 11 in the Bankruptcy Court on October 9, 1996. This facility was paid off in November 1996.

  On November 18, 1996, the Company, with the approval of the Bankruptcy Court, entered into a credit agreement with GECC providing the Company with a line of credit through November 1997 of up to $15,000,000, including letters of credit. Borrowings under the line are limited to a borrowing base equal to a percentage of eligible inventory at cost; August 15 through December 15, 65%; and December 16 through August 14, 60%. Interest under the line is charged on funds borrowed at the annualized yield of 30-day commercial paper (currently 5.62%) plus 3%. The line of credit is collateralized by inventory, accounts receivable and other assets. The credit agreement contains various restrictive covenants. The agreement also contains minimum gross margin, minimum EBITDA, minimum inventory, minimum sales, minimum trade support and maximum capital expenditure financial covenants. The Company has violated certain of these covenants, which GECC is forbearing. As of January 31, 1997, the Company had approximately $5,396,580 outstanding under the credit facility. At May 16, 1997, the Company had approximately $6,974,000 outstanding under the credit facility and had approximately $611,000 available for use.

  The Company believes its operating cash flow, its anticipated Senior Secured Exit Financing, its restructuring of certain other obligations under the Plan, its cash on hand and the anticipated required minimum subscription in the Rights Offering contemplated hereby will be adequate to finance its operations and costs to convert the remaining 50-OFF Stores to LOT$OFF Stores through the remainder of fiscal 1998, although there can be no assurance that such sources of capital will be sufficient, assuming that such sources of capital are received, obtained and realized.

 BUSINESS OUTLOOK

  The Company opened LOT$OFF stores at 50-OFF's existing locations in Oklahoma
(4), the Dallas Metroplex (4) and San Antonio (6), on July 26, August 1 and September 27, 1996, respectively. Early operating results for the 14 converted LOT$OFF stores were encouraging, in spite of difficulties in maintaining inventories due to serious cash shortages, and significantly surpassed the results of the remaining 50-OFF stores. During its operation in bankruptcy, the Company has generally allocated its available resources evenly among all continuing store locations. The Company is continuing to operate 41 50-OFF and LOT$OFF stores in New Mexico (3), Texas (28), Oklahoma (4), Louisiana (5) and Memphis, Tennessee (1). The Company plans to proceed with the conversion of those 50-OFF stores it elects to continue to operate to LOT$OFF stores. On March 20, 1997, the Company opened LOT$OFF stores at its existing locations in Amarillo, Austin, Corpus Christi, Lubbock, Midland and Waco, Texas. The Company's four existing locations in Houston, Texas were converted during the week of April 14, 1997.

  Through the Plan, the Company is restructuring its obligations and capitalization in order to strengthen its financial position so management can more fully implement its business plan and improve the Company's operating performance. As discussed herein, management has developed and is implementing a business strategy which seeks to achieve higher gross margins and a return to profitability; the key elements of this strategy, which included the geographic consolidation of the chain and the liquidation and closing of under-performing stores or stores located outside of a reduced market area with appropriate reductions in field and corporate overhead and staffing, are converting the continuing 50-OFF stores to LOT$OFF stores, more close-out buying, higher initial mark-ups, less promotional pricing, new "hardlines" categories, elimination of certain "softline" categories subject to high markdowns and inventory shrinkage, extensive programs to control shrinkage generally and a reduced expense structure.

  The Company's ability to successfully reorganize and continue as a going concern will be affected by a number of factors, including, but not limited to, the final results of the Offering, the need to sucessfully complete negotiation of a post-confirmation credit facility and ultimately comply with its terms, covenants and the conditions, the degree of success in reversing the Company's recent business trends (increasing sales and operating profit) and the ability to alleviate trade credit concerns and restore merchandise flow to adequate levels. While management believes that the recent closings of stores and the implementation of expense cuts commensurate with the downsizing of the total stores in operation (from 101 to 41 stores) facilitates its efforts to improve the Company's operating performance and that the recapitalization to be implemented upon the confirmation of its Plan of Reorganization should strengthen its financial position and alleviate concerns of credit and merchandise suppliers, no assurance can be given that the Company will be successful in its continuing efforts to reverse recent business trends which have continued through May 1997 and return to profitability. The receipt of Net Lawsuit Proceeds from significant litigation brought by the Company would further strengthen the Company's financial position. See "Material Litigation." If the Company's plans to improve operations post-confirmation are not successful, management will consider, among other alternatives, strategic and/or financial alliances with third parties (including wholesalers or manufacturers) and the merger, sale or liquidation of all or a part of the Company.

                                   BUSINESS

MERCHANDISING

  50-OFF stores primarily offer moderately priced, regionally and nationally advertised merchandise, including apparel as well as non-apparel goods. To respond to a sluggish economy for apparel sales, as consumers concentrated more on home decor and improvement purchases, the Company increasingly emphasized the merchandising of non-apparel products, which generally have higher maintained gross margins. As discussed above, with the introduction of the LOT$OFF concept, management is redirecting 50-OFF's retail activities from off-price to close-out retailing. Coincident and consistent with this change is a change in the mix of products, historically a majority in family apparel, to a majority in non-apparel offerings which include cosmetics, housewares and giftware, home furnishings, shelf-stable food products, toys, luggage, footwear, stationery and health and beauty aids. New categories include sporting goods, automotive, greeting cards, jewelry, books, party goods, seasonal, pet supplies and hardware, among others. The Company will continue to maintain a healthy showing of basic family apparel products in LOT$OFF stores. The actual merchandise will fluctuate by category, by season and by store based on consumer needs and buying trends, demographics and the availability of products at close-out prices. This merchandising concept is designed to appeal to value-conscious shoppers and other "bargain hunters," and management is hopeful its implementation will lead to higher initial markups, less promotional pricing, fewer markdowns, less inventory shrinkage, increased store traffic and improved operating results.

  Merchandise in 50-OFF stores, previously ticketed at twice the sales price, is now ticketed "Priced Right at" the price to be paid by customers for their convenience, to avoid confusion at the cash registers and to minimize shrinkage. These prices are based upon a combination of factors which include: the prices paid for such merchandise; the wholesale prices paid by others and traditional markups; manufacturers' suggested retail prices; locally and nationally advertised prices; and comparison shopping by the Company's buyers, distributors and district and store managers.

  In each store, apparel is neatly displayed on modern fixtures. Private, mirrored dressing rooms are provided. Other merchandise, including certain prepackaged apparel items, is conveniently displayed on gondolas or tables within easy reach of customers. New store layouts include a central core for seasonal product presentations, featured items and special promotions. While principally a self-service store operation, the Company strives to make personnel promptly available to customers desiring assistance. Purchases are made at cash registers located at the front of each store, near the entrance and exit doors.

ADVERTISING AND MARKETING

  The Company works closely with its advertising and marketing agency in implementing a program focusing on direct mail and other print advertising. Electronic media will be used for special events only.

  The Company has developed new pricing statements which accentuate the low price image implied by the Company's 50-OFF and LOT$OFF names but strategically avoid any confusion or resistance evoked by the natural questions, "50 percent off what?" The new pricing statements, "Priced Right. In Your Neighborhood" and "Quality Merchandise. Close-out Prices," capitalize on the low price image while highlighting the quality merchandise benefit and convenience. These pricing statements are now being communicated to customers through in-store signs and print media.

PURCHASING

  The Company's buyers purchase goods at substantially lower than regular wholesale prices from manufacturers and other vendors. The following factors contribute to the Company's ability to obtain quality merchandise at reduced wholesale prices:

    . manufacturers' overproduction.

    . cancellations of orders by other retailers.

    . merchandise which does not meet other retailers' delivery deadlines for various reasons, including import delays.

    . merchandise not shipped to other retailers that have credit problems.

    . ability of the Company to buy goods at a time closer to a target season, or, in some cases, out of season, which is generally not the normal buying pattern of most other retail stores.

    . excess merchandise accumulated by vendors.

    . packaging changes by manufacturers.

    . increased availability of imports from the Far East in the form of close-outs and in-stock overruns.

    . utilization of left-over piece goods available after production for traditional department stores.

    . discontinued goods.

    . ability to commit for categories of merchandise produced specifically for the Company.

    . ability of the Company to prepay or accept abbreviated credit terms.

  The Company has historically purchased merchandise from more than 1,300 manufacturers and other vendors. No single manufacturer or other vendor supplied a significant percentage of the Company's merchandise during the last fiscal period, or, in the opinion of the Company, was material to its operations. In the future, however, the Company may seek strategic alliance(s) with certain manufacturers and/or other vendors. See "Business--Plan" below. Financial creditability and good relationships with manufacturers and other vendors, generally, will be critical to the Company's future operations.

INVENTORY MONITORING

  The Company's computerized management information system, featuring double-bar-code-scanning, point-of-sale cash registers in all of its stores and a computerized perpetual inventory system, permits corporate management to review each store's inventory on a daily basis. This system enables the Company to closely monitor its inventory needs and coordinate its purchase orders.

DISTRIBUTION SYSTEM

  Substantially all of the Company's merchandise is shipped directly from manufacturers or vendors to store locations through a third-party freight consolidation point in San Antonio, Texas (the prior two such points in Dallas, Texas and Atlanta, Georgia were terminated with the recent reduction of stores in operation and the Company's geographic consolidation). This distribution system generally allows merchandise delivery to the Company's stores as quickly as ten days after placing an order and, in addition, gives the Company the flexibility to purchase merchandise for all or a small number of its stores.

STORE OPERATIONS

  Substantially all merchandise decisions with respect to product mix, prices, markdowns and advertising are made by management at the Company's store support center in San Antonio, Texas. The Company has district managers who visit each of the Company's stores on a regular basis to review the implementation of Company policy, monitor operations and review inventories and the presentation of merchandise. Accounting and general financial functions for the Company's stores are also conducted at the store support center.

  Each store has a manager and one or more assistant managers responsible for store sales and profitability, supervision and overall operations. Store managers receive a fixed salary and are eligible for bonuses primarily based on their control of inventory and on their achieving a targeted increase in sales over budgeted amounts.

REAL ESTATE AND OTHER PROPERTY

  The Company's 41 currently existing and continuing stores (including one annex) are all leased and range in size from 13,000 to 50,000 square feet, with most containing at least 20,000 square feet of selling space. The majority of the Company's stores are located in strip shopping centers or malls. The Company's policy is to locate stores in areas where demographics indicate that its targeted customers have easy access to the location and where the targeted customer base is large enough to support a store.

  During fiscal 1997, the Company incurred and expensed an aggregate of approximately $7,353,000 in fixed rent and a nominal amount of additional percentage rent. Minimum rental commitments (excluding renewal options) under the 41 store plan (including the one annex to remain open) were approximately $4,595,000 ($.34 per square foot per month, before any negotiated rent reductions) for the fiscal year ended January 31, 1997. Minimum rental commitments (excluding renewal options) under leases having a term of more than one year at January 31, 1997 are approximately $3,888,000 for the fiscal year ending January 30, 1998. In addition to its rejection of unproductive leases through the bankruptcy process, the Company plans to downsize some continuing stores and to attempt to renegotiate rental rates on remaining leases.

  The following is a list of the 41 stores the Company is currently operating and expects to operate in fiscal 1998 by state and city (total: 1,107,825 square feet; 951,220 square feet selling space).

   LOUISIANA         OKLAHOMA              TEXAS                TEXAS
      (5)               (4)                 (28)             (CONTINUED)
Baton Rouge (2)      Lawton*             Amarillo*             Laredo
 Bossier City    Oklahoma City (3)*       Austin*             Lubbock*
  New Orleans                           Brownsville            McAllen
  Shreveport        TENNESSEE         Corpus Christi*         Midland*
                        (1)
                     Memphis        Dallas-Fort Worth (4)*      Pharr
  NEW MEXICO                             El Paso (2)       Roma (and annex)
      (3)
Albuquerque (3)                          Harlingen         San Antonio (6)*
                                        Houston (4)*            Waco*

--------

 *  LOT$OFF Stores

  In most of the Company's stores, a small portion of selling space is subleased to an unaffiliated party operating shoe departments. Such subleases generally provide for a percentage rent payable to the Company equal to 12% of the net sales of such departments. In certain of the San Antonio, Texas stores, a small portion of selling space is subleased to an unaffiliated party operating jewelry departments at approximately $100 per square foot plus percentage rent (6-7% of sales) over established break points. The rental income from the subleases is included in the Company's reported net sales figures.

  Typical store leases have primary terms of five to ten years with at least one five-year renewal option. Some leases have provisions that allow the Company, and in a few cases the landlord, to terminate the lease during the primary term based on the Company's store not reaching predetermined sales levels. Most of the Company's leases provide that the landlord will pay for the major portion of leasehold improvements or allow the Company to recover its expenditures for such improvements in the form of reduced rent.

  The Company owns its equipment, furniture and fixtures which are well-maintained and suitable for its present store requirements. The Company sold its store support center in San Antonio, Texas for gross proceeds of $1,440,000 on January 14, 1997 and leased back the reduced portion of the building currently occupied by the downsized corporate staff for approximately $18,000 per month on a full service lease.

  The Company has registered (or has applications pending for, where indicated with an *) its principal logos, which include the phrases "The 50-OFF," "50-OFF, Why Pay More", "50-OFF Stores, where you save as much as you spend," "LOTSOFF*," "LOT$OFF*" and "50-OFF" as service marks in the principal register with the U.S. Patent and Trademark Office. The "50-OFF" mark is also registered in Mexico.

EMPLOYEES

  The Company has recently completed a major downsizing and at the end of fiscal 1997 was staffed to fit the new 41 store core business group. At May 5, 1996, the Company had 1,134 full time employees (101 corporate management, administrative and clerical personnel, 10 buyers, 56 distribution and transportation personnel and 967 store management and store personnel) and 1,482 part-time store employees. After the substantial cutbacks in personnel and the restructuring of responsibilities to reflect both the reduction in stores and the increased emphasis on cost and expense containment, the Company currently has approximately 413 full time employees (24 corporate management, administrative and clerical personnel, 4 buyers, 3 distribution and transportation personnel and 382 store management and store personnel) and 425 part-time store employees. Additional part-time employees are usually hired during the busier Easter/spring, "Back-to-School" and Christmas/holiday selling seasons. None of the Company's employees are represented by a union, and employee relations are considered satisfactory.

                                  MANAGEMENT

OFFICERS

  The executive and other significant officers of the Company are shown below with a summary of their backgrounds:

    . Charles J. Fuhrmann II (52): President, Chief Executive Officer,
      Chief Financial Officer and Director. Has served as President, Chief Executive Officer and Chief Financial Officer since May 1996 and as a Director of the Company since October 1994. Since May 1991, has been a private investor and independent, strategic and financial consultant to private and public companies, including the Company since October 1994. From 1978 through May 1991, was Managing Director, Investment Banking and Vice President of Merrill Lynch & Co., Inc., New York City, New York.

    . Doug Sims (48): Vice-President--Operations. Has served as Vice-
      President -Loss Prevention and Internal Audit since March 1994 and served as Director of Loss Prevention since June 1990. Self-employed in polygraph/investigations for numerous retail corporations from July 1980 to June 1990. Filed for a divorce related personal bankruptcy under chapter 13 in 1995.

    . Loretta Marino-Ortiz (31): Vice-President--Merchandise. Has served as
      Vice-President-- Merchandise since May 1997. Served as General Merchandise Manager for Remington Retail Division from January 1993 and, from 1980 to 1993, served principally as Buyer for Job Lot Pushcart. Has over 16 years of retail experience, primarily in close-out buying and general merchandising capacities.

    . Thomas H. Lazenby II (37): Vice-President--Marketing. Has served as
      Vice-President--Marketing since May 1997. Served as Vice-President-- Operations for UETA Inc./Duty Free International from September 1995 and Regional Vice-President from February 1995 and, from 1987 to 1995, served principally as Store Manager for Dillard's Department Stores. Has over 14 years of retail experience.

    . James G. Scogin (35): Vice-President--Chief Accounting Officer,
      Controller and Assistant Secretary. Has served as Vice-President-- Chief Accounting Officer, Controller and Assistant Secretary since May 1996, served as Controller-Chief Accounting Officer since February 1995 and served as Controller since June 1992. A Certified Public Accountant, was employed by Deloitte & Touche LLP from August 1985 to June 1992.

    . Roy E. Springer (48): Vice-President--Human Resources. Has served as
      Vice-President--Human Resources since July 1993 and Director of Human Resources since 1989. Served as District Store Manager of the Company from 1988 until 1989. Held various multi-unit management positions for other retail organizations for 10 years prior to joining the Company.

DIRECTORS

  The Board of Directors of the Company, currently two members including Mr. Fuhrmann, will be expanded on the Effective Date to add more retail and general business expertise. See "Directors of the Reorganized Company," below. The current Director in addition to Mr. Fuhrmann is Cecil Schenker (54), who has served as a Director since July 1991 and previously from October 1983 until July 1986. Mr. Schenker is a corporate securities attorney and the managing partner of the San Antonio, Texas office of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. of which he has been a partner, through his professional corporation, for more than 10 years. Akin, Gump, Strauss, Hauer & Feld, L.L.P. has regularly performed legal services for the Company. Mr. Schenker also serves as a Director of Taco Cabana, Inc. (a Mexican patio cafe chain).

FURTHER DISCLOSURES REGARDING OFFICERS AND DIRECTORS

  No person is known to own 5% or more of the Old Common Stock of 50-OFF. The current officers and Directors of 50-OFF, who received Rights and were entitled to subscribe for Units, currently own or have the following amounts of Old Common Stock and stock options, all of which will be canceled under the
Plan:

                                             OLD       OLD COMMON      UNITS
                                         COMMON STOCK STOCK OPTIONS SUBSCRIBED*
                                         ------------ ------------- -----------
   Charles J. Fuhrmann II...............    5,000        510,000         50
   Doug Sims............................      325         35,956         10
   James G. Scogin......................      250         20,820          3
   Roy E. Springer......................    1,000         32,364         10

  * Represents number of Units subscribed in the Rights Offering.

  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS Charles J. Fuhrmann II, a Director of the Company, performed certain financial and strategic advisory services for the Company and was compensated $31,250 during fiscal 1997 and $127,500 during fiscal 1996 for such services. On May 7, 1996, Mr. Fuhrmann was appointed President, Chief Executive and Financial Officer of the Company. During fiscal periods prior to August 1988, and again since February 1991, the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. has regularly performed legal services as counsel to the Company. Cecil Schenker, a Director of the Company and a member of the Company's Compensation Committee, is the sole shareholder of Cecil Schenker, P.C., a partner with Akin, Gump, Strauss, Hauer & Feld, L.L.P. The investment firm of James M. Raines & Company, the owner of which was a Director of the Company until May 28, 1997, performed consulting services for a fee in connection with the Company's Regulation S offering conducted during the fiscal year ended February 3, 1995. Effective May 7, 1996 and July 8, 1996, Charles M. Siegel and Richard Sherman, respectively, resigned as Directors of the Company. Effective May 28, 1997, Joseph Lehrman and James M. Raines resigned as Directors of the Company.

  SUMMARY COMPENSATION TABLE The following table sets forth certain information concerning the compensation earned during the Company's last three fiscal years by the Company's Chief Executive Officer, the only executive officer earning compensation in excess of $100,000 in fiscal 1997, and the Company's former Chief Executive Officer who resigned in May 1996 (the "named executive officers").

                                   ANNUAL
                                COMPENSATION           LONG-TERM COMPENSATION
                                ---------------- -----------------------------------
                                                           AWARDS            PAYOUTS
                                                 --------------------------- -------
                                                 RESTRICTED STOCK SECURITIES  LTIP    ALL OTHER
  NAME AND PRINCIPAL     FISCAL SALARY     BONUS     AWARD(S)     UNDERLYING PAYOUTS COMPENSATION
       POSITION           YEAR    ($)       ($)        ($)        OPTIONS(#)   ($)     ($) (1)
  ------------------     ------ -------    ----- ---------------- ---------- ------- ------------
Charles J. Fuhrmann II    1997  156,460(2)   --         --         400,000      --        --
President, CEO and CFO    1996       --      --         --              --      --        --
                          1995       --      --         --              --      --        --
Charles M. Siegel         1997   82,118(2)   --         --          50,000      --        --
Chairman, President and   1996  203,846      --         --          50,000      --        --
CEO                       1995  250,000      --         --              --      --       308

--------
(1) Represents company matching contributions under the Company's Profit Sharing Plan and Trust.

(2) Represents partial year compensation.

  Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for any named executive officer.

  In May 1996, Charles M. Siegel resigned from his positions as President, Chief Executive Officer and a Director of the Company. The Company had an amended employment agreement (the "Agreement") with Charles Siegel, which expired on June 15, 1996. Upon Mr. Siegel's resignation from his positions as President and Chief Executive Officer, the Agreement was terminated and a severance agreement was entered into with Mr. Siegel who received $50,000 severance immediately and severance pay of $250,000 payable in equal monthly payments over a two year period; $229,000 of such severance pay is included in liabilities subject to compromise. In May 1996, Charles J. Fuhrmann II became President, Chief Executive and Financial Officer of the Company. The Company does not have an employment agreement with Mr. Fuhrmann, but Mr. Fuhrmann receives a base salary of $200,000 and was granted on May 20, 1996, 400,000 options exercisable at $1.00 per share, of which 100,000 options were exercisable immediately, with the remaining 300,000 options exercisable in whole or in part, upon the Company's achieving certain minimum net income requirements or achieving certain valuations upon any change of control of the Company. All such options will be canceled on the Effective Date of the Plan.

  COMPENSATION OF DIRECTORS Each outside Director received $750 per Board meeting attended (and $500 per telephone meeting in excess of two hours duration). In addition, each outside director received $750 per meeting for services as members of, or $1,000 per meeting for chairing, the Audit and Compensation Committees. Outside members of the Executive Committee received $1,000 per meeting attended, the Chairman $1,500, (and $500 per telephone meeting in excess of two hours duration). Each outside Director also received stock option grants. See "Stock Option Plan," below.

  STOCK OPTION PLAN UPON THE EFFECTIVE DATE OF THE COMPANY'S PLAN, THE COMPANY'S STOCK OPTION PLAN DESCRIBED BELOW WILL BE DEEMED TERMINATED AND ALL OUTSTANDING OPTIONS WILL BE DEEMED CANCELED AND OF NO FURTHER FORCE, EFFECT OR VALUE. SEE "MANAGEMENT--EMPLOYEE AND DIRECTOR OPTIONS" FOR INFORMATION REGARDING A NEW OPTION PLAN.

  Under the Company's current Stock Option Plan (the "Option Plan"), stock options to purchase up to 3,000,000 shares of Old Common Stock may be granted to full-time employees, outside Directors, advisors and outside consultants of the Company. The Company's Compensation Committee set the specific terms and conditions of options granted under the Option Plan and administered the Option Plan.

  Employees of the Company were eligible to receive either incentive stock options or non-qualified stock options or a combination of both, as the Compensation Committee determined. Non-employee participants could be granted only non-qualified stock options.

  In accordance with the terms of the Option Plan, outside directors received initial grants upon election or appointment and additional grants upon reelection following five years of service. Such options became exercisable in five equal annual installments commencing with the first anniversary following the date of grant. The exercise price was equal to 100% of the fair market value of a share of Old Common Stock on the date of grant.



  As of January 31, 1997 stock options covering an aggregate of 1,417,436 shares of Old Common Stock were outstanding with a weighted average exercise price of $3.27 per share and 1,043,564 additional shares were available for issuance upon exercise of options which may be granted in the future. As of May 30, 1997, stock options covering an aggregate of 812,254 shares of Old Common Stock were outstanding with a weighted average exercise price of $1.99 per share and 1,648,746 additional shares were available for issuance upon exercise of options which may be granted in the future.

  OPTION GRANTS IN LAST FISCAL YEAR The following table sets forth certain information concerning options granted to the named executive officers during the Company's fiscal year ended January 31, 1997:

                                  OPTION GRANTS IN FISCAL 1997
                         ----------------------------------------------
                                                                        POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF    % OF TOTAL                           ASSUMED ANNUAL RATES OF
                         SECURITIES     OPTIONS                         STOCK PRICE APPRECIATION FOR
                         UNDERLYING   GRANTED TO    EXERCISE                   OPTION TERM (2)
                          OPTIONS    EMPLOYEES IN     PRICE  EXPIRATION ------------------------------
          NAME               (#)    FISCAL 1997 (2)  ($/SH)     DATE          5%             10%
          ----           ---------- --------------- -------- ----------       -        ---------------
Charles J. Fuhrmann II..  400,000          48%       $1.00    5-15-06   $      252,000 $      636,000
Charles M. Siegel.......   50,000           6%       $1.38    4-12-01   $       14,000 $       42,000

--------
(1) In fiscal 1997, options for an aggregate 662,084 were granted to executive officers as a group; and options for an aggregate 171,668 shares were granted to employees and outside consultants, other than executive officers, as a group.

(2) The dollar amounts under these columns use the 5% and 10% rates of appreciation prescribed by the SEC. The 5% rate of appreciation would result in per share prices of $1.63 and $1.76, respectively. The 10% rate of appreciation would result in per share prices of $2.22 and $2.59, respectively. This presentation is not intended to forecast possible future appreciation of the Company's Old Common Stock.

  FISCAL YEAR END OPTION VALUES The following table sets forth certain information concerning the value of unexercised options held by the named executive officers at January 31, 1997 (no options were exercised by such officers during the fiscal year ended on such date):

                               NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                              UNDERLYING UNEXERCISED           THE-MONEY
                               OPTIONS AT FY-END (#)   OPTIONS AT FY-END ($) (1)
                             ------------------------- -------------------------
            NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            ----             ----------- ------------- ----------- -------------
Charles J. Fuhrmann II......   165,000      345,000       $0.00        $0.00
Charles M. Siegel...........   100,000            0       $0.00        $0.00

--------

(1) Values stated are based on the closing price of the Company's Old Common Stock as reported in the over-the-counter market on January 31, 1997 (under $0.10) and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options at the end of the fiscal year (nil).

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT The following table sets forth, the beneficial ownership (as defined by the rules of the Securities of Exchange Commission) of the Old Common Stock as of May 30, 1997 by each person known by the Company to be a beneficial owner of more than 5%, all Directors, the named executive officers, and all Directors and executive officers as a group.

                                                         NUMBER OF
                                                           SHARES
                                                        BENEFICIALLY  PERCENT OF
                         NAME                              OWNED       CLASS (1)
                         ----                           ------------  ----------
Charles J. Fuhrmann II.................................   170,000(2)     1.4%
Charles M. Siegel......................................   100,000(2)       *
Cecil Schenker.........................................         0          *
All executive officers and Directors as a group (8
persons)...............................................   356,645        2.8%

--------
* Less than 1%

(1) This calculation is the quotient of: (a) the number of shares of Old Common Stock currently beneficially owned by the named individual or group, plus the number of shares of Old Common Stock, if any, for which options held by such person or group are currently exercisable or become exercisable within 60 days of May 30, 1997; divided by (b) the total number of shares of Old Common Stock outstanding and the number of shares of Old Common Stock, if any, for which options held by such person or group are currently exercisable or become exercisable within 60 days of May 30, 1997.

(2) Includes 165,000 shares in the case of Mr. Fuhrmann and 100,000 shares in the case of Mr. Siegel, which are issuable pursuant to presently exercisable options (or those exercisable within 60 days of May 30, 1997). Excludes 340,000 shares, in the case of Mr. Fuhrmann, which are issuable pursuant to options which are not currently exercisable or exercisable within 60 days of May 30, 1997.

  PROFIT SHARING PLAN AND TRUST The Company's Profit Sharing Plan and Trust (the "Profit Sharing Plan") was adopted effective April 1, 1990, and is intended to constitute a qualified cash or deferred profit sharing plan within the meaning of Section 401(a) and 401(k) of the Internal Revenue Code of 1986. The Profit Sharing Plan is subject to the Employee Retirement Income Security Act of 1974. All employees of the Company who have attained the age of 21, and, with respect to employees hired on or after April 1, 1990, who have also completed at least 1,000 hours of service in a 12-month period (a "year of service"), are eligible to participate. Each eligible employee is allowed to contribute up to 15% of his earnings as shown on the employee's W-2 form. Through February 1995, the Company matched 25% of the participating employees' contributions up to a maximum of 6% of the employees' earnings, and will determine any future matching after the financial results are known each year.

  All participating employees' contributions to the Profit Sharing Plan are at all times fully vested and nonforfeitable. Contributions made by the Company and credited to employees' accounts are vested 20% after two years of service, 40% after three years of service, 60% after four years of service, 80% after five years of service and 100% after six years of service, but all such Company contributions are fully vested and nonforfeitable upon (i) the employee's reaching the normal retirement age of 65, or (ii) the employee's death or disability prior to age 65, or (iii) termination of the Profit Sharing Plan. All forfeitures of non-vested Company contributions are reallocated to non-forfeiting participants' accounts.

  Participating employees may choose among alternative investment vehicles (Company Stock is not an option). Distributions may be made prior to normal retirement age upon showing of hardship. The annual benefits payable upon retirement at normal retirement age cannot be estimated due to the number of variables which operate under the Profit Sharing Plan. The Company made aggregate contributions of $33,575 to the Profit Sharing Plan during fiscal 1995. The Company did not make any contributions during fiscal 1996 or fiscal 1997.

OFFICERS OF THE REORGANIZED COMPANY

  The current officers of 50-OFF will remain the officers of Reorganized 50-OFF. Such officers' salaries will be set by the Board of Directors of Reorganized 50-OFF.

DIRECTORS OF THE REORGANIZED COMPANY

  The initial Board of Directors of Reorganized 50-OFF will consist of five Directors, selected prior to the commencement of the Confirmation Hearing by the existing Chief Executive Officer of 50-OFF and upon consultation with the existing Board and the General Unsecured Creditors Committee (the "Committee"). The Chief Executive Officer of Reorganized 50-OFF will serve as an initial Director. Such initial Board of Directors will be appointed pursuant to the Confirmation Order and Section 303 of the Delaware General Corporation Law as if unanimously approved by the Board of Directors and stockholders, and the Board of Directors will be authorized to take such actions as may be necessary to fully consummate the Plan. The initial Board will commence serving on the Effective Date of the Plan.

  The names and brief biographical information for each of the anticipated Reorganized 50-OFF's post-Effective Date Directors are as follows:

    . Sheryle J. Bolton -- Will serve as initial Director of Reorganized
      50-OFF. Has been Chief Executive Officer of Scientific Learning Corporation (CD/ROM and Net-based training programs for people with language impairments) since November 1996. Served as President, Chief Operating Officer and a Director of Physicians' Online, Inc. (proprietary online service for professionals) from January 1994 to July 1996. Associated with Rockefeller & Co., Inc. (global investment management firm) from 1990-1993 with responsibility for all institutional client services and marketing. Serves as a Director or trustee of several Scudder, Stevens & Clark, Inc. managed funds.

    . Charles J. Fuhrmann II -- Will serve as initial Director and Chairman of Reorganized 50-OFF. See "Officers" above.

    . Cecil Schenker -- Will serve as initial Director of Reorganized 50-
      OFF. See "Directors" above.

    . William B. Snow -- Will serve as initial Director of Reorganized 50-
      OFF. Has been Vice Chairman of Movie Gallery, Inc. (video specialty retailer) since 1994. Served as Executive Vice President and Director of Consolidated Stores Corporation (closeout specialty retailer) from 1985 until his retirement in 1994. Serves as Director of Homeland Stores, Inc. and DePaul University.

    . M. David White -- Will serve as initial Director of Reorganized 50-
      OFF. Has been Vice-President--Finance of Boston Chicken, Inc. (multi-unit specialty food retailer) since December 1994. Served as Director, Investment Banking and Vice-President of Merrill Lynch & Co., Inc., Houston, Texas from 1986 through December 1994.

  The Directors will serve at the pleasure of the stockholders, and new Directors may be elected at the first annual meeting of stockholders to occur after the Effective Date of the Plan. The subsequent tenure and manner of selection of Directors will be as provided in the charter and bylaws of Reorganized 50-OFF. To provide continuity of management for some period after confirmation of the Plan, the initial Board of Directors for Reorganized 50-OFF will call the first annual meeting of stockholders no sooner than twelve months after the Effective Date unless an earlier meeting is determined to be called by such Board.

  As compensation for their services, each initial Director will receive $1,000 per meeting attended (a minimum of four per year are expected) and reimbursement of expenses associated with such attendance. Telephonic meeting participation lasting over an hour will be compensated for at $500. In addition, each initial Director of Reorganized 50-OFF will be granted 5-year options to buy 5,000 shares of Common Stock, effective on the Effective Date and exercisable after 90 days after the Effective Date at $1.67 per share. See "--Employee and Directors Options," below for information regarding a new Stock Option Plan. In the future, 5-year options to buy 5,000 shares of Common Stock at then fair market will be granted to Directors upon appointment or election (or re-election) to the Board of Directors. Directors may receive additional compensation for consulting services as approved by a majority of the Board of Directors.

  EMPLOYEE AND DIRECTOR OPTIONS. Pursuant to the Plan, 5-year options for 400,000 of the authorized shares of Reorganized 50-OFF Common Stock will be granted to the Company's executive officers under the Reorganized 50-OFF Stock Option Plan, including 200,000 such options to be granted to Mr. Fuhrmann. Such options will be granted on the Effective Date and will be exercisable after 90 days after the Effective Date at $1.67 per share. Pursuant to the Plan, options for an additional 25,000 shares will be granted to initial Directors (5,000 per initial Director), including Mr. Fuhrmann, on terms similar to those discussed above.

  Reorganized 50-OFF may grant options to acquire up to an additional 375,000 shares of Reorganized 50-OFF Common Stock (approximately 5% of the fully diluted shares of Reorganized 50-OFF Common Stock authorized and/or reserved for issuance on the Effective Date) to officers, including executive officers, and other key employees and Directors (limited to 5,000/year/individual Director) of Reorganized 50-OFF pursuant to the terms of the Reorganized 50-OFF Stock Option Plan, which Stock Option Plan will expire on the fifth anniversary of the Effective Date. The terms and conditions of the additional options, if any, related to such shares shall be determined by the post-confirmation Board of Directors of Reorganized 50-OFF or a committee thereof; provided, however, that any such initial determination shall be made only after at least 90 days after the Effective Date. The Reorganized 50-OFF Stock Option Plan shall become effective on the Effective Date without the necessity for further corporate action by the Board of Directors of Reorganized 50-OFF or the holders of Reorganized 50-OFF Common Stock pursuant to the Confirmation Order and Section 303 of the Delaware General Corporation Law.

               SELECTED PORTIONS OF THE COMPANY'S BUSINESS PLAN

EXECUTIVE SUMMARY

  As noted, the Company is a regional, off-price/close-out retailer operating stores under the names "50-OFF" and "LOT$OFF" in five states in the southern and southwestern United States. Management has selected 42 locations (one is an annex) which will be incorporated into a new core business from which to emerge from bankruptcy; the Company is operating and expects to operate 41 stores (and the annex) through fiscal 1998 (ending January 30). Management has worked to accomplish the following:

    . consolidate and solidify the core business in the southern and southwestern U.S.

    . restructure the balance sheet and obtain permanent financing (secured lender and trade suppliers).

    . reorganize the corporate management team to provide value-added contribution to the overall operating results.

    . obtain additional capital through the Offering.

    . obtain Court approval of its Plan of Reorganization.

Now it must implement the Court confirmed Plan.

  The Company's business plan is focused on redirecting its retail activities to achieve higher gross margins, higher store contribution and lower corporate overhead, all promoting overall profitability. The key elements of this strategy, which included the geographic consolidation of the chain and the liquidation or closing of under-performing stores or stores located outside of the reduced market area with appropriate reductions in field and corporate overhead and staffing, are converting the continuing 50-OFF stores to LOT$OFF stores (14 of the continuing stores had been converted as of the filing of the voluntary bankruptcy petitions on October 9, 1996), more close-out buying, higher initial markups, less promotional pricing, new "hardlines" categories, elimination of certain "softline" categories subject to high markdowns and inventory shrinkage, extensive programs to control shrinkage generally and a reduced overhead structure. While plans are in place to convert the additional locations (24 are now converted), the conversion schedule is constantly being reviewed given the bankruptcy filings and available resources.

  Under the leadership of CEO Charles Fuhrmann and with the support of the Board of Directors, management has developed and is implementing a business plan centered on five basic goals:

    . The Company must always operate with a business plan.

    . The Company must employ the most qualified people it can afford in all key management positions.

    . The management team must have current and accurate operating information in order to effectively manage the growth and profitability of the Company.

    . The Company must consistently generate an above average profit from store operations.

    . The Company must maintain financial credibility with its key suppliers, lenders and stockholders.

  Growth will be an objective once the Company has completed the successful conversion of its 41 continuing locations to the LOT$OFF concept.

  The operating performance of 50-OFF deteriorated over the past several years with important common denominators indicating such slippage. Management is now targeting the core stores to return to over $90.00 per square foot in revenues and to generate a 10+ percent individual store contribution on an annual basis. This level of profitability is being currently generated by companies with similar concepts (Consolidated Stores Corporation: Odd Lots and Big Lots stores; MacFrugal's Bargains and Close-Outs, Inc.: MacFrugal's stores; and Mazel Stores, Inc.: Odd Job stores; among others) and should be attainable under an experienced, disciplined management team.

  The current management team is excited about the opportunities ahead for the Company and is serious about the attainment of the targeted operating results. There is a new understanding of the financial information by all key members of management; they have fully reviewed the historical operating performance and are now concentrating on optimizing the contribution from store operations while maintaining only the absolute minimum amount of corporate overhead necessary to support store operations.

GENERAL BUSINESS PHILOSOPHY

  50-OFF's mission is to create a shopping experience that surpasses customers' expectations as it seeks to be a leading off-price retailer of close-out merchandise to low-to-moderate income customers and other "bargain hunters" in the markets it serves. The major elements of the Company's strategy include:

    . Value Leadership: 50-OFF intends to offer its customers a broad selection of quality merchandise that maintains the credibility and integrity of the Company's value pricing structure while providing a pleasant and convenient shopping experience.

    . Distinctive Marketing: The Company plans to differentiate itself from other retail stores through its close-out purchasing and value pricing.

    . Purchasing at Close-out Prices: The Company will purchase a majority of its merchandise at close-out (substantially lower than regular wholesale) prices relying upon its buyers' knowledge of, and reputation among, manufacturers and other vendors and its willingness to purchase in large quantities, in special situations, in odd lots and for immediate delivery.

    . Merchandising: The Company will offer a mix of products that may fluctuate by category, by season and by store based on consumer needs and buying trends and availability of products at close-out prices.

    . Emphasis on Low Operating Costs: The Company will focus on maintaining low operating costs through a cost-effective, drop-ship distribution system, its approach to store leases (traditionally in strip centers), its particularly low store operating expenses, further reductions in corporate overhead and a corporation-wide effort to minimize inventory shrinkage.

    . Store Maturity: The Company will concentrate on developing existing stores to full maturity and profitability. Over time, the Company believes a store builds recognition and customer loyalty as management adjusts the store's merchandise mix in response to local consumer preferences.

    . Expansion: The Company's long-term development plan is to expand its regional presence in existing and new markets. For the foreseeable future, however, the Company will concentrate on converting its continuing 50-OFF stores to LOT$OFF stores. Any store openings will be limited to existing market areas where the store base is underdeveloped and will be based on an evaluation of the sales and income performance of existing stores and the ability to obtain leases for desirable locations.

THE "LOT$OFF" CONCEPT

  The LOT$OFF chain will be an off-price/close-out retail operation located in Texas, Louisiana, Tennessee, New Mexico and Oklahoma. There are 24 of the anticipated 41 continuing stores already converted to the LOT$OFF concept. Stores will average approximately 27,000 square feet (23,000 square feet of selling space) and will be located in both urban and suburban markets and in strip centers, enclosed malls and stand alone units. The mix of product will be 60 percent hardlines:

   housewares              health and beauty aids                 household chemicals
   home decor              toys                                   electronics
   gifts                   seasonal                               small appliances
   automotive              greeting cards                         shelf-stable food
   sporting goods          books                                  hardware
   party goods             pet supplies                           garden supplies

  The remaining 40 percent will be softlines comprised of domestics and basic apparel for men, ladies, infants, boys and girls, including accessories, underwear, socks and hosiery for all genders.

 CUSTOMERS

  The LOT$OFF targeted customers are 60 percent female and 40 percent male, 25 to 50 years old and have an average annual income of $15,000 to $45,000 per household. Their ethnic make-up is 30 percent Anglo, 30 percent Afro-American and 40 percent Hispanic. The effective means of communication is direct mail to residences with electronic media used for special events. These customers shop seeking the best value, not necessarily the lowest price, and are influenced by nationally advertised brands. LOT$OFF's business will be heaviest on weekends (Friday through Sunday) and at the beginning of each month.

 PURCHASING

The vast majority of the hardlines portion of LOT$OFF's inventory will be purchased from a limited number of suppliers in each category, perhaps as few as one or two manufacturers and/or wholesalers, who will provide product and credit for these categories. The remaining 40 percent will be purchased by a team of four to six buyers located in San Antonio, each such buyer being responsible for purchasing $6 million to $12 million of product at retail. Their categories of responsibility include:

     girls' apparel                                           infants' apparel
     boys' apparel                                            ladies' apparel
     men's apparel                                            domestics
     accessories                                              hosiery
     lingerie

Softlines will be purchased from approximately 400 different vendors.

  Approximately 30 percent of purchases will be "in-line" product such as greeting cards (sold at a 40 percent discount from everyday pricing), imports, seasonal items and basic commodities, including hosiery and socks. The remaining 70 percent of purchases will be principally from manufacturers' overruns, cancellations by other retailers, refurbished electronics, late in the season product and packaging changes.

 STORE MERCHANDISING

  Store merchandising techniques will include a center core of merchandise as one enters a store, which, when appropriate, will feature a seasonal theme:

     Easter                                                    Spring cleaning
     Mothers' Day                                              Summer
     Back-to-school                                            Fall
     Halloween                                                 Thanksgiving
     Christmas

  This area will feature products from any category which relate to that season. The rest of the offerings will be presented by category, with hardlines and domestics product presented primarily on gondolas and apparel featured on four ways and round and straight racks. The floor layout will vary based on the size and shape of a store, but a consistent flow from one category to the next will be present in each store. Each store will be stocked based on the specific demographics of each location with input from store management and other store personnel. Each store will be encouraged to communicate directly with buyers and distributors as to their needs and customers' requests.

 GROSS MARGIN

  The average initial markup is planned at 45 percent of retail; markdowns are planned at 5.0 percent of sales (i.e., a targeted gross margin of 42.2 percent before freight costs and shrinkage).

 LOT$OFF CONVERSIONS

  The current schedule for the 17 remaining store conversions is July - October 1997. The incremental cost to convert a store is approximately $20,000 for signage, special advertising and minor painting, touch-up and refixturing; concept maximization would also require an increase in the average inventory per store. The stores are scheduled to go dark for no more than a few days during the conversion process.

               MATERIAL LITIGATION REGARDING SALE OF SECURITIES

  As was discussed above, among the principal reasons for the Company's having to file for bankruptcy protection was a severe liquidity crisis caused in part by the breach of certain foreign purchasers of their contractual obligations to purchase in aggregate 1,500,000 shares of the Company's common stock at $3.65 per share ($5,475,000 in aggregate) in an international (Regulation S) offering by 50-OFF in late fiscal 1995. The Company has filed two Lawsuits relating to this matter. As per the Plan, the Company proposes to issue 770,170 shares (approximately $3.9 million liquidation value) of Series B Preferred Stock (with each share convertible into two shares of Common Stock) to its General Unsecured Creditors for its more than $28 million of pre-petition obligations to them. Additional shares of Series A Preferred Stock ($5.00 liquidation value per share), not covered by this Prospectus, and/or Cash would be issued or paid to such Creditors to the extent that the Net Lawsuits' Proceeds exceed the $3.9 million. The Company's obligations to issue Series A Conversion Rights, Series A Preferred Stock and/or Cash to such Creditors are secured by the Net Lawsuits' Proceeds. See "Plan of Reorganization."

  In November 1994, the Company received subscriptions for approximately 1,810,000 shares of its common stock in a Regulation S offering to qualified investors. The Company received net proceeds of approximately $861,000 from the purchase of 310,000 shares and has purchase agreements for 1,500,000 shares for which proceeds have not been received.

  On February 21, 1995, the Company filed a Lawsuit [50-Off Stores, Inc. v. Banque Paribas (Suisse), S.A., Betafid, S.A., Yanni Koutsoubos, Andalucian Villas (Forty Eight) Limited, Arnass Limited, Brocimast Enterprises Ltd., Dennis Morris, Howard White, and Morris & Associates, Case No. SA-95-CA-0159] in United States District Court in San Antonio, Texas against Banque Paribas (Suisse) S.A., Betafid S.A., three purchaser entities allegedly controlled by them and certain affiliated individuals in connection with the breach by certain of the defendants of their contractual obligations to purchase an aggregate of 1,500,000 shares of the Company's Old Common Stock at $3.65 per share. The Lawsuit also includes securities fraud, promissory estoppel, conspiracy and conversion claims. The conversion claim relates to actions of the defendants in transferring, selling and trading the shares even though the defendants have never paid for such shares. The Company seeks recovery of actual and punitive damages, an injunction against the defendants' transfer of such stock in violation of the Securities Act, pre- and post-judgment interest, attorneys' fees and such other remedies to which the Company may show itself entitled.

  Dennis Morris and Howard White have answered the complaint with White raising the affirmative defense of contributory negligence. White also served a third party complaint on Chase Manhattan Bank, N.A. 50-OFF has recently joined Chase and Aries Peak, Inc. as additional defendants. Defaults have been entered against Arnass, Andalucian Villas, Brocimast, Betafid and Koutsoubos for failure to appear or answer.

  Banque Paribas (Suisse) ("Paribas") moved to dismiss the action for lack of personal jurisdiction, failure to state a claim and for forum non conveniens. The District Court referred all pre-trial matters to U.S. Magistrate Judge John W. Primomo, who denied each of Paribas' motions to dismiss. U.S. District Judge H.F. Garcia has adopted Judge Primomo's rulings in their entirety.

  On March 20, 1997, Paribas answered 50-OFF's complaint asserting a number of affirmative defenses including contributory negligence. Paribas also asserted a counterclaim against 50-OFF for defamation. 50-OFF has moved to dismiss this counterclaim and to strike Paribas' affirmative defenses. Judge Primomo has recommended such dismissal and the striking of the affirmative defenses.

  Written discovery has been served on all defendants who have appeared, and depositions have been taken of numerous parties and non-party witnesses. Judge Primomo has required that all discovery of Paribas take place pursuant to the provisions of the Hague Evidence Convention. Paribas recently responded to 50-OFF's request for production and interrogatories. This case is currently set for trial on August 25, 1997.

  On January 9, 1996, the Company filed a second Lawsuit [50-OFF Stores, Inc.
v. Jefferies & Company, Inc. and Jefferies International, Ltd., Cause No. 96-CI-00349] in Bexar County District Court in San Antonio, Texas against the Company's placement agents in the securities offering referenced in the Lawsuit discussed above. The suit alleges that the defendants breached their contracts with the Company, breached their fiduciary duties to the Company and were reckless or grossly negligent in failing to investigate properly the qualifications of the purchasers they introduced to the Company. The Company seeks to recover actual and exemplary damages in excess of $10,000,000, pre- and post-judgment interest, costs and attorneys' fees. Both defendants have answered the petition and raised the affirmative defense of contributory negligence. Additionally, Jefferies & Company filed a third party claim against Howard White. Discovery is proceeding. Soon after the Company filed for protection under the Bankruptcy Code, Jefferies and White removed this case to the Court. The United States District Court, however, granted 50-OFF's motion to abstain from hearing the case and remanded the case back to the Bexar County District Court. This case is specially set for jury trial on October 4, 1997. The Bexar County District Court also ordered the parties to conduct mediation of the case prior to such trial date.

  The Company will continue to prosecute these cases vigorously. The Company, based upon advice of counsel, believes that it will obtain a favorable judgment against one or more of the defendants referenced in the preceding two Lawsuits. The Company intends to vigorously pursue all remedies to collect the sums owing to the Company as per any judgment obtained against one or more of the defendants. Akin, Gump, Strauss, Hauer & Feld, L.L.P., represents the Company in these matters on a contingency fee basis.

                                 THE OFFERING

THE OFFERING

 SUMMARY OF THE OFFERING

     SECURITIES OFFERED        122,009 Units.
     PRICE                     $100.00 per Unit.
     MINIMUM OFFERING          30,500 Units.
     MAXIMUM OFFERING          122,009 Units.
     UNITS                     Each Unit consists of 20 shares of 5.5% cumulative
                               convertible Series A Preferred Stock ($5.00 per share
                               liquidation value; convertible into two shares of Common
                               Stock) and 20 shares of Common Stock $0.01 par value.
     ESCROW AGENT              Bank One, Texas, NA.
     OLD COMMON STOCK
      OUTSTANDING AT MARCH
      21, 1997                 12,200,915 shares.
     COMMON STOCK TO BE
      OUTSTANDING AFTER THE    Minimum: 610,000 shares;
      OFFERING*                Maximum 2,440,180 shares.
     SERIES A PREFERRED STOCK
      TO BE OUTSTANDING AFTER  Minimum: 610,000 shares;
      THE OFFERING*            Maximum: 2,440,180 shares.
     ESTIMATED GROSS
      PROCEEDS*                Minimum: $3,050,000;
                               Maximum: $12,200,900.

* At May 30, 1997, 44,736 Units had been subscribed and $4,473,600 was being held in escrow pursuant to the Rights Offering. Such Units represent 894,720 shares of Common Stock and 894,720 shares of Series A Preferred Stock.

 USE OF PROCEEDS

  The proceeds from the sale of the Units are estimated to be a minimum of $3,050,000 (and a maximum of $12,200,900). At expiration of the Rights Offering, $4,473,600 in subscription proceeds had been received. On the Effective Date, proceeds from the Offering will be applied immediately to pay down the Company's asset based lending facility which, in turn, will be used, together with cash from operations and any Net Lawsuits' Proceeds, for working capital, including the financing of increased inventories for the Company's stores and to finance its exit from bankruptcy including the costs of the Offering (with the costs to exit from bankruptcy estimated to require approximately $2.0 million, $780,000 of which will be paid over approximately six months).

 PRO FORMA BALANCE SHEET AND CAPITALIZATION

  The following table sets forth the balance sheet and capitalization of the Company (in thousands) as of January 31, 1997 giving effect to the Company's implementation of the Debtors' Plan of Reorganization, including the sale of 44,736 Units ($4,473,600) subscribed for in the Rights Offering.

                                                                 PRO FORMA
                          JANUARY 31, 1997 ADJUSTMENT         JANUARY 31, 1997
                          ---------------- ----------         ----------------
Assets:
  Current Assets.........     $ 14,908                            $ 19,306
  Net Property, Plant and
   Equipment.............        3,989                               3,989
  Other Assets...........          358                                 358
                              --------      -------               --------
Total Assets.............       19,255                              23,653
                              ========      =======               ========
Liabilities and
 Stockholders' (Deficit)
 Equity:
  Current Liabilities....       10,835       (5,397)                 5,438
Long-term debt:
  Senior secured exit fi-
   nancing...............            0(1)     1,129                  1,129
  MetLife Renewal
   Note(2)...............            0          850                    850
  Other long-term
   debt(3)...............            0          589                    589
                              --------                            --------
Total long-term debt.....            0                               2,568
Liabilities subject to
 compromise..............       30,251      (30,251)(11)                 0
Stockholders' (deficit)
 equity:
  Preferred Stock(4).....
    Series A(5)..........            0        4,474 (10)             4,474
    Series B(6)..........            0        3,991 (11)             3,991
  Common Stock ($0.01 par
   value)(7).............          122         (113)(10)(12)             9
  Additional paid-in
   capital...............       36,022       20,737 (11)(12)        56,759
  Subscription
   receivable............       (3,991)       3,991 (11)                 0
  Accumulated deficit(8).      (53,984)                            (53,984)
                              --------                            --------
Total stockholders'
(deficit) equity.........      (21,831)                             11,249
                              --------      -------               --------
Total liabilities and
stockholders' equity.....     $ 19,255                            $ 23,524
                              ========      =======               ========
Total capitalization(9)..     $  8,420                            $ 18,085
                              ========                            ========

--------

(1) At January 31, 1997, a similar facility is classified as current with $5,397,000 outstanding.

(2) At January 31, 1997, the Company owed MetLife $4,190,881, which amount was compromised by agreement with MetLife to $850,000.

(3) Represents note payable for prepetition ad valorem taxes.

(4) At liquidating value of $5.00 per share; convertible into two shares of Common Stock.

(5) 894,720 shares issued and outstanding (reflects 44,736 Units subscribed for in the Rights Offering); 5.5% annual cumulative dividend, payable quarterly in arrears.

(6) 798,210 shares issued and outstanding.

(7) 894,720 shares issued and outstanding; 3,385,860 shares reserved for potential conversion of all issued and outstanding Preferred Stock (Series A and Series B); and up to 425,000 shares reserved for potential exercise of options outstanding as of the Effective Date of the Plan. Pro forma January 31, 1997 book value per share: $3.26 ($2.57 fully diluted). Upon receipt of up to $3,991,050 of Net Lawsuits' Proceeds, the Company is not obligated to issue any additional common stock equivalents or any further liquidation preference; therefore, should there be Net Lawsuits' Proceeds of $3,991,050, pro forma book value per share would be $7.72 ($3.42 fully diluted).

(8) Assuming the Plan had been consummated as of January 31, 1997, the fully diluted earnings per share based on 4,280,580 equivalent shares would have been ($10.18) no adjustments have been made to historical earnings as a result of the implementation of the Plan.

(9) Total capitalization consists of total long-term debt, liabilities subject to compromise and stockholders' (deficit) equity.

(10) Represents the proceeds from the issuance of 894,720 shares of Common Stock (par value of $9,000) and Series A Preferred stock (reflects 44,736 Units subscribed for in the Rights Offering) net of estimated offering expenses of $205,000. Such net proceeds are applied against the Senior Secured Exit Financing.

(11) Represents the reclassification of $30,251,000 of liabilities subject to compromise and the subscription receivable of $3,991,000, the rights of which accrue to the Series B Preferred Shareholders into long-term debt of $1,439,000; 894,720 shares of new common stock; 798,210 shares of Series B Preferred stock with a liquidation preference of $3,991,000 and an increase in additional paid in capital of 20,830,000.

(12) Represents the reclassification of Old Common Stock into additional paid-in capital for the elimination of the Old Common Stock.

 SUMMARY OF THE RIGHTS OFFERING

SECURITIES DISTRIBUTED   12,200,915 Rights exercisable for an aggregate maximum of 122,009
                         Units.
RIGHTS RATIO             One Right for each share of Old Common Stock owned on the Record
                         Date. One Unit could be subscribed for each Right; subject to the maximum.
SUBSCRIPTION PRICE       $100.00 per Unit.
RECORD DATE              March 21, 1997.
EXPIRATION DATE          May 22, 1997, as extended.*
SUBSCRIPTION AND ESCROW
AGENT                    Bank One, Texas, N.A.

--------

* The extension was to accomodate receipt of additional subscriptions anticipated from existing stockholders. The Company had received subscriptions for 42,691 Units ($4,269,100) on May 20, 1997, the original expiration date of the Rights Offering.

  RIGHTS The Company issued to its stockholders of record on March 21, 1997, Rights to subscribe for a maximum of 122,209 Units, each comprised of 20 shares of Common Stock and 20 shares of Series A Preferred Stock, at $100 per Unit (the "Subscription Price"). One Right was issued for each share of Old Common Stock outstanding on the Record Date. Although there could be no assurance that a Subscriber would receive more than one Unit per 100 shares of Old Common Stock currently held; Rights allowed the Subscriber to subscribe to additional Units, up to one Unit per share currently held, to the extent such Units were available under the Rights Offering (see "Oversubscription Privilege," below). Rights were not evidenced by Rights Certificates, but rather were evidenced by the transfer agent's ledger as of the close of business on March 21, 1997. Stockholders could purchase Units through the exercise of the Rights or allow the Rights to expire unexercised. The Rights were not transferable. All Rights expired on May 22, 1997, the extended Rights Offering Deadline.

 OTHER TERMS OF THE RIGHTS OFFERING

  RIGHTS OFFERING RECORD DATE FOR HOLDERS OF PUBLIC EQUITY INTERESTS The Rights Offering Record Date, March 21, 1997, was the date for determining the holders of Public Equity Interests entitled to receive Rights provided under the Plan. As of the close of business on the Rights Offering Record Date for purposes of distribution, the transfer ledger in respect of the Public Equity Interests was closed. The Debtors, the Disbursing

Agent, broker/dealers and their agents had no obligation to recognize any transfer of Public Equity Interest occurring after the Rights Offering Record Date. The Debtors, the Disbursing Agent, broker/dealers and their agents were entitled instead to recognize and deal with only those holders of record stated on the transfer ledger maintained by the transfer agent for the Public Equity Interests as of the close of business on the Rights Offering Record Date.

  On the Effective Date, all outstanding Public Equity Interests will be canceled on the books of Reorganized 50-OFF as is consistent with the Plan.

  REORGANIZED 50-OFF RIGHTS OFFERING AND UNITS Pursuant to the Plan, 50-OFF issued to the holders of Old Common Stock as of March 21, 1997, the Rights Offering Record Date, rights to subscribe for Units as described herein (the "Rights"). One Right was issued for each share of Old Common Stock. Each Right entitled the holder of such Right to purchase a Reorganized 50-OFF Unit, which consists of 20 shares of Series A Preferred Stock and 20 shares of Reorganized 50-OFF Common Stock in exchange for $100.00 per Unit in cash, subject to certain limitations on the number of Units to be sold and the allocation of such maximum number of Units in the event of an oversubscription, and subject to the terms and conditions described herein. One Right was required to subscribe for one Reorganized 50-OFF Unit, except as provided in the Oversubscription Privilege. No Rights certificates were issued to holders of Old Common Stock. The ledger maintained by 50-OFF's transfer agent as of the close of business on the Record Date was deemed to be the ledger of the holders of such Rights.

  MAXIMUM/MINIMUM NUMBER OF UNITS TO BE SOLD A maximum of 122,009 Units would be sold. In the event that subscriptions for in excess of 122,009 Units were received on account of the Rights and the oversubscription privilege, the funds attributable to unfilled subscriptions (as selected pursuant to the terms hereof), without interest, would have been promptly returned to such subscribers. A minimum of 30,500 Units would be sold. Had subscriptions for fewer than 30,500 been received in the Rights Offering, all such subscriptions, without interest, would have been promptly returned to the subscribers, and the Rights would have been deemed canceled.

  OVERSUBSCRIPTION PRIVILEGE Any holder of a Right could have exercised an oversubscription privilege to subscribe for additional Units which were otherwise unsubscribed (the "Oversubscription Privilege"). Such
Oversubscription Privilege must have been exercised prior to the extended Rights Offering Deadline, May 22, 1997.

  ALLOCATION UPON OVERSUBSCRIPTION In the event of an oversubscription of the Units, each subscriber would have received one Unit for each 100 shares of Old Common Stock held as of the Record Date; any remaining Units thereafter would have been divided pro rata among subscribers based upon the number of Units which had been requested and not provided.

  EXERCISE OF RIGHTS Holders of Old Common Stock as of the Record Date who desired to exercise Rights to purchase Units were requested to fill out an Expression of Interest in Purchasing Rights Units form. Each party returning a favorable Expression of Interest was forwarded a Subscription Exercise Form for Rights Offering. The Expression of Interest in Purchasing Rights Units was requested to be returned by holders of Old Common Stock in sufficient time to receive and return the Subscription Exercise Form for Rights Offering prior to the Rights Offering Deadline. Upon receiving the Subscription Exercise Form for Rights Offering each holder of Rights desiring to purchase Units was requested to: (1) execute the Subscription Exercise Form for Rights Offering;
(2) return the executed Subscription Exercise Form for Rights Offering to the Escrow Agent such that the Subscription Exercise Form for Rights Offering would be received by the Escrow Agent on or before the Rights Offering Deadline; and (3) return a check or wire transfer consisting of good funds for the full price of the number of Units subscribed such that the check or funds would be received by the Escrow Agent on or before the Rights Offering Deadline. Persons who appropriately subscribed were bound or deemed bound by the Subscription Exercise Form and the Escrow Agreement as well as any other applicable subscription documents.

  Holders of Rights were requested to carefully follow all instructions for due exercise of their Rights, which instructions were provided with the Subscription Exercise Form for Rights Offering. All questions with respect to the validity, form and eligibility of any exercise of Rights were to be determined solely by 50-OFF. 50-OFF, in its sole discretion, could waive any defect or irregularity, including the waiver of the untimeliness of any subscription received, permit a defect or irregularity to be corrected within such time as it may determine or reject the exercise of any Right. A subscription was not deemed to have been made until all irregularities had been waived or cured within such time as 50-OFF determined in its sole discretion. Neither the Debtors nor the Escrow Agent were under any duty to give notification of any defect in a subscription or incur any liability for failure to give any such notification.

  TRANSMITTAL OF DOCUMENTS AND PURCHASE PRICE The instructions accompanying the Subscription Exercise Form for Rights Offering were requested to be carefully read and strictly followed. QUESTIONS RELATING TO THE METHOD OF SUBSCRIPTION WERE TO BE DIRECTED TO MORROW & CO. AT 909 3RD AVENUE, 20TH FLOOR, NEW YORK, NY 10022; (212) 754-8000; (800) 566-9061; AND (FOR BANKS AND
BROKERAGE FIRMS) (800) 662-5200. The risk of delivery of all documents and payments was on the subscribers, not 50-OFF or the Escrow Agent. If the mail was used, it was recommended that insured registered mail be used and that a sufficient number of days be allowed to ensure delivery to the Escrow Agent before the Rights Offering Deadline. The risk of providing the Expression of Interest in Purchasing Rights Units in sufficient time to allow for the receiving and returning of the Subscription Exercise Form for Rights Offering was to be borne by the holders of the Rights.

  RIGHTS OFFERING CONDITIONED UPON CONFIRMATION All subscriptions for the purchase of Units, including all subscriptions described in "Offerings to Other Persons," below, although binding, were subject to and conditioned upon the confirmation of the Plan. On or promptly after the Effective Date, certificates for shares underlying the Units subscribed on or before June 13, 1997 in the Offering will be mailed to subscribers. On the Effective Date the subscription proceeds held in escrow will be released to the Company.

 OFFERING TO OTHER PERSONS

  Prior to expiration of the Offering, the Company may offer for sale and sell to the public all Units unsubscribed in the Rights Offering up to the maximum number of Units for $100.00 per Unit. As stated above, all sales of Units prior to the Effective Date are subject to and conditioned upon occurrence of the Effective Date.

                           DESCRIPTION OF SECURITIES

  Effective on the Effective Date, the Certificate of Incorporation of the Company will be restated and amended to authorize the issuance of 40,000,000 shares of capital stock, consisting of 25,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock. Shares of Preferred Stock will be issuable from time to time in series.

  The following summaries of certain provisions of the Certificates of Designation for Series A and Series B Preferred Stock do not purport to be complete and are qualified in their entirety by reference to the respective Certificates of Designation copies of which are filed as exhibits to the Registration Statement, of which this Prospectus is a part.

SERIES A PREFERRED STOCK

  AUTHORIZATION Reorganized 50-OFF will be authorized to issue 10,000,000 shares of Series A Preferred Stock.

  PAR VALUE The Series A Preferred Stock will have a par value of $0.01 per share.

  STOCK EXCHANGE LISTING When and if the requisite criteria are met, Reorganized 50-OFF will use reasonable efforts to cause the Series A Preferred Stock to be listed on the NASDAQ National Market.

  DESIGNATION OF SERIES The designation of the series will be "Series A Preferred Stock."

DIVIDENDS ON SERIES A PREFERRED STOCK

  AMOUNT; DUE DATES The holders of the Series A Preferred Stock will be entitled to receive, in any calendar year, when and as declared by the Board of Directors, out of funds legally available therefor and subject to the further limitations set out in the Series A Preferred Stock Certificate of Designation, cumulative dividends at the per annum rate of 5.50% of the Series A Liquidation Preference, all such dividends due quarterly in arrears as of the last day of each March, June, September and December of each year, the first dividend being due on the first such date to occur which is at least ninety (90) days after the Effective Date.

  DIVIDENDS OR REDEMPTION REGARDING OTHER CLASSES OR SERIES Dividends will be payable on account of the Series A Preferred Stock before any sum or sums are paid or set aside for the purchase, redemption of, or payment of dividends on the Reorganized 50-OFF Common Stock or any class or series of stock ranking junior to the Series A Preferred Stock as to dividends or distribution of assets, except as to the extent of the Series B Preferred Stock Lien (described generally as a lien granted to holders of Series B Preferred Stock pursuant to the Plan and the Confirmation Order, securing Reorganized 50-OFF's obligation to pay the Series B Liquidation Preference in the event of any liquidation, dissolution or winding up) and the Class 7 Lien (described generally as a lien granted to holders of allowed general unsecured claims pursuant to the Plan and Confirmation Order, securing Reorganized 50-OFF's obligation to issue Series A Preferred Stock and to distribute Excess Net Lawsuits' Proceeds to such holder when required pursuant to the terms and conditions of the Plan) upon the Net Lawsuits' Proceeds. Dividends upon the Series A Preferred Stock will be cumulative. Accumulations of dividends will not bear interest.

  REDEMPTION OF REORGANIZED 50-OFF SERIES A PREFERRED STOCK Subject to restrictions imposed by Delaware law, Reorganized 50-OFF may, at its option, redeem the shares of the Series A Preferred Stock in whole or in part, at any time, in exchange for the payment of the Series A Liquidation Preference; provided, however, that for the five consecutive days prior to the date of the notice of redemption, the Reorganized 50-OFF Common Stock must have closed at a price of $3.00 or more per share. Redemption will be accomplished using the procedures set forth within the Series A Preferred Stock Certificate of Designation.

  PRIORITY OF THE SERIES A PREFERRED STOCK IN THE EVENT OF DISSOLUTION The Series A Preferred Stock will have preference over Series B Preferred Stock, Reorganized 50-OFF Common Stock and any class or series of stock ranking junior to the Series A Preferred Stock as to the distribution of assets in the event of any liquidation, dissolution or winding up of Reorganized 50-OFF and, in that event, subject to the provisions of applicable law, each Series A Holder will be entitled to receive, out of the assets of Reorganized 50-OFF available for distribution to its stockholders, $5.00 per share of Series A Preferred Stock and any accrued and unpaid dividends (the "Series A Liquidation Preference"). Upon any liquidation, dissolution or winding up of Reorganized 50-OFF, after payment shall have been made in full on any other securities which are senior as to distribution of assets to Series A Preferred Stock, and after payment shall have been made in full on the Series A Preferred Stock, as provided in the Certificate of Designation for Series A Preferred Stock, but not prior thereto, the holders of all the remaining capital stock including Series B Preferred Stock, Reorganized 50-OFF Common Stock or any other series or class of stock ranking junior to the Series A Preferred Stock as to distribution of assets shall, subject to the respective terms and provisions of the Restated Certificate of Incorporation of Reorganized 50-OFF, if any, applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series A Preferred Stock will not be entitled to share therein. The merger or consolidation of Reorganized 50-OFF with another corporation and/or the sale, lease, pledge or mortgage of all or substantially all of the assets of Reorganized 50-OFF will not be deemed to be a liquidation, dissolution or winding up of Reorganized 50-OFF for the purposes hereof. Notwithstanding anything herein to the contrary, the Series A Liquidation Preference will in all things be junior and subordinate to both the Series B Preferred Stock Lien and the Class 7 Lien, as to the Net Lawsuits' Proceeds.

  RIGHTS OF CONVERSION Subject to the terms of the Certificate of Designation for Series B Preferred Stock, any share of Series A Preferred Stock may be converted, provided that such shares have not been redeemed, on or after the date of issue at the option of each holder of Series A Preferred Stock into two (subject to adjustment) fully paid and nonassessable shares of Reorganized 50-OFF Common Stock.

  VOTING RIGHTS OF SERIES A PREFERRED STOCK Holders of Series A Preferred Stock will have no voting rights except as provided below and as required by the Delaware General Corporation Law. Holders of Series A Preferred stock will be entitled to vote alongside the Reorganized 50-OFF Common Stock on all matters submitted to a vote of holders of Common Stock from and after the date that Reorganized 50-OFF fails to pay any three consecutive dividends upon the Series A Preferred Stock; provided, however, that, for purposes of voting, each share of Series A Preferred Stock will be entitled to a number of votes equal to the then applicable conversion rate (expressed as the number of shares of Common Stock to be acquired upon conversion of one share of Series A Preferred Stock).

SERIES B PREFERRED STOCK

  AUTHORIZATION Reorganized 50-OFF will be authorized to issue 1,000,000 shares of Series B Preferred Stock.

  PAR VALUE The Series B Preferred Stock will have a par value of $0.01 per share.

  DESIGNATION OF SERIES The designation of the series shall be "Series B Preferred Stock."

  REDEMPTION OF SERIES B PREFERRED STOCK Subject to restrictions imposed by Delaware law, Reorganized 50-OFF may, at its option, redeem the shares of the Series B Preferred Stock, in whole or in part, at any time after the Disposition of the Lawsuits (described generally as the rendering of Final Orders with regard to certain pending lawsuits brought by the Company), in exchange for the payment of the Series B Liquidation Preference. Redemption will be accomplished using the procedures set forth in the Certificate of Designation for Series B Preferred Stock.

  DIVIDENDS ON SERIES B PREFERRED STOCK Holders of Series B Preferred Stock will participate in any cash dividends paid to holders of Reorganized 50-OFF Common Stock as though each share of Series B Preferred Stock is equal to the then applicable conversion rate (expressed as the number of shares of Common Stock to be acquired upon conversion of one share of Series B Preferred Stock).

 PRIORITY OF THE SERIES B PREFERRED STOCK IN THE EVENT OF DISSOLUTION

  LIEN ON NET LAWSUITS' PROCEEDS The holders of Series B Preferred Stock will have a lien on the Net Lawsuits' Proceeds subject to the terms and conditions of the Plan. Such Series B Preferred Stock Lien will be a full assignment and security interest in and upon the Net Lawsuits' Proceeds, securing Reorganized 50-OFF's obligation to pay the Series B Liquidation Preference in the event of any liquidation, dissolution or winding up, which lien will be junior in right and priority to (a) any and all contingent fee interests held by counsel prosecuting such Lawsuits on behalf of the Debtors and the Reorganized Debtors, including, without limitation, such contingent fee interest as secures the reimbursement of all expenses owing to such counsel, (b) the reimbursement of the Debtors and the Reorganized Debtors of all expenses directly relating to the prosecution of the Lawsuits paid by the Debtors or the Reorganized Debtors after the Petition Date, including after confirmation or after any conversion of the Chapter 11 Cases to Chapter 7, (c) the Class 7 Agents' fees and expenses and the fees and expenses of any professionals hired by the Class 7 Agent, (d) the Chapter 11 Professional Fee Lawsuit Carve-Out, and (e) the liens and security interest of the Senior Secured Exit Financing lender or any successor thereto. The Series B Preferred Stock Lien shall be senior to the Class 7 Lien. Such Series B Preferred Stock Lien will be enforceable up to the full amount of the Series B Liquidation Preference in the event of any liquidation, dissolution or winding up of Reorganized 50-OFF. Such Series B Preferred Stock Lien will be deemed satisfied and released as to any portion of the Net Lawsuits' Proceeds for which Series A Conversion Rights (or fractions thereof) are issued, including Series A Conversion Rights (or fractions thereof) which are issued and held in the Contested Claims Escrow.

  OTHER PREFERENCE The Series B Preferred Stock will have preference over the Reorganized 50-OFF Common Stock and any class or series of stock ranking junior to the Series B Preferred Stock as to the distribution of assets in the event of any liquidation, dissolution or winding up of Reorganized 50-OFF and, in that event, subject to the provisions of applicable law, each Holder of Series B Preferred Stock will be entitled to receive, out of the assets of Reorganized 50-OFF available for distribution to its stockholders, $5.00 per share of Series B Preferred Stock and any accrued but unpaid dividends (the "Series B Liquidation Preference"). Upon any liquidation, dissolution or winding up of Reorganized 50-OFF, after payment has been made in full on any other securities which are senior as to distribution of assets to Series B Preferred Stock, and after payment has been made in full on the Series B Preferred Stock, as provided in the Certificate of Designation for Series B Preferred Stock, but not prior thereto, the holders of all the remaining capital stock including Reorganized 50-OFF Common Stock or any other series or class of stock ranking junior to the Series B Preferred Stock as to distribution of assets will, subject to the respective terms and provisions of the Restated Certificate of Incorporation of Reorganized 50-OFF, if any, applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series B Preferred Stock will not be entitled to share therein. The merger or consolidation of Reorganized 50-OFF with another corporation and/or the sale, lease, pledge or mortgage of all or substantially all of the assets of Reorganized 50-OFF will not be deemed to be a liquidation, dissolution or winding up of Reorganized 50-OFF for the purposes hereof.

  RIGHTS OF CONVERSION INTO SHARES OF COMMON STOCK OF REORGANIZED 50-OFF Subject to the terms of the Certificate of Designation for Series B Preferred Stock, each share of Series B Preferred Stock may be converted, provided that such shares have not been redeemed, on or after the date of issue at the option of each holder of Series B Preferred Stock, into two (subject to adjustment) fully paid and nonassessable shares of Reorganized 50-OFF Common Stock.

  RIGHTS OF CONVERSION INTO SHARES OF SERIES A PREFERRED STOCK Subject to the terms of the Certificate of Designation for Series B Preferred Stock, each share of Series B Preferred Stock may be converted, provided such shares have not been redeemed, on or after such time as such share of Series B Preferred Stock is deemed fully convertible, into fully paid and nonassessable shares of Series A Preferred Stock. A share of Series B Preferred Stock will be deemed fully convertible at such time as a full Series A Conversion Right with respect to such share of Series B Preferred Stock has been deemed distributed by Reorganized 50-OFF.

  VOTING RIGHTS OF SERIES B PREFERRED STOCK Holders of Series B Preferred Stock will have no voting rights except as provided below and as required by the Delaware General Corporation Law. Holders of Series B Stock will be entitled to vote alongside the Reorganized 50-OFF Common Stock on all matters submitted to a vote of holders of Common Stock from and after the Disposition of the Lawsuits; provided, however, that for purposes of voting, each share of Series B Preferred Stock will be entitled to a number of votes equal to the then applicable conversion rate (expressed as the number of shares of Common Stock to be acquired upon conversion of one share of Series B Preferred Stock).

REORGANIZED 50-OFF COMMON STOCK

  AUTHORIZATION Reorganized 50-OFF will be authorized to issue 25,000,000 shares of Reorganized 50-OFF Common Stock.

  PAR VALUE The Reorganized 50-OFF Common Stock will have par value of $0.01 per share.

  RIGHTS Holders of Reorganized 50-OFF Common Stock will be entitled to one vote per share on all matters submitted to a vote of stockholders of the Company, including the election of Directors, and to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor. Upon liquidation of the Company, holders of Common Stock will be entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Company and the liquidation preference of Preferred Stock to be issued pursuant to the Plan and the Offering and such as may be issued in the future. Holders of Common Stock will not have cumulative voting rights or preemptive, subscription, conversion or redemption rights. The shares of Common Stock offered hereby, upon issuance, will be validly issued, fully paid and nonassessable.

  STOCK EXCHANGE LISTING When and if the requisite criteria are met, Reorganized 50-OFF will use reasonable efforts to cause the Reorganized 50-OFF Common Stock to be listed on the NASDAQ National Market.

RIGHTS

  Holders of the Rights had no voting rights and were not entitled to dividends. In the event of liquidation, dissolution or winding up of the Company, holders of the Rights were not entitled to participate in the distribution of the Company's assets. For a description of the Rights, see "The Offering," above.

                          THE PLAN OF REORGANIZATION

  THE FOLLOWING SUMMARY OF CERTAIN PROVISIONS OF THE PLAN DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ACTUAL PROVISIONS OF THE PLAN, A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

  The Plan requires that the Company's existing senior secured revolving credit facility lender, General Electric Credit Corporation ("GECC"), provide a post-confirmation revolving credit facility or be replaced by a new senior secured lender so that the Company has a source of revolving funds to continue to operate. GECC has given a formal commitment to the Company to provide such financing, subject to certain conditions. The Plan also provides for the restructure of the Company's secured obligation to MetLife Capital Corporation ("MetLife") at a face amount of $850,000. The Plan provides for the payment of such amount over approximately seven years. MetLife has agreed to such treatment.

  The Plan provides for the cancellation of all non-priority unsecured indebtedness of the Company. The Company estimates such cancellation will cause the elimination of approximately $25 million of unsecured debt and $3 million of secured debt which will be converted to unsecured debt from the Company's balance sheet. Each holder of an allowed general unsecured claim will, in cancellation of its claim, receive a pro rata share of the Company's new Series B Preferred Stock. Certain obligations of the Company to such holders of Series B Preferred Stock will be secured by two liens against potential net lawsuit proceeds from significant litigation being prosecuted by the Company. As net proceeds (net of certain items set forth in the Plan) from such litigation are received by the Company, holders of Series B Preferred Stock will receive (i) Series A Conversion Rights, which provide for conversion of Series B Preferred Stock to Series A Preferred Stock, until net proceeds reach $3,991,050 and (ii) Series A Preferred Stock for net proceeds in excess of $3,991,050 (provided that "excess" net proceeds, as defined in the Plan, will be paid in cash). The receipt of Series A Conversion Rights, Series A Preferred Stock and/or cash by holders of Series B Preferred Stock will result in a proportionate release of the liens. By issuing such Series B Preferred Stock to general unsecured creditors, such creditors will be essentially receiving the net value of the Company's significant litigation which was pending prepetition.

  Finally, the Plan provides for the recapitalization of the Company through cash raised from the Company's existing common stockholders (the "Rights Offering") and others (together with the Rights Offering, the "Offering") and, potentially, as discussed above, from the litigation. Specifically, the Plan provides for the issuance to such stockholders of rights to subscribe for units, each consisting of 20 shares of Series A Preferred Stock and 20 shares of Common Stock (a "Unit") and requires the sale of a minimum of 30,500 Units at $100.00 per Unit ($3,050,000). The Rights Offering, as extended, expired on May 22, 1997. The Company received approximately 4.4 million in subscriptions pursuant to the Rights Offering. Units not subscribed for pursuant to the Rights Offering may be offered to the public by the Company until such Offering expires. There can be no assurance that any additional subscriptions will be received. Subscriptions received in the Offering will be held in escrow with Bank One, Texas N.A. until the Effective Date of the Plan.

TREATMENT OF CLAIMS WITHIN THE PLAN OF REORGANIZATION

  The Bankruptcy Code requires the Debtors to classify Claims asserted against their estates. The Bankruptcy Code prohibits dissimilar creditors from being placed within the same class. Except for such prohibition, the Bankruptcy Code is silent as to other guidelines to be used in classification. Generally, every secured creditor is classified within a separate class. This is necessary because a secured creditor's rights against unique collateral are generally considered to be sufficiently dissimilar from any other creditor's rights to allow for joint classification. Priority claims, except for section 507(a)(1), (2) and (8) claims, are generally classified within the same class. To the extent that a Claimant and/or Public Equity Interest Holder has Claims and/or Interests in different classes, such Claims and/or Interests will not be aggregated.

ADMINISTRATIVE CLAIMS

  This group consists of all Administrative Claims allowed under section 507(a)(1) of the Bankruptcy Code. This category includes the "hold-back" portions of Claims for professional fees for various professionals (attorneys, accountants, financial advisors, etc.) retained by permission of the Court, estimated at $1,000,000 (approximately $200,000 recorded at January 31, 1997) at confirmation. This group also includes payments to cure defaults to landlords on Leases which the Debtors have assumed (payable over six months with interest at 9% per annum) and payments, which are otherwise unpaid, for post-petition occupancy on leases which the Debtors have rejected. The Debtors estimate that the combined total of such liability to landlords is approximately $730,714 which has been recorded in accrued liabilities at January 31, 1997. Also within this group of potential Claims, but not quantified, are obligations generally incurred in the ordinary course of operations, which Claims will be paid according to the agreed terms with those parties.

  PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS Each holder of an Allowed Administrative Claim against a Debtor will receive on the Distribution Date
(1) the amount of such holder's Allowed Claim in one Cash payment on the Distribution Date or (2) such other treatment as may be agreed upon in writing by the Committee, the Debtors and such holder; provided, however, that an Administrative Claim representing a liability incurred in the ordinary course of business of a Debtor may be paid in the ordinary course of business by such Debtor; and provided further that the payment of an Allowed Administrative Claim which is a Cure Payment shall be paid in six equal monthly installments with interest, due on the tenth day of the month, with the first such installment being due and payable on the first tenth day of the month to occur after the later of the Effective Date or the date of allowance of such Claim by Final Order.

  GECC CLAIM All GECC Obligations will be satisfied by refinancing, with GECC as the Senior Secured Exit Financing lender for the Reorganized 50-OFF Companies.

PRIORITY TAX CLAIMS

  This group consists of all Claims for taxes allowable under section 507(a)(8) of the Bankruptcy Code.

  Each holder of an Allowed Priority Tax Claim against a Debtor shall receive on the Distribution Date, in full satisfaction of such holder's Allowed Priority Tax Claim, (1) the amount of such holder's Allowed Claim, with interest accruing after the Effective Date at 6.62% per annum, in equal annual cash payments on each anniversary of the Distribution Date until the sixth such anniversary; (2) a lesser amount in one cash payment as may be agreed upon in writing; or (3) such other treatment as may be agreed upon in writing.

CLASSES

  For the purposes of the Plan, those Claimants holding Claims against, or stockholders holding Interests in, the Debtors are grouped in the following Classes in accordance with section 1122(a) of the Bankruptcy Code and will be treated under the Plan as described below.

 CLASS 1 -- ANY ALLOWED SECURED CLAIMS OF AD VALOREM TAXING AUTHORITIES

  On the Effective Date, each holder of an Allowed Claim in Class 1 will receive a Plan Secured Note and will retain its Tax Liens securing its Allowed Secured Claim as security for the Plan Secured Note until such Plan Secured
Note is paid in full.

 CLASS 2 -- ANY ALLOWED SECURED CLAIM OF METLIFE

  MetLife's Allowed Secured Claim will be treated as follows:

  AMOUNT OF ALLOWED SECURED CLAIM OF METLIFE MetLife's Allowed Secured Claim will be fixed at confirmation at the amount provided for in the MetLife Settlement Agreement (the "MetLife Allowed Secured Claim Amount").

  ISSUANCE OF RENEWAL NOTE The Reorganized 50-OFF Companies will execute, jointly and severally, and deliver to MetLife a renewal promissory note (the "MetLife Renewal Note") on the Distribution Date, which Note will have the following terms:

Original Principal:  The MetLife Allowed Secured Claim Amount ($850,000);
Interest Rate:       7.5% per annum;
Payments:            Monthly on the first day of each month beginning on the first day of the first full month occurring after the Effective Date; first
                     12 payments will be fixed at interest only; the following monthly payments will be in an amount necessary to amortize the remaining principal balance until maturity with equal monthly payments due on the first of each month with the final payment being due on Febru-
                     ary 1, 2004;
Maturity:            February 1, 2004; and
Other:               In all other respects, the MetLife Renewal Note will be in a form substantially similar to the existing note payable to MetLife.

  METLIFE'S COLLATERAL Except as provided as subpart (iv) below, MetLife will have a first priority senior lien on all FF&E in the Continuing Locations, which relates back to the date on which MetLife filed its financing statements against any of the Debtors in each of the states in which the Continuing Locations are located, which is junior only to the Tax Liens, if any, which prime a perfected lien creditor. Except as provided as subpart (iv) below, such lien will attach to "all present and future additions, attachments, and accessories thereto, all substitutions therefor and replacements thereof and all proceeds thereof, including all proceeds of insurance" to any of the following: all furniture, fixtures and equipment, including, but not limited to, all point of sale systems, telephone systems, surveillance cameras, security systems, receiving equipment, safes, time clocks, tv/vcr(s), office desks, chairs, racking, sizers, shelving, panels, tables, hangers and gondolas.

  RETENTION OF LIENS In accordance with section 1129(b)(2)(A), MetLife will retain its liens on the FF&E at the Continuing Locations or any new location to which such FF&E may be moved with or without MetLife's consent. Provided, however, MetLife shall not be given nor will it have a lien on after-acquired property which has been or is acquired by the Reorganized 50-OFF Companies after the Petition Date for a new store location so long as none of MetLife's collateral is moved to the new location, except if MetLife's collateral is moved to the new location, MetLife will have an after-acquired lien on all FF&E at that location. Provided, further, however, that MetLife will not have a senior lien on FF&E purchased or leased by one or more of the Debtors post-confirmation, upon which a party perfects a purchase money security interest or in which a party has an ownership interest and/or which is leased to the Debtors; however, the Debtors will provide MetLife with notice of same. The Debtors will execute and deliver any documents necessary to implement the terms of the Plan and/or the MetLife Settlement Agreement, including executing any documents which may be necessary or helpful to cure any existing infirmities in MetLife's pre-Petition Date documents, which lien will be a Senior Lien.

  RELEASE OF LIENS Upon satisfaction of the MetLife Renewal Note, MetLife will release all of its liens in any property of the Reorganized 50-OFF Companies securing the MetLife Renewal Note.

  FF&E IN NON-CONTINUING LOCATIONS. MetLife has repossessed and is in the process of foreclosing its security interest in FF&E in approximately 65 store locations at which the Debtors have rejected the leases. To the extent that MetLife has not completed any of the foreclosure sales as of the Confirmation Date, MetLife will retain its liens in that FF&E and be allowed to foreclose on same. Moreover, MetLife will retain its liens on the proceeds of such Foreclosure Sales. Under the MetLife Settlement Agreement, MetLife has agreed to give the Debtors credit for the greater of the actual net proceeds of the Foreclosure Sales or a fixed sum of $350,000.

  COMPROMISE OF AVOIDANCE ACTIONS Because MetLife and the Debtors have reached a binding agreement, approved by the MetLife Settlement Order, which provides that MetLife will: (1) not make the section 1111(b) Election, (2) timely vote all of its Claims, including its Secured Claim and its Deficiency Amount to accept the Plan without the need of changing its Ballot(s) from an initial rejection or without voting late, (3) not object to confirmation of the Plan,
(4) stipulate with the Debtors regarding the value of its FF&E in the Continuing Locations in accordance with the Value Stipulation, (5) agree to grant the Debtors the releases reflected in the MetLife Settlement Agreement of certain claims and (6) agree to compromise the amount of its deficiency unsecured claim; the Debtors have compromised and settled: (1) any preference, fraudulent transfer and other avoidance actions against MetLife; (2) any objections which the Debtors may have had, if any, to the commercial reasonableness of the Foreclosure Sales conducted by MetLife, including but not limited to the amount of MetLife's Deficiency Claim; (3) the Debtors will grant MetLife a lien upon all of the Reorganized Debtors' currently existing FF&E and the proceeds thereof to secure payment of the MetLife Renewal Note all as provided herein, including executing any documents which may be necessary or helpful to cure any existing infirmities in MetLife's pre-Petition Date documents, which lien will be a Senior Lien; and (4) MetLife will have an Allowed Secured Claim in an amount equal to the MetLife Allowed Secured Claim Amount and an Allowed General Unsecured Claim in an amount as set forth in the MetLife Settlement Agreement. This paragraph only summarizes some of the terms of the MetLife Settlement Agreement.

 CLASS 4 -- OTHER SECURED CLAIMS

  Each holder of an Allowed Secured Claim against a Debtor which is not otherwise classified will be treated as though in a separate class as follows:

  GENERAL TREATMENT Each holder of an Allowed Secured Claim against the Debtors will, at the sole option of the Debtors, receive on the Distribution Date on account of its Allowed Secured Claim: (a) a Plan Secured Note; (b) treatment as provided under section 1124(2) or (3) of the Bankruptcy Code, with the cash payments required by section 1124(2)(A) and (C) of the Bankruptcy Code being made on the Distribution Date; or (c) such holder's Collateral. If the holder of an Allowed Secured Claim against a Debtor receives treatment as provided in (a) or (b) above, such holder will retain the liens securing the Allowed Secured Claim until paid in full. Any Deficiency Amount related to a Secured Claim will be treated as a Class 7 General Unsecured Claim.

  NEGOTIATED TREATMENT Notwithstanding any other provision in the Plan, the Debtors, Committee and any holder of a Class 4 Allowed Secured Claim may agree to any alternate treatment of such Secured Claim which treatment will include preservation of such holder's lien; provided, however, that such treatment shall not provide a return to such holder of an amount having a present value in excess of the amount of such holder's Allowed Secured Claim. Each such agreement will be presented to the Court before or within thirty days after the Effective Date and will not materially and adversely impact the treatment of any other Creditor under the Plan.

 CLASS 5 -- ANY ALLOWED PRIORITY NON-TAX CLAIMS

  Each holder of an Allowed Priority Non-tax Claim against a Debtor will receive on the Distribution Date on account of its Allowed Priority Non-tax Claim the amount of such holder's Allowed Priority Non-tax Claim in one cash payment on the Distribution Date.

 CLASS 6 -- ANY ALLOWED CONVENIENCE CLAIMS

  In lieu of treatment as any other Class of claimant under the Plan, and in full satisfaction of any and all Claims against the Debtor, a holder of an Allowed Convenience Claim against the Debtor will receive, within 90 days of the Distribution Date, cash equal to the amount of 25% of such Allowed Convenience Claim.

 CLASS 7 -- ANY ALLOWED GENERAL UNSECURED CLAIMS NOT OTHERWISE CLASSIFIED

  Allowed Claims in Class 7 will be treated as follows in full satisfaction of any and all claims:

  Each holder of an Allowed Class 7 Claim will receive on the Distribution Dates on account of its General Unsecured Claim a Pro Rata Share of Series B Preferred Stock having an aggregate Series B Liquidation Preference in the amount of $3,991,050.

  Subject to the terms of the Plan, upon the Reorganized 50-OFF's receiving Net Lawsuits' Proceeds, it will issue Series A Conversion Rights to the holders of Series B Preferred Stock. A share of Series B Preferred Stock will be deemed fully convertible at such time as a full Series A Conversion Right with respect to such share of Series B Preferred Stock has been deemed distributed by Reorganized 50-OFF. One Series A Conversion Right will be issued for each $5.00 of Net Lawsuits' Proceeds received by the Reorganized 50-OFF. Series A Conversion Rights will be deemed distributed as and when sufficient Net Lawsuits' Proceeds are received by Reorganized 50-OFF to warrant an effective distribution, in Reorganized 50-OFF's discretion; provided, however, an effective distribution will be made upon receipt of $250,000 in Net Lawsuits' Proceeds for which no previous 50-OFF Series A Conversion Rights have been issued. Each distribution will be made on a pro rata basis to the holders of Series B Preferred Stock on the record date for the distribution. Upon the effective distribution of 798,210 (which is 3,991,050 divided by 5) Series A Conversion Rights, no further Series A Conversion Rights shall be issued.

  After the Reorganized 50-OFF distributes 798,210 Series A Conversion Rights and upon the Reorganized 50-OFF receiving any further Net Lawsuits' Proceeds, Reorganized 50-OFF will issue Series A Preferred Stock to the holders of Class 7 Claims. One share of Series A Preferred Stock will be issued for each $5.00 of Net Lawsuits' Proceeds received in excess of $3,991,050, except no Series A Preferred Stock will be issued on account of the Excess Net Lawsuits' Proceeds. Excess Net Lawsuits' Proceeds are payable to the holders of Class 7 Allowed Claims in cash and are defined as: 75% of all Net Lawsuits' Proceeds over $5 million but less than or equal to $6 million; 50% of all Net Lawsuits' Proceeds over $6 million but less than or equal to $7 million; and 25% of such Proceeds over $7 million but less than or equal to $8 million. Such Series A Preferred Stock will be issued as and when sufficient Net Lawsuits' Proceeds are received by the Reorganized 50-OFF to warrant a distribution, in Reorganized 50-OFF's discretion; provided, however, a distribution will be made upon $250,000 of Net Lawsuits' Proceeds' having been received by the Reorganized 50-OFF for which no previous 50-OFF Series A Conversion Rights or Series A Preferred Stock have been issued or for which no Excess Net Lawsuits' Proceeds have been distributed. Each such distribution will be made on a Pro Rata basis to the holders of Class 7 Allowed Claims.

  The holders of Allowed Claims in Class 7 have, as a Class, a lien against and assignment of the Net Lawsuits' Proceeds and Excess Net Lawsuits' Proceeds up to the full face amount of the Allowed Class 7 Claims to secure the Debtors' obligation to issue Series A Preferred Stock and to distribute the Excess Net Lawsuits Proceeds in cash to holders of Class 7 Allowed Claims as required in the Plan (the "Class 7 Lien"). The Class 7 Lien is a full assignment and security interest in and upon the Net Lawsuits' Proceeds and Excess Net Lawsuits' Proceeds, subject to the following terms and conditions:

  Such Class 7 Lien is junior in right and priority to: (1) any and all contingent fee interests held by counsel prosecuting such Lawsuits on behalf of the Debtors or the Reorganized Debtors, including the reimbursement of all expenses owing to such counsel; (2) the reimbursement of the Debtors and the Reorganized Debtors of all expenses directly relating to the prosecution of the Lawsuits paid by the Debtors or the Reorganized Debtors after the Petition Date, including after confirmation or after any conversion of the Chapter 11 Cases to chapter 7; (3) the Class 7 Agent's fees and expenses and the fees and expenses of any professionals hired by the Class 7 Agent; (4) the Chapter 11 Professional Fee Lawsuit Carve-Out; (5) the liens and security interest of the Senior Secured Exit Financing lender or any successor thereto; and (6) the Series B Preferred Stock Lien.

  Such Class 7 Lien is automatically attached and perfected without the need of the filing of any documents.

  Such Class 7 Lien is fully enforceable by judicial foreclosure exclusively in the Court, if and only if: (1) the Chapter 11 Cases are converted to Cases under chapter 7 of the Bankruptcy Code, either voluntarily or upon motion pursuant to Bankruptcy Code section 1112; or (2) Reorganized 50-OFF is filing a voluntary petition in chapter 7 bankruptcy or an order for relief in an involuntary chapter 7 bankruptcy is entered against Reorganized 50-OFF (collectively, (1) through (2) is referred to as the "Class 7 Events of Default").

  The Class 7 Lien will be deemed satisfied and released as to any portion of the Net Lawsuits' Proceeds or Excess Net Lawsuits' Proceeds for which either Series A Conversion Rights or Series A Preferred Stock (including fractions of such Rights or stock), as the case may be, are issued to the holders of Class 7 Allowed Claims and as to any of the Net Lawsuits' Proceeds distributed to the holders of Class 7 Claims. The Class 7 Lien will be deemed satisfied and released as to any portion of the Net Lawsuits' Proceeds for which either Series A Conversion Rights or Series A Preferred Stock (including fractions of such Rights or stock), are issued and held in the Contested Claims Escrow and as to any Excess Net Lawsuits' Proceeds which are distributed to and held in the contested Claims Escrow.

  The Debtors estimate that up to $30 million of claims, held by approximately 1,400 creditors, may exist in Class 7.

 CLASS 8 -- POLICY-INSURED TORT CLAIMS

  In full satisfaction of any and all Claims, each holder of a Policy-insured Tort Claim against a Debtor(s) will be treated as follows:

  PAYMENT THROUGH INSURANCE ONLY The holder of any Class 8 Allowed Claim will only receive payment from insurance policies held by the Debtors and will receive no payment of any amount or kind directly from the Debtors or the Reorganized 50-OFF Companies. Upon the later of the classification in this Class or the Effective Date, the stay will be lifted to allow for the liquidation of Policy-insured Tort Claims in any appropriate forum other than the Court. The Debtors may be a nominal party to such action, but will not be required to participate therein except as may be necessary to cooperate with any insurance company of the Debtors to preserve coverage.

  EFFECT OF RETENTION PROVISIONS If insurance proceeds become payable as a consequence of the Allowance of a Class 8 Claim and the particular insurance policy involved contains a retention or deductible provision that has not been previously paid by the Debtors, then and in such event, the amount of proceeds to be paid to the holder of the Class 8 Claim by the insurer will be reduced by a credit in an amount equal to the unpaid retention or deductible. The holder of such Claim will receive nothing on account of the portion of its Claim attributable to or equal to such unpaid retention or deductible. The credit upon the Class 8 Claim in the amount of the deductible or retention will conclusively be deemed to have satisfied such provisions within any and all insurance policies of the Debtors immediately as of the Effective Date and therefor to have eliminated any obligation of the Debtors to fund any further costs of defense.

  RIGHT TO OPT OUT OF CLASS In the event that a holder of a Class 8 Claim believes that the Plan has treated such Claim in a manner that unfairly discriminates between such Claim and a holder of a Claim in Class 7, such claimant may opt out of Class 8 by filing written notice of such opt-out with the Court and serving such notice of opt-out on counsel for the Debtors and counsel for the Committee before 90 days after the Effective Date. Upon making such opt-out, the holder of such Claim will have waived any right or ability to receive any proceeds of the Debtors' insurance coverage; instead, such opt-out claimant will be treated as a Class 7 Claim to the extent the opt-out Claim becomes an Allowed Claim.

  DUTY OF COOPERATION; EFFECT OF NON-PAYMENT OF DEDUCTIBLE The Reorganized 50-OFF Companies will have a continuing duty to cooperate with and assist the insurers issuing or having issued policies to a Debtor(s) in defense of Claims, to the extent that such duty existed pre-Petition Date; provided, however, that the obligation to pay any policy retention or deductible shall be discharged. The discharge of such obligation will have no effect on the validity and enforceability of any insurance policies in which the Debtors are the insured party; such policies will remain in full force and effect.

 CLASS 9 -- SELF-INSURED TORT CLAIMS

  Any Allowed Self-insured Tort Claim will be treated as a Class 9 Claim; provided, however, that to the extent that any Allowed Self-insured Tort Claim exceeds the amount necessary to receive payment from or upon any Stop Loss Policy, then such Allowed Claim will receive the amount paid pursuant to any Stop Loss Policy in cash; provided, further, however, that to the extent that a holder of an Allowed Self-insured Tort Claim receives payment from or as a result of any Stop Loss Policy, the holder of such Allowed Self-insured Tort Claim will credit to the portion of its Allowed Claim which is not paid by the Stop Loss Policy $10.00 for each $1.00 received on account of the Stop Loss Policy. In the event that a holder of a Class 9 Claim believes that the Plan has treated such Claim in a manner that unfairly discriminates between such Claim and a holder of a Claim in Class 7, such claimant may opt out of Class 9 by filing written notice of such op-out with the Court and serving such notice of opt-out on counsel for the Debtors and counsel for the Committee before 90 days after the Effective Date. Upon making such opt-out, the holder of such Claim will have waived any right or ability to receive any proceeds of the Debtors insurance coverage; instead, such opt-out claimant will be treated as a Class 7 Claim to the extent the opt-out Claim becomes an Allowed Claim.

 CLASS 10 -- EQUITY INTERESTS IN THE DEBTOR SUBSIDIARIES

  A holder of an Equity Interest in one of the Debtor Subsidiaries will continue to own and hold such Equity Interest unaffected by the Plan.

 CLASS 11 -- PUBLIC EQUITY INTERESTS IN 50-OFF

  Holders of Public Equity Interests were provided the opportunity to participate in the Rights Offering. See "The Offering." Otherwise, all Public Equity Interests in 50-OFF will be canceled as of the Effective Date.

 CLASS 12 -- OTHER EQUITY INTERESTS IN 50-OFF

  Each outstanding warrant or option will be canceled and of no further effect as of the Effective Date.

 CLASS 13 -- DISALLOWED CLAIMS, SUBORDINATED CLAIMS, SECURITIES LAWS CLAIMS AND PENALTY CLAIMS

  The holders of Disallowed Claims, Subordinated Claims, Securities Laws Claims, Penalty Claims and any other Claims against the Debtors not otherwise expressly provided for in the Plan will receive no distributions under the Plan on account of such Claims.

SELECTED OTHER PROVISIONS OF THE PLAN

 CHARTER AND BYLAWS

  The charter and bylaws of Reorganized 50-OFF and the Debtor Subsidiaries were filed as Plan Documents and contain such provisions as are necessary to satisfy the provisions of the Plan and, to the extent necessary, subject to further amendment of the charter and bylaws, as permitted by applicable law. Such charter and bylaws contain indemnification provisions applicable to the officers, Directors and employees of the Reorganized 50-OFF Companies and such other Persons as may, in the discretion of the Boards of Directors of the Debtors, be appropriate.

 CORPORATE AUTHORITY

  All actions and transactions contemplated under the Plan, including, but not limited to, the authorization, offer and sale of Units pursuant to the Offering and the Rights Offering, the authorization, offer, sale and issuance of shares of Reorganized 50-OFF Common Stock pursuant to the Offering, the Rights Offering and the Plan, the authorization and distribution of Rights to holders of 50-OFF Old Common Stock pursuant to the Plan, the authorization, offer, sale and issuance of the Series A Preferred Stock pursuant to the Offering, the Rights

Offering and the Plan, the authorization and issuance of Reorganized 50-OFF Series B Preferred Stock pursuant to the Plan, the resizing and reconstituting of the Reorganized 50-OFF Board of Directors and the issuance of debt instruments, promissory notes and related securitization documents, were authorized upon Confirmation of the Plan without the need of Board or stockholder approval, notice or meetings, other than the notice provided by serving the Plan on all known Creditors of the Debtors, all Interest Holders as of March 21, 1997 and all current Directors of the Debtors. The Confirmation Order includes provisions dispensing with the need of Board or stockholder approval, notice or meetings in connection with the effectuation of the Plan and authorizing and directing the President and current Assistant Secretary of the Debtors to take all action, including the execution of documents, necessary to effectuate the Plan.

 ASSUMPTION OF LIABILITIES

  The liability for and obligations under the Plan will be assumed by and become joint and several obligations of each of the Reorganized 50-OFF Companies.

 SECURITIES LAW MATTERS

r It is an integral and essential element of the Plan that the offer, sale, distribution and issuance to holders of Allowed Claims and Public Equity Interests of the Rights to subscribe to Units pursuant to the Rights Offering, the Units, the Reorganized 50-OFF Common Stock, the Series A Preferred Stock and the Series B Preferred Stock pursuant to the Plan are exempt from registration under the Securities Act of 1933, as amended, and similar state laws pursuant to section 1145 of the Bankruptcy Code. The Confirmation Order includes a finding and conclusion, binding upon all parties to the Cases, any subsequent trustee, the Securities and Exchange Commission ("SEC"), and all state regulatory or enforcement agencies, to the effect that all such offers, sales, distributions and issuances fall within the section 1145 exemption.

 EXIT FINANCING APPROVAL

  The Plan was considered a motion, pursuant to Bankruptcy Code sections 364(c) and (d), to approve senior secured exit financing in an amount of up to $15,000,000, with liens granted to the lender of such senior secured exit financing in priority to all other liens, including senior to Statutory Landlords' Liens and Tax Liens, but junior to Senior Liens (the "Senior Secured Exit Financing"). The Confirmation Order includes provisions approving such Senior Secured Exit Financing and granting the liens and priority.

 DISCHARGE

  The rights afforded in the Plan and the payments and distributions to be made thereunder will discharge all existing debts and Claims of any kind, nature or description whatsoever against the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code; upon the Effective Date, all existing Claims against the Debtors will be, and will be deemed to be discharged; and all holders of Claims will be precluded from asserting against the Debtors, or any of their assets or properties, any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder filed a proof of Claim. Confirmation of the Plan and the obligations imposed on the Debtors therein are in complete satisfaction, discharge and release of all Claims of any nature whatsoever against the Debtors or any of their assets or properties; and, upon the Effective Date, the Debtors will be deemed discharged and released from any and all Claims, including but not limited to demands and liabilities that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan. Except as provided in the Plan, the Confirmation Order is a judicial determination of discharge of all liabilities of the Debtors. As provided in section 524 of the Bankruptcy Code, such discharge will void any judgment against the Debtors at any time obtained to the extent it relates to a Claim discharged, and operates as an injunction against the prosecution of any action against the Debtors, or the property of any of them, to the extent it relates to a discharged Claim.

 INJUNCTIONS

  The Confirmation Order contains such injunctions as may be necessary and helpful to effectuate the discharge of the Debtors provided in the Plan. Without limiting the generality of the foregoing, such injunctions include an absolute prohibition from collecting Claims in any manner other than as provided for in the Plan.

 EXCULPATIONS

  Neither the Debtors, the Committee, the Disbursing Agent, the Class 7 Agent nor any of their respective members, officers, Directors, employees, agents or professionals will have or incur any liability to any holder of a Claim or Equity Interest for any act, event or omission in connection with, or arising out of, the Chapter 11 Cases, the confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence.

 DE MINIMIS DISTRIBUTIONS

  No distribution of less than twenty-five dollars ($25.00) will be made to any holder of an Allowed Claim. Such undistributed amount will be retained by Reorganized 50-OFF.

 BANKRUPTCY RESTRICTIONS

  From and after the Effective Date, the Reorganized 50-OFF Companies will no longer be subject to the restrictions and controls provided by the Bankruptcy Code (e.g., section 363 or 364). The Reorganized 50-OFF Companies may operate their businesses in such manner as is consistent with companies not in bankruptcy without the need of seeking Court approval with regard to any aspect of the Reorganized 50-OFF Companies' business. No monthly operating reports will be filed after the Effective Date.

 BINDING EFFECT

  The Plan will be binding upon and inure to the benefit of the Debtors, the holders of Claims, the holders of Equity Interests and their respective successors and assigns.

 GOVERNING LAW

  Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the Delaware General Corporation Law or the law of the jurisdiction of organization of any entity, the internal laws of the State of Texas will govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan or the Chapter 11 Cases, including the Plan Documents, except as may otherwise be provided in such agreements, documents, instruments and Plan Documents.

 MODIFICATION OF PLAN

  The Plan may be modified at any time after the Confirmation Date and before substantial consummation by the Proponents, provided that (i) the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, (ii) the Court, after notice and a hearing, confirms the Plan as modified, under section 1129 of the Bankruptcy Code and (iii) the circumstances warrant such modifications. A holder of a Claim or Equity Interest that has accepted or rejected the Plan will be deemed to have accepted or rejected, as the case may be, such plan as modified, unless, within the time fixed by the Court, such holder changes its previous acceptance or rejection.

 CLOSING THE CASES

  Upon (1) paying all Allowed Claims required to be paid pursuant to Article 5 of the Plan, (2) making and delivering the promissory notes contemplated by the Plan to holders of Allowed Claims in Classes 1, 2 and 4, and (3) making all distributions required to holders of Allowed Claims in Classes 5 and 6, and (4) after all Class 7 Claims have been liquidated by Final Order and all Series B Preferred Stock issued, the Plan will be deemed fully consummated and, upon motion by the Reorganized 50-OFF Companies, the Chapter 11 Cases will be closed. Upon such motion the Court will issue final decrees containing such provisions as may be equitable. The Court may reopen such Cases upon a motion filed by the Class 7 Agent as necessary to enforce the Class 7 Lien.

OTHER LITIGATION

 BANKRUPTCY CAUSES OF ACTION

  PREFERENCES Pursuant to the Bankruptcy Code, a debtor may recover certain preferential transfers of property, including cash, made while insolvent during the 90 days immediately prior to the filing of its bankruptcy petition with respect to pre-existing debts to the extent the transferee received more than it would have in respect of the pre-existing debt had the debtor been liquidated under chapter 7 of the Bankruptcy Code. In the case of "insiders," the Bankruptcy Code provides for a one-year preference period. There are certain defenses to such recoveries. Transfers made in the ordinary course of the debtor's and the transferee's business according to the ordinary business terms are not recoverable. Furthermore, if the transferee extended credit subsequent to the transfer (and prior to the commencement of the bankruptcy case), such extension may constitute a defense, to the extent of any new value, against any otherwise recoverable transfer of property. If a transfer is recovered by debtor, the transferee has a general unsecured claim against the debtor to the extent of the recovery. The Debtors reserve all rights to pursue, in their sole discretion, any preference to the full extent allowed under the Bankruptcy Code and applicable state laws.

  FRAUDULENT TRANSFERS Under the Bankruptcy Code and various state laws, a debtor may recover certain transfers of property, including the grant of a security interest in property, made while insolvent or which rendered it insolvent if, and to the extent, the debtor receives less than fair value for such property. The Debtors reserve all rights to pursue, in their sole discretion, any fraudulent transfer to the full extent allowed under the Bankruptcy Code and applicable state laws.

  POTENTIAL LITIGATION In addition to the foregoing, the Debtors believe that certain of the Claims may be subject to offset. There also may exist claims and causes of action against third parties arising prior to the Petition Date. These causes of action may be enforced either by way of setoff against Claims filed against the bankruptcy estate or may be prosecuted by the Debtors. The Debtors have sole discretion to object to any Claims and to prosecute any objection as they see fit.

 PRE-PETITION DATE LAWSUITS/INSURANCE

  On the Effective Date, all pre-Petition Date lawsuits, litigations, administrative actions or other proceedings, judicial or administrative, in connection with the assertion of a Claim, including any Self-insured Tort Claim, will be dismissed as to the Reorganized Debtors, except claims which are Policy-insured Tort Claims. Such dismissal will be with prejudice to the assertion of such Claim in any manner other than as prescribed by the Plan. All parties to any such action were enjoined by the Court in the Confirmation Order from taking any action to impede the immediate and unconditional dismissal of such actions. Confirmation and consummation of the Plan will have no effect on insurance policies of the Debtors in which the Debtors or any one of them is or was the insured party; the Reorganized 50-OFF Companies will become the insured party under any such policies. Each insurance company is prohibited from, and the Confirmation Order includes an injunction against, denying, refusing, altering or delaying coverage on any basis regarding or related to the Debtors' bankruptcies, the Plan or any provision within the Plan, including the treatment or means of liquidation set out within the Plan for Policy-insured Tort Claims or Self-insured Tort Claims.

SECURITIES LAWS CONSIDERATIONS

 GENERAL

  The Reorganized 50-OFF Common Stock and the Reorganized 50-OFF Preferred Stock (both series) to be issued pursuant to the Plan constitute "securities" for purposes of federal and state securities laws. As discussed below, section 1145 of the Bankruptcy Code provides that the registration requirements under federal and state securities laws do not apply to the issuance of securities by a debtor under a plan of reorganization to holders of claims or interests wholly or principally in exchange for those claims or interests. With certain exceptions, recipients of such securities may also resell them without registration under such laws.

  ISSUANCE Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization from registration under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities law registration requirements. For the original issuance of securities under the Plan to be so exempt, three principal requirements must be satisfied: (i) the securities must be issued by the Debtors or its successor under the Plan, (ii) the recipient of the securities must hold a Claim against or Interest in the Debtors, and (iii) the securities must be issued entirely in exchange for the recipient's Claim against or Interest in the Debtors, or "principally" in such exchange and "partly" for cash or property. The Bankruptcy Code also exempts ". . . the offer of a security through any warrant, option, right to subscribe or conversion privilege that was sold in the manner specified in ...(i) through(iii) in the immediately preceding sentence), or the sale of a security upon the exercise of such a warrant, option, right or privilege". 11 U.S.C. (S) 1145(a)(2). Although uncertainty exists with respect to the issuance of the Units and the securities represented thereby, it is the Company's position that the issuance of all securities pursuant to the Plan satisfies the foregoing requirements and, accordingly, is exempt, pursuant to section 1145 of the Bankruptcy Code, from registration under the Securities Act and state securities laws. The Bankruptcy Court confirmed the Company's position in its Confirmation Order.

  As part of a compromise with the Securities and Exchange Commission, which had challenged the Company's position at the Company's hearing on its Disclosure Statement, and to permit offers and sales to non-creditors and non-holders of Public Equity Interests, the Company agreed, without waiving its position with respect to section 1145, to file a Registration Statement, of which this Prospectus is a part. The compromise further provided that the Units could be offered and subscribed (with the money placed in escrow) commencing 20 days after the initial filing (on April 11, 1997) of such Registration Statement with the Securities and Exchange Commission.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  Under the Internal Revenue Code of 1986, as amended (the "Tax Code") and regulations promulgated thereunder (the "Regulations"), there are certain significant federal income tax consequences associated with the Plan for the Debtors, Claimants and Interest Holders. Certain of these consequences are discussed below. The tax consequences described below are subject to significant uncertainties because of (i) the complexity of the transactions contemplated by the Plan, (ii) the uncertainty as to the tax consequences of events in prior years, including changes made by the Bankruptcy Tax Act of 1980 ("BTA80"), the Tax Reform Act of 1985 ("TRA85"), the Tax Reform Act of 1986 ("TRA86"), the Omnibus Reconciliation Act of 1987 ("ORA87"), the Technical and Miscellaneous Revenue Act of 1988 ("TAMRA"), the Omnibus Budget Reconciliation Act of 1989 ("OBRA89"), the Revenue Reconciliation Act of 1990 ("RRA90") and the Revenue Reconciliation Act of 1993 ("RRA93"), (iii) the differences in the nature of the Claims of the various Claimants, their taxpayer status, residence and methods of accounting (including Claimants within the same Class), (iv) prior actions taken by Claimants with respect to their Claims and (v) the possibility that events or legislation subsequent to the date hereof could change the federal tax consequences of the transactions. There may also be state, local or foreign tax issues that may affect particular Claimants.

  HOLDERS OF PUBLIC EQUITY INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS RESPECTING THE INDIVIDUAL TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED UNDER OR IN CONNECTION WITH THE PLAN, INCLUDING STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

 TAX CONSEQUENCES TO DEBTORS

  GENERAL Pursuant to the Plan, a significant portion of the outstanding indebtedness of the Debtors is being satisfied at a discount. The debt forgiveness income resulting from the satisfaction of Claims at a discount should not constitute taxable income, although it will reduce tax attributes, such as net operating loss ("NOL") carryovers. The utilization of any NOLs remaining after application of the attribute reduction rules may be subject to limitations imposed by section 382 of the Tax Code.

  DETERMINATION OF AVAILABLE TAX ATTRIBUTES The Debtors are members of a consolidated tax return of which 50-OFF is the common parent. The consolidated tax return for the tax year of the Debtors ended January 31, 1997, reflected NOL carryovers of $48,032,000. Such NOL carryovers do not take into account the possibility of adjustments which may be asserted by the Internal Revenue Service (the "IRS") on any audit.

  TREATMENT OF DEBT DISCHARGE INCOME UNDER THE PLAN Pursuant to the Plan, the aggregate outstanding indebtedness of the Debtors will be substantially reduced. In general, section 61(a)(12) of the Tax Code provides that a taxpayer who realizes discharge of indebtedness income must include such income ("Debt Discharge Income") in taxable gross income. The Tax Code further provides in section 108(a)(1), however, that if a taxpayer is in a Title 11 case and the discharge of indebtedness is pursuant to a plan approved by a bankruptcy court, such Debt Discharge Income is not required to be included in gross income. However, section 108(b) of the Tax Code further provides that amounts so excluded from gross income will reduce certain tax attributes of the taxpayer, including NOL carryovers and the adjusted tax bases of assets.

  Debt Discharge Income will arise with respect to those Claimants whose Claims are discharged by a payment of Cash or distributions of property, including common or preferred stock of Reorganized Debtor, with a value less than the face amount of the Allowed Claims. The Debt Discharge Income would equal the excess of the debt canceled over the Cash and fair market value of property received in exchange therefor. The Debtors are satisfying over $29 million of Claims by delivery of Series B Preferred Stock and, possibly, Series A Preferred Stock. The Debtors have not determined what the value of the Series B Preferred Stock will be for purposes of computing the amount of Debt Discharge Income, however the Debtors believe that the amount of debt satisfied will exceed the value of such Series B Preferred Stock. The Debtors estimate that the total amount of Debt Discharge under the Plan will be over $25 million. Regardless of the amount of Debt Discharge Income, there will be no taxes payable by the Debtors as a result of the Debt Discharge Income. The Debt Discharge Income will, however, reduce any NOLs of the Debtor unless the Debtor elects to apply the Debt Discharge Income to reduce the basis of its depreciable assets.

  EFFECT OF SECTION 382 Under the TRA86, substantial changes were made to Tax Code Sections 382 and 383. These changes placed limitations on the utilization of tax attributes, such as NOL carryovers, after certain ownership changes. In general, an ownership change of more than fifty percent (50%) of the value of stock in a loss corporation within a three-year testing period (hereinafter "Ownership Change") will trigger limitations (hereinafter "Section 382 Limitation") as to the use of a loss corporation's NOL carryovers. The NOL carryovers, which are subject to the Section 382 Limitation, may also include certain losses and deductions which are generated and reportable after the Ownership Change, but which are "built-in" as of the date of the Ownership Change. After an Ownership Change, the amount of a loss corporation's taxable income that can be offset by any existing NOL carryovers cannot exceed an amount equal to the value of the loss corporation, multiplied by a specific rate of return, namely, the federal adjusted long term tax exempt bond rate.

  Under the Plan, the ownership of the Debtors may change by more than 50%. Accordingly, the NOL carryovers existing as of the date of the Ownership Change could be subject to the Section 382 Limitation. Accordingly, even if any NOL's did survive after application of the attribute reduction rules, the ability to utilize such NOL's could be substantially affected due to a change in ownership of the Debtors unless the Debtors can utilize one of the special exceptions to the normal Section 382 rules. Section 382 of the Tax Code also contains a provision, Section 382(1)(5), which provides that in a Title 11 or similar case under the jurisdiction of a bankruptcy court (hereinafter "Title 11 Case"), the Section 382 Limitation will not apply to any ownership change resulting from such a proceeding if the creditors and stockholders immediately before such ownership change, own after such ownership change and as a result of being stockholders or creditors immediately before such ownership change, 50% of the stock of the loss corporation. For purposes of this provision, only claims held by "qualifying creditors," persons who were creditors as of a date eighteen months before the filing of the petition under Title 11 or whose claims arose in the ordinary course of the trade or business of the loss corporation (and were at all times beneficially owned by such persons), are taken into account.

  Under Tax Code (S) 382(1)(5), a "toll charge" must be paid. Specifically, the existing NOL carryovers are subject to reduction by 100% of the interest deducted which was paid or accrued during the current and the three tax years prior to the year of the Effective Date of the Plan on indebtedness which is converted to stock.

  Under the Plan, the Debtors may experience an ownership change and will consider whether it qualifies for treatment under Tax Code (S) 382(1)(5) and, if it qualifies, the amount of the "toll charge." In this respect, it is noted an estimated maximum of $700,000 of interest was deducted with respect to Claims or debt instruments being converted to stock. The Debtors have not determined whether the various requirements of (S) 382(l)(5) will be met. The determination as to whether (S)382(d)(5) will be met is most complex in this factual pattern. This is because, among other factors, it is not clear how much stock will be issued to the qualifying creditors inasmuch as the final distribution will be a function of the recovery from certain litigation actions which may take some time to resolve. Moreover, they may choose not to elect to be governed by this provision if they determine there is a substantial risk of another ownership change. Section 382(l)(5)(D) provides that if a Debtor experiences another ownership change within two years of electing the benefits of (S) 382(l)(5), the Section 382 Limitation after such second ownership change shall be zero, thereby effectively eliminating the NOL carryovers. If the Debtors believe that a second ownership change may likely occur they would not elect Section 382(l)(5) even if eligible but could instead utilize Section 382(l)(6).

  Section 382(1)(6) of the Tax Code provides a special rule for debtors in Title 11 Cases. In the event Tax Code (S) 382(1)(5) is not available or is undesirable, Reorganized Debtor may benefit from a special valuation rule. Under this special rule, for purposes of computing the annual Section 382 Limitation, the value of the loss corporation is determined by including the increase in the value of stock that occurs as the result of any surrender or cancellation of the Claims of Creditors. This special rule might result in a greater value for the Debtors and a less onerous Section 382 Limitation on the use of the Debtors' NOL or credit carryovers by the Reorganized Debtors.

  In summary, under the Plan, all the existing stock of the Debtors will be canceled, although former Stockholders who exercise their rights under a "Rights Offering" may acquire shares of the Reorganized Debtors by paying additional Cash. Also, Equity Securities of Reorganized 50-OFF will be issued to Creditors. The transaction contemplated by the Plan will result in an ownership change as defined in Tax Code (S) 382. The determination as to whether the Debtors qualify for the benefits of Section 382(l)(5) and the decision to elect or utilize the bankruptcy exception under section 382(1)(5) or to utilize the special valuation rule under Section 382(l)(6) will be made after a careful examination of all relevant facts, including the value of the stock, the amount and expiration dates of such carryovers, the existence and amount of any built-in losses or deductions and the best available projections of taxable income and loss for succeeding years.

  COMPUTATION OF ALTERNATIVE MINIMUM TAX ("AMT") AMT must be paid by a corporation when and to the extent that its liability for AMT is greater than its regular tax liability. AMT is equal to twenty percent (20%) of alternative minimum taxable income ("AMTI") less certain allowable credits. Under the Tax Code, AMTI generally equals regular taxable income, increased or decreased by certain adjustments and preference items. However, only ninety percent (90%) of AMTI can be offset with NOL carryovers. AMT liability, regardless of the amount of available NOL carryovers, will be at least twenty percent (20%) of the ten percent (10%) of AMTI that cannot be offset with NOL carryovers. The Debtors do not believe that they will be liable for the AMT.

 TAX CONSEQUENCES TO HOLDERS OF COMMON STOCK



  Pursuant to the Plan, all shares of 50-OFF, the parent of the consolidated group of Debtors are being canceled, subject to the Rights Offering. While the issue is not free from doubt, the Company believes the existing common stockholders should be treated as receiving Rights in exchange for their Old Common Stock. Under this view and under current law, each stockholder will recognize gain or loss equal to the difference between (i) the fair market value of the Rights and (ii) the adjusted tax basis the stockholder has in his shares. Each stockholder will have a basis in its Rights equal to the fair market value of the Rights. In this respect it should noted that the Treasury has proposed regulations which would likely cause warrants (subscription rights) to be treated as stock or securities. If these regulations were adopted in their proposed form, existing stockholders might be viewed as participating in a tax-free reorganization and would not be entitled to recognize any loss. The regulations will not be effective until sixty days after adopted.

 TAX CONSEQUENCES TO NEW INVESTORS AND HOLDERS OF COMMON STOCK

  Investors who purchase Units must allocate the amount paid for such Units between the Common Stock and Series A Preferred Stock based on the fair market value. Existing holders of Common Stock who received Rights in exchange for their Old Common Stock will include in their basis in the Common Stock and Series A Preferred Stock an allocable portion of their basis in the Rights.

  BECAUSE THE FINAL OUTCOME DEPENDS SO MUCH ON EACH INDIVIDUAL PUBLIC EQUITY INTEREST HOLDER'S SITUATION, IT IS IMPERATIVE THAT EACH PUBLIC EQUITY INTEREST HOLDER SEEK INDIVIDUAL TAX COUNSEL FOR ADVICE ON HIS PARTICULAR SITUATION.

CONFIRMATION OF THE PLAN

  At the Confirmation Hearing, the Court determined the requirements of section 1129(a) of the Bankruptcy Code had been satisfied, and the Court entered the Confirmation Order. Among the requirements for confirmation under the Bankruptcy Code are:

    . The Plan complies with the applicable provisions of the Bankruptcy
      Code.

    . The proponents of the Plan have complied with the applicable provisions of the Bankruptcy Code.

    . The Plan has been proposed in good faith and is not by any means forbidden by law.

    . The proponents of the Plan have disclosed the identity and affiliation of any individual proposed to serve, after confirmation of the Plan, as Director, officer or voting trustee of the Debtors, and the appointment to, or the continuance in, such office of such individual, is consistent with the interests of Creditors and equity security holders and with public policy.

    . The proponents of the Plan have disclosed the identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of the compensation for such insider.

    . With respect to each Class of impaired Claims, either each holder of a Claim in such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claims property of a value, as of the Effective Date of the Plan, that is not less than the amount such Claimant would receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code.

    . Confirmation of the Plan is not likely to be followed by the liquidation of the Debtors or the need for further financial reorganization of the Debtors or any successors to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

                                 LEGAL OPINION

  The validity of the Common Stock and Series A Preferred Stock offered hereby will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld LLP, San Antonio, Texas. In passing on the validity of the Common Stock and Series A Preferred Stock, Akin, Gump, Strauss, Hauer & Feld, LLP will rely upon the opinion of Sheinfeld, Maley & Kay, P.C., bankruptcy counsel to the Company, regarding the confirmation by the United States Bankruptcy Court for the Western District of Texas, San Antonio Division, of the Company's Joint Plan of Reorganization, as amended, and matters pertaining to Section 303 of the Delaware General Corporation Law in connection with the approval of the Company's Joint Plan of Reorganization, as amended.

                                    EXPERTS

  The consolidated financial statements of the Company as of January 31, 1997 and February 2, 1996 and for each of the years in the three-year period ended January 31, 1997, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and in the Registration Statement (which report expresses an unqualified opinion and includes explanatory paragraphs referring to a substantial doubt as to 50- OFF Stores, Inc.'s ability to continue as a going concern and bankruptcy filing), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, Los Angeles Regional Office, Suite 1100, 5670 Wilshire Boulevard, Los Angeles, California 90036, and Chicago Regional Office, 500 W. Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or through the Internet from the SEC's home page on the World Wide Web at http://www.sec.gov.

  This Prospectus, which constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act, omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning provisions of any documents are not necessarily complete, and each amendment is qualified in its entirety by reference to the copy of such document filed with the Commission.

                      50-OFF STORES, INC. AND SUBSIDIARIES

                             INDEX TO CONSOLIDATED

                              FINANCIAL STATEMENTS

                                                                        PAGE
                                                                      ---------
Independent Auditors' Report.........................................    F-2
Consolidated Balance Sheets--January 31, 1997 and February 2, 1996...    F-3
Consolidated Statements of Operations--Years ended January 31, 1997,
 February 2, 1996
 and February 3, 1995................................................    F-4
Consolidated Statements of Changes in Stockholders' (Deficit)
 Equity--Years ended January 31, 1997, February 2, 1996 and February
 3, 1995.............................................................    F-5
Consolidated Statements of Cash Flows--Years ended January 31, 1997,
 February 2, 1996
 and February 3, 1995................................................ F-6; F-7
Notes to Consolidated Financial Statements........................... F-8--F-18

   Schedules are omitted because they are not applicable or not required, or because the required information is included in the consolidated financial statements or notes thereto.

                       INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders

50-OFF Stores, Inc.

San Antonio, Texas

  We have audited the accompanying consolidated balance sheets of 50-OFF Stores, Inc. and subsidiaries (Debtor in Possession) as of January 31, 1997 and February 2, 1996, and the related consolidated statements of operations, changes in stockholders' (deficit) equity and cash flows for each of the three years in the period ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of 50-OFF Stores, Inc. and subsidiaries as of January 31, 1997 and February 2, 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1997 in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, the Company has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's need to increase sales and ultimately to attain profitable operations; the need to successfully complete negotiation of a post-confirmation credit facility and ultimately comply with its terms, covenants and conditions; and the need to complete the offering of the shares by the Company pursuant to its plan of reorganization which is required in order for the Company to emerge from bankruptcy raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

San Antonio, Texas

June 9, 1997

                      50-OFF STORES, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                               JANUARY 31, 1997 FEBRUARY 2, 1996
                                               ---------------- ----------------
CURRENT ASSETS:
Cash and cash equivalents....................    $   491,297      $   341,334
Cash in escrow...............................        330,000               --
Accounts receivable..........................        717,852        1,129,604
Merchandise inventories......................     12,974,958       27,753,965
Prepaid and other current assets.............        393,526          437,226
                                                 -----------      -----------
  Total current assets.......................     14,907,633       29,662,129
                                                 -----------      -----------
PROPERTY AND EQUIPMENT-NET...................      3,988,760       24,888,222
OTHER ASSETS.................................        358,343          899,126
                                                 -----------      -----------
  TOTAL ASSETS...............................    $19,254,736      $55,449,477
                                                 ===========      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Credit Facility..............................    $ 5,396,580      $        --
Accounts payable-trade.......................      1,381,708        8,595,246
Accounts payable-other.......................      2,032,512        4,238,123
Accrued expenses and other current
liabilities..................................      1,757,468        3,280,093
Current portion of closed store costs........             --        1,168,213
Current portion of long-term debt............        266,667        1,286,372
                                                 -----------      -----------
  Total current liabilities..................     10,834,935       18,568,047
                                                 -----------      -----------
CREDIT FACILITY, refinanced..................             --       11,218,051
LONG-TERM DEBT, less current portion.........             --        3,884,515
LIABILITIES SUBJECT TO COMPROMISE............     30,250,544               --
COMMITMENTS AND CONTINGENCIES (NOTE 2, 4, 5,
8 AND 10)
STOCKHOLDERS' (DEFICIT) EQUITY:
Preferred stock, $1.00 par value, 5,000,000
 shares authorized,
 no shares issued and outstanding............             --               --
Common stock, $.01 par value, 20,000,000
 shares authorized,
 12,200,915 outstanding at January 31, 1997
 and February 2, 1996........................        122,009          122,009
Additional paid-in-capital...................     36,022,264       36,022,264
Subscription receivable......................     (3,991,050)      (3,991,050)
Accumulated deficit..........................    (53,983,966)     (10,374,359)
                                                 -----------      -----------
  Total stockholders' (deficit) equity.......    (21,830,743)      21,778,864
                                                 -----------      -----------
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)
EQUITY.......................................    $19,254,736      $55,449,477
                                                 ===========      ===========

          See accompanying notes to consolidated financial statements.

                      50-OFF STORES, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                       YEAR ENDED    YEAR ENDED    YEAR ENDED
                                      JANUARY 31,   FEBRUARY 2,   FEBRUARY 3,
                                          1997          1996          1995
                                      ------------  ------------  ------------
NET SALES............................ $106,193,561  $175,022,949  $201,543,133
COST OF SALES........................   78,560,029   118,628,507   135,559,833
                                      ------------  ------------  ------------
GROSS PROFIT.........................   27,633,532    56,394,442    65,983,300
                                      ------------  ------------  ------------
OPERATING EXPENSES:
  Selling, advertising, general and
   administrative....................   42,295,234    57,376,682    63,827,264
  Depreciation and amortization......    3,223,122     3,950,680     3,779,082
  Closed store costs.................           --      (409,145)    5,018,593
                                      ------------  ------------  ------------
                                      ------------  ------------  ------------
REORGANIZATION ITEMS:
  Severance payroll..................      191,385
  Professional fees..................      996,841
  Loss on disposal of stores.........   23,142,473
  Gain on sale of building...........     (356,144)
                                      ------------  ------------  ------------
                                        23,974,555            --            --
TOTAL OPERATING EXPENSES.............   69,492,911    60,918,217    72,624,939
                                      ------------  ------------  ------------
OPERATING LOSS.......................  (41,859,379)   (4,523,775)   (6,641,639)
                                      ------------  ------------  ------------
OTHER EXPENSE (INCOME):
  Interest income....................      (74,270)     (111,616)     (136,280)
  Interest expense...................    1,671,624     2,366,269     1,518,697
                                      ------------  ------------  ------------
TOTAL OTHER EXPENSE (INCOME).........    1,597,354     2,254,653     1,382,417
                                      ------------  ------------  ------------
LOSS BEFORE INCOME TAXES.............  (43,456,733)   (6,778,428)   (8,024,056)
                                      ------------  ------------  ------------
PROVISION FOR INCOME TAXES...........      152,874            --            --
                                      ------------  ------------  ------------
NET LOSS............................. $(43,609,607) $ (6,778,428) $ (8,024,056)
                                      ------------  ------------  ------------
LOSS PER COMMON SHARE................ $      (3.57) $       (.56) $       (.76)
                                      ============  ============  ============

          See accompanying notes to consolidated financial statements.

                      50-OFF STORES, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY

                            COMMON STOCK                                  RETAINED
                         ------------------- ADDITIONAL                   EARNINGS
                         NUMBER OF             PAID-IN    SUBSCRIPTION  (ACCUMULATED
                           SHARES    AMOUNT    CAPITAL     RECEIVABLE     DEFICIT)       TOTAL
                         ---------- -------- -----------  ------------  ------------  ------------
BALANCE: January 28,
 1994................... 10,370,915 $103,709 $31,150,955                $  4,428,125  $ 35,682,789
Net proceeds from
 issuance of common
 stock for:
 Exercise of stock
  options...............      7,500       75      37,960                                    38,035
 1,810,000 share
  offering..............  1,810,000   18,100   4,833,474                                 4,851,574
 Subscription for
  1,500,000 shares......                                  $(3,991,050)                  (3,991,050)
Net loss................                                                  (8,024,056)   (8,024,056)
                         ---------- -------- -----------  -----------   ------------  ------------
BALANCE: February 3,
 1995................... 12,188,415  121,884  36,022,389   (3,991,050)    (3,595,931)   28,557,292
Other...................     12,500      125        (125)
Net loss................                                                  (6,778,428)   (6,778,428)
                         ---------- -------- -----------  -----------   ------------  ------------
BALANCE: February 2,
 1996................... 12,200,915  122,009  36,022,264   (3,991,050)   (10,374,359)   21,778,864
Net loss................                                                 (43,609,607)  (43,609,607)
                         ---------- -------- -----------  -----------   ------------  ------------
BALANCE: January 31,
 1997................... 12,200,915 $122,009 $36,022,264  $(3,991,050)  $(53,983,966) $(21,830,743)
                         ========== ======== ===========  ===========   ============  ============


          See accompanying notes to consolidated financial statements.

                      50-OFF STORES, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                         YEAR ENDED   YEAR ENDED   YEAR ENDED
                                        JANUARY 31,   FEBRUARY 2,  FEBRUARY 3,
                                            1997         1996         1995
                                        ------------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss............................... $(43,609,607) $(6,778,428) $(8,024,056)
  Adjustments to reconcile net loss to
   net cash
   used in operating activities:
    Depreciation and amortization......    3,223,122    3,950,680    3,779,082
    Closed store charge................           --           --    4,942,194
    Loss on disposition of fixed
     assets............................           --      187,032      654,311
    Loss on disposal of stores.........   23,063,554           --           --
    Non-cash interest expense on long-
     term debt.........................      117,981           --           --
Changes in assets and liabilities:
  Accounts receivables.................      411,752      515,699    1,342,026
  Merchandise inventories..............   14,779,007    3,925,773   (1,050,890)
  Prepaid and other current assets.....       43,700      280,335       56,371
  Other assets.........................      221,559      337,150      337,170
  Accounts payable-trade...............    8,675,907   (1,416,566)  (5,208,013)
  Accounts payable-other...............    2,010,344     (657,910)    (794,383)
  Deferred federal income taxes........      152,874           --      549,000
  Closed store costs...................   (1,168,213)  (1,566,981)          --
  Accrued expenses and other current
   liabilities.........................   (1,522,625)     132,414     (254,557)
                                        ------------  -----------  -----------
Net cash provided by (used in)
 operating activities..................    6,399,355   (1,090,802)  (3,671,745)
                                        ------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of building.......    1,342,648           --          --
  Captial expenditures.................     (694,541)  (3,691,561)  (3,436,475)
                                        ------------  -----------  -----------
Net cash provided by (used) in
investing activities...................      648,107   (3,691,561)  (3,436,475)
                                        ------------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                      50-OFF STORES, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)

                                          YEAR ENDED   YEAR ENDED   YEAR ENDED
                                          JANUARY 31,  FEBRUARY 2,  FEBRUARY 3,
                                             1997         1996         1995
                                          -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (payments) proceeds from credit
   facility.............................  $(5,821,471) $ 4,263,026  $ 6,945,025
  Payments on long-term debt............     (746,028)  (1,202,005)  (1,223,276)
  Cash in escrow........................     (330,000)          --           --
  Net proceeds from the issuance of
   common stock.........................           --           --      898,559
                                          -----------  -----------  -----------
Net cash (used in) provided by financing
activities..............................   (6,897,499)   3,061,021    6,620,308
                                          -----------  -----------  -----------
  Increase (decrease) in cash and cash
   equivalents..........................      149,963   (1,721,342)    (487,912)
  Cash and cash equivalents at beginning
   of year..............................      341,334    2,062,676    2,550,588
                                          -----------  -----------  -----------
  Cash and cash equivalents at end of
   year.................................  $   491,297  $   341,334  $ 2,062,676
                                          ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:
Cash paid/received during the period
for:
  Interest paid.........................  $ 1,553,643  $ 2,034,339  $ 1,407,788
  Income tax refund received............           --           --    1,658,134
SUPPLEMENTAL DISCLOSURE OF
 NON-CASH FINANCING ACTIVITIES:
  Subscription receivable for 1,500,000
   shares of
   common stock.........................           --           --  $ 3,991,050


          See accompanying notes to consolidated financial statements.

                     50-OFF STORES, INC. AND SUBSIDIARIES
                            (DEBTOR-IN-POSSESSION)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The financial statements include the accounts of 50-OFF Stores, Inc. and its wholly-owned subsidiaries (50-OFF or the Company). All significant intercompany balances and transactions have been eliminated.

 Operations

  The Company operates a chain of close-out retail stores located in 5 states in the southern and southwestern United States that carry a broad mix of merchandise targeted at value-conscious, lower to moderate income customers and other "bargain hunters".

 Reorganization

  On October 9, 1996 (the "Petition Date"), the Company filed a petition (the "Filing") for relief under Chapter 11 of the Bankruptcy Code ("Chapter 11") in the United States Bankruptcy Court for the Western District of Texas (the "Bankruptcy Court"). The filing was precipitated by the notification from the Company's asset based lender that it was in violation of the minimum gross margin (disputed) and the minimum working capital financial covenants of its credit agreement and that such breaches constituted events of default under the loan documents. The lenders subsequently established additional availability reserves, imposed certain increased fees and other charges and accelerated fees deemed earned at the initial closing, which, individually and together, substantially impacted the Company's financial liquidity and, therefore, its ability to acquire and maintain much needed inventory for its stores. The Company was unable to secure the resources required to cure the defaults under the loan documents and to implement its business plan and effect the changes believed necessary to improve operations and reverse the Company's disappointing operating results without the protections afforded under the Bankruptcy Code. The Company will continue to manage its affairs and operate its business under Chapter 11 as debtor in possession while the plan of reorganization is formulated. Through the reorganization under Chapter 11, management intends to implement the Company's plan to restructure the operations and capitalization of the Company in order to strengthen the Company's financial position and operating performance.

  Consistent with the Chapter 11 proceedings, the accompanying financial statements have been prepared on a going concern basis assuming the realization of assets and liquidation of liabilities in the ordinary course of business. However, under Chapter 11, actions to enforce certain claims against the Company are stayed if such claims arose, or are based on events that occurred, before the Petition Date. The terms of the ultimate settlement of these liabilities is determined based on the plan of reorganization approved by the Bankruptcy Court. Such liabilities in existence at October 9, 1996 are reflected as Liabilities Subject To Compromise in the January 31, 1997 consolidated balance sheet. Additional liabilities subject to settlement may arise subsequent to the Petition Date, as a result of claims filed by parties affected by the Company's rejection of executory contracts, including leases, and from the Bankruptcy Court's fixing of allowed claims for contingencies and other disputed amounts. The procedures used to determine the amount of any additional liabilities have not been completed. Additional liabilities may arise as the Chapter 11 proceeding continues.

  In November 1996, the Company obtained a debtor in possession credit facility with borrowings up to $15 million from General Electric Capital Corporation ("GECC"). This facility is for a term of one year and is collateralized primarily by inventory (see Note 5).

  On February 12, 1997, the Bankruptcy Court entered an order to extend the time for the Company to assume or reject unexpired store leases. The order provides that the time for which the Company must assume or reject

                     50-OFF STORES, INC. AND SUBSIDIARIES
                            (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
its store leases is extended to April 14, 1997. Other deadlines were provided for treatment of specific leases where the landlord objected to the extension period.

  A plan of reorganization (the "Plan" or "Plan of Reorganization") was filed on February 26, 1997, amended on March 27, 1997 and confirmed by the Bankruptcy Court on June 3, 1997 (see Note 2).

 Fiscal Year

  The Company's fiscal year is a fifty-two or fifty-three week period ending on the Friday nearest to January 31. Fiscal years 1997 and 1996 were comprised of fifty-two weeks and fiscal year 1995 was comprised of fifty-three weeks.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

  In January 1997, the Company sold its corporate headquarters. An order issued by the Bankruptcy Court escrowed $330,000 to pay the outstanding principal, accrued interest and attorneys fees. In February 1997, approximately $301,000 was paid to satisfy the debt (see Note 5).

 Pre-opening Store Costs

  Pre-opening store costs which are included in selling, advertising, general and administrative, are charged to income within the fiscal year in which they are incurred.

 Inventory Valuation

  Merchandise inventories are valued at the lower of cost (first-in, first-out) or market, using the retail inventory method. Merchandise inventories consist entirely of finished goods.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation is computed on the straight-line method at rates based upon the estimated useful lives of the respective assets. Leasehold improvements are amortized on the straight-line method over the shorter of the economic life of the improvements or the respective terms of the lease. Gains and losses upon retirement or disposal of fixed assets are recognized currently. In connection with the Chapter 11 Filing, the Company recorded as a reorganization expense the write-down to fair value, as determined by the Company's lender based on the value of certain assets liquidated by the lender and on the Company's, the lender's and an independent party's strategic review, certain equipment and leasehold improvements (see Note 6).

 Income Taxes

  Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reported net of a valuation allowance that reduces deferred tax assets to an amount that management believes is more likely than not realizable. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                     50-OFF STORES, INC. AND SUBSIDIARIES
                            (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Loss Per Common Share

  Loss per common share is based on the weighted average number of shares of common stock and common stock equivalents outstanding. Fully diluted loss per common share is not presented as it is not materially different than the calculation of primary loss per common share.

                                                   1997       1996       1995
                                                ---------- ---------- ----------
     Weighted average shares................... 12,200,915 12,200,915 10,539,089

  In February 1997, Statement of Financial Accounting Standard No. 128, "Earnings Per Share" ("SFAS No. 128") was issued. SFAS No. 128, which establishes standards for computing and presenting earnings per share, is effective for the fiscal year ending after December 15, 1997 and when adopted will require restatement of earnings per share presented in prior periods. Early adoption is not permitted. The Company believes that the adoption of SFAS No. 128 will not materially impact its financial condition or results of operations.

 Fair Value of Financial Instruments

  The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt instruments. The book value of cash and cash equivalents, accounts receivable and accounts payable are representative of their respective fair values due to the short-term maturity of these instruments. The book value of the Company's debt instruments is considered to approximate their fair value, based on current market rates and conditions. Certain debt instruments classified as liabilities subject to compromise (see Note 4) may be subject to future adjustments by the Bankruptcy Court.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Stock Based Compensation

  The Company accounts for stock-based compensation using the intrinsic value method described in Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's Common Stock at the date of grant over the amount an employee must pay to acquire the stock. The Company has adopted the disclosure requirements of Statements of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation," (SFAS No. 123) as included in
Note 11.

 Reclassifications

  Certain reclassifications have been made to the fiscal 1996 and 1995 consolidated financial statements to conform to the fiscal 1997 consolidated financial statement presentation.

NOTE 2--PLAN OF REORGANIZATION AND MANAGEMENT PLANS

  The Plan provides for the cancellation of all non-priority unsecured indebtedness of the Company. The Company estimates such cancellation will cause the elimination of over $25 million of unsecured debt and $3 million of secured debt which will be converted to unsecured debt from the Company's balance sheet. Each holder of an allowed general unsecured claim will, in cancellation of its claim, receive a pro rata share of the Company's Series B Preferred Stock. Certain obligations of the Company to such holders of Series B Preferred Stock will be secured by two liens against potential net lawsuit proceeds from significant litigation being prosecuted by the Company. As net proceeds (net of certain items set forth in the Plan) from such litigation are received by the Company, holders of Series B Preferred Stock will receive (i) Series A Conversion Rights, which provide for the conversion of Series B Preferred Stock to Series A Preferred Stock, until net proceeds reach

                     50-OFF STORES, INC. AND SUBSIDIARIES
                            (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

$3,991,050, and (ii) Series A Preferred Stock for net proceeds in excess of $3,991,050 (provided that "excess" net proceeds, as defined in the Plan, will be paid in cash). The receipt of Series A Conversion Rights, Series A Preferred Stock and/or cash by holders of Series B Preferred Stock will result in a proportionate release of the liens.

  By issuing such Series B Preferred Stock to general unsecured creditors, such creditors are essentially receiving the value of the Company's litigation which was pending prepetition.

  Finally, the Plan provides for the recapitalization of the Company through cash proposed to be raised from the Company's existing common stockholders and others. Specifically, the Plan provides for the issuance to existing common stockholders of rights to purchase units, consisting of 20 shares of Series A Preferred Stock and 20 shares of new Common Stock (a "Unit"), with a minimum required purchase amount of $3,050,000. The cumulative dividend rate on the Series A Preferred Stock is 5.5%. At confirmation, the Company announced it had received subscriptions for 44,736 ($4,473,600) units at expiration of the rights offering, and the required minimum would be met.

  Contemporaneously with filing the Plan, the Company filed a related disclosure statement (the "Disclosure Statement") setting forth more detailed information regarding the Company and the Plan. Under applicable Bankruptcy Court rules and procedures, a hearing was scheduled by the Court to review and approve the Disclosure Statement which was approved on March 20, 1997. Upon approval of the Disclosure Statement, the Plan and Disclosure Statement were furnished to creditors and stockholders and votes in support of the Plan were solicited. The Plan was approved by both creditors and stockholders. An order confirming the Plan was entered on June 3, 1997. Approximately ten days subsequent to confirmation, the Plan will become effective. It is presently anticipated that the Effective Date of the Plan will be on or about June 16, 1997.

  Management has been redirecting 50-OFF's retail activities from 50-OFF's off-price retailing concept to LOT$OFF's close-out retailing concept. Coincident and consistent with this change has been a change in the mix of products, historically a majority in family apparel, to a majority in non-apparel merchandise, principally through the addition of new product categories to the Company's historical non-apparel offerings which include cosmetics, housewares and giftware, home furnishings, shelf-stable food products, toys, luggage, footwear, stationery and health and beauty aids. New categories include sporting goods, automotive, greeting cards, jewelry, books, party goods, seasonal, pet supplies and hardware, among others. The Company will continue to maintain a healthy showing of basic family apparel products in the LOT$OFF stores. The actual merchandise mix will fluctuate by category, by season and by store based on customer needs and buying trends, demographics and the availability of products at close-out prices. This merchandising concept is designed to appeal to value-conscious shoppers and other "bargain hunters," and management is hopeful its continued implementation will lead to higher initial mark-ups, less promotional pricing, fewer markdowns, less inventory shrinkage, increased store traffic and improved operating results.

  The Company's ability to successfully reorganize and continue as a going concern will be affected by a number of factors, including, but not limited to, the need to complete the offering of shares pursuant to the Plan, the need to successfully complete negotiations of a post-confirmation credit facility and ultimately comply with its terms, covenants and conditions, uncertainty regarding the eventual outcome of the Chapter 11 Cases, the degree of success in reversing the Company's recent business trends (by increasing sales and operating profits) and the ability to alleviate trade credit concerns and restore merchandise flow to adequate levels. While management believes that the recent closings of stores and the implementation of expense cuts commensurate with the downsizing of the total stores in operation (from 101 to 41 stores) facilitates its efforts to improve the Company's operating performance and that the recapitalization to be implemented on the effective date of its Plan or Reorganization should strengthen its financial position and alleviate concerns of credit and merchandise suppliers, no assurance can be given that the Company will be successful in its continuing efforts to reverse recent business trends which have continued through May 1997 and return to profitability. The anticipated

                      50-OFF STORES, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

judgment and receipt of proceeds from the Company's lawsuits related to certain parties breach of contractual obligations as well as certain other violations related to the Company's November 1994 Regulation S offering (see Note 10) should further strengthen its financial position. If the Company's plans to improve operations are not successful, management will consider, among other alternatives, strategic and/or financial alliances with third parties (including wholesalers or manufacturers) and the merger, sale or liquidation of all or a part of the Company.

NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                         JANUARY    FEBRUARY 2,
                                                         31, 1997      1996
                                                        ----------  -----------
   Land...............................................  $       --  $   226,608
   Building...........................................          --      752,231
   Store equipment, furniture and fixtures............   1,184,242   26,692,653
   Leasehold improvements.............................   5,930,742   12,255,958
   Other..............................................     160,657    1,936,223
                                                        ----------  -----------
                                                         7,275,641   41,863,673
   Less: accumulated depreciation.....................  (3,286,881) (16,975,451)
                                                        ----------  -----------
                                                        $3,988,760  $24,888,222
                                                        ==========  ===========

NOTE 4--LIABILITIES SUBJECT TO COMPROMISE

  The principal categories of claims reclassified in the consolidated balance sheet as of January 31, 1997 and included in liabilities subject to compromise are as follows:

        Secured debt, 8.5%, collateralized by furniture, fixtures
         and equipment............................................. $ 4,190,881
        Secured debt, capital leases, collateralized by signs......      80,763
        Trade and other miscellaneous claims including costs of
         lease rejections..........................................  25,978,900
                                                                    -----------
                                                                    $30,250,544
                                                                    ===========

  These amounts may be subject to future adjustments depending on: filings of additional claims against the Company; actions of the Bankruptcy Court; further developments with respect to disputed claims--whether or not such claims are secured and the value of any security interest securing any such claims; and other events. The Company has estimated that certain pre-petition debt exceeds the related collateral and therefore, in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," the Company has discontinued accruing interest on these obligations. The above amounts represent the Company's best estimate of claims which will ultimately be allowed by the Court.

NOTE 5--CREDIT FACILITY AND LONG-TERM DEBT

 Credit Facility:

  On November 18, 1996, the Company, with the approval of the Bankruptcy Court, entered into a credit agreement with General Electric Capital Corporation providing the Company with a line of credit through November 1997 of up to $15,000,000, including letters of credit. Borrowings under the line are limited to a borrowing base equal to a percentage of eligible inventory at cost: August 15 through December 15, 65%; and December 16 through August 14, 60%. Interest under the line is charged on funds borrowed at the annualized

                     50-OFF STORES, INC. AND SUBSIDIARIES
                            (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

yield on 30-day commercial paper (5.95 as of January 31, 1997) plus 3%. The line of credit is collateralized by inventory, accounts receivable and other assets. The credit agreement contains various restrictive covenants. The agreement also contains minimum gross margin, minimum EBITDA, minimum inventory, minimum sales, minimum trade support and maximum capital expenditure financial covenants. On February 25, 1997 and April 2, 1997, the Company was notified that it was in violation of not receiving net proceeds of $1,000,000 (received $998,000) from the sale of its headquarters building and the following financial covenants regarding minimum (a) EBITDA, (covenant $400,000, actual ($484,000)) (b) net sales (covenant $15,900,000, actual
$12,609,000) (c) inventory balances (covenant $16,000,000, actual $13,504,000)
and (d) accounts payable (covenant $2,000,000, actual $1,940,000). The violations constituted events of default under the loan documents. GECC waived the default on net proceeds from sale of headquarters building and is forebearing from exercising any remedies in connection with such financial defaults. At January 31, 1997, the Company had approximately $5,397,000 outstanding under the credit facility and had approximately $1,225,000 available for use. At May 16, 1997, the Company had approximately $6,974,000 outstanding under the credit facility and had approximately $611,000 available for use.

  On May 13, 1996, the Company entered into a credit facility with two financial corporations providing the Company with a line of credit through May 1998 of up to $22,500,000, including letters of credit. Borrowings under the line were limited to a borrowing base equal to the lessor of, (i) eligible inventory at cost: December 16 to February 28, 55.75%, March 1 to September 15, 60.75% and September 16 to December 15, 63.75% or (ii) eligible inventory at retail: December 16 to February 28, 33.45%, March 1 to September 15, 37.25% and September 16 to December 15, 39.0%. Interest under the line was charged on funds borrowed at the First National Bank of Boston's base rate plus 1.75% and there was a monthly administrative fee of $12,000 and an annual facility fee of 1.5% ($337,500). The line of credit was secured by inventory, accounts receivable and other assets. In addition, the Company issued the lenders a three year warrant to purchase 400,000 shares of Common Stock at $2.50 per share. The agreement contained various restrictive covenants, including minimum gross margin, minimum EBITDA, minimum and maximum inventory levels, minimum working capital and minimum trade support financial covenants. On August 8, 1996, the Company was notified that it was in violation of the minimum gross margin and the minimum working capital financial covenants and that such breaches constituted events of default under the loan documents. The lenders subsequently established additional availability reserves, imposed certain increased fees and other charges and accelerated fees deemed earned at the initial closing. This facility was paid off in November 1996 after the Company's bankruptcy filing.

  Prior to entering into such credit facility on May 13, 1996, the Company had a credit facility with a financial institution providing the Company a line of credit through January 1998, as amended, of up to $20,000,000, including letters of credit of up to $4,000,000. Borrowings under the facility were limited to a borrowing base equal to the lesser of, (i) 45% of eligible inventory, or (ii) 80% of liquidation value of inventory, both minus a permanent block of $1,500,000. Interest under the line was charged on funds borrowed at the lender's prime rate plus 1.75%. The agreement contained various restrictive covenants, including restrictions on the payment of cash dividends. This credit facility was secured by inventory, certain accounts receivable and other assets.

  The Company had total borrowings of $80,196,626, $51,713,410 and $66,772,292 and repayments of $86,018,097, $47,450,384 and $59,827,267 for fiscal years
1997, 1996, and 1995, respectively, under its lines of credit.

 Long-Term Debt:

  The long-term debts that will be settled as part of the reorganization have been classified as "Liabilities Subject to Compromise" (see Note 4) for the year ending January 31, 1997. In February 1997, the Company received authorization from the Bankruptcy Court to pay the promissory note secured by land and building. Due to the uncertain duration of the Chapter 11 proceeding, no current maturities have been reflected for the year ending January 31, 1997. The Company's bankruptcy filing resulted in events of default for all pre-petition loan agreements.

                     50-OFF STORES, INC. AND SUBSIDIARIES
                            (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Long-term debt consists of the following:

                                                        JANUARY 31,  FEBRUARY
                                                           1997      2, 1996
                                                        ----------- ----------
      Borrowings under promissory notes secured by
       furnitures, fixtures and equipment..............   $   --    $4,754,220
      Borrowings under promissory note secured by land
       and building....................................   266,667      416,667
      Less: Current portion............................   266,667    1,286,372
                                                          -------   ----------
                                                            $ --    $3,884,515
                                                          =======   ==========

  In fiscal 1993 the Company borrowed $1,000,000 from a financial institution. The promissory note provides for outstanding principal to be paid in monthly installments of $16,666 until January 29, 1998. Interest is charged at a rate of 7.02%. The note is secured by a deed of trust on the land and building used for the corporate offices. In February 1997, with the approval of the Bankruptcy Court, $301,000 was paid to satisfy the outstanding principal, accrued interest and attorneys' fees.

  In February 1996 and with the support of its vendors, 50-OFF implemented a payment plan with respect to its $8,447,000 of unsecured trade payables as of February 26, 1996. Under the plan, such payables were to be paid in full within a two year period. Approximately $4,681,000 of such payables remained outstanding at January 31, 1997 and are included in "Liabilities Subject To Compromise" (see Note 4) as trade and other miscellaneous claims.

  In April 1996, the Company restructured its $4,000,000 and $2,775,000 long term borrowings with an affiliate of an insurance company into one promissory note for approximately $4,645,000. The promissory note provides for monthly installments (including principal and interest) of $94,638 until March 2001. Interest is charged at a rate of 8.50%. The note is secured by the Company's furniture and fixtures. Approximately $4,190,881 of such note remained outstanding at January 31, 1997 and is included in "Liabilities Subject To Compromise" (see Note 4).

NOTE 6--CLOSED STORE COSTS

  During the third quarter of fiscal 1997, in connection with the Company's planned Chapter 11 Filing, the Company liquidated inventory at 37 stores in non-strategic markets through an arrangement with an affiliate of its then lender. The Company received approximately $5,162,000 representing approximately 45% of the retail value of the inventory on hand at the 37 stores. During the second quarter, the Company recorded to cost of sales inventory liquidation markdowns of $2,218,000. Additionally, the Company recorded reorganization items expense related to fixed asset write-offs of $12,570,000. During the third quarter of fiscal 1997, the Company recorded reorganization items expense of approximately $3,956,000 for liabilities associated with estimated monthly lease payments and $467,000 of other store closing costs associated with the 37 stores.

  After a further review, the Company closed an additional 18 stores during the fourth quarter of fiscal 1997. Additionally, the Company recorded reorganization items expense for liabilities associated with estimated monthly lease payments of approximately $1,592,000; other store closing costs of approximately $266,000 and related goodwill of approximately $155,000 associated with the 18 stores. The Company also recorded to reorganization items expense fixed asset write-downs of approximately $4,776,000 for the 18 closed stores as well as an impairment of the fixed assets for the remaining stores and corporate offices of the Company.

  Subsequent to fiscal 1997, the Company closed 3 stores plus the clearance center. In connection with these closures, the Company recorded inventory liquidation markdowns of $302,000 during the fourth quarter of fiscal

                     50-OFF STORES, INC. AND SUBSIDIARIES
                            (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1997. Additionally, the Company recorded to reorganization items expenses associated with estimated monthly lease payments of approximately $321,000 and other store closing costs of approximately $334,000 associated with the 3 stores and the clearance center.

  The 60 stores and the clearance center closed in fiscal 1997 and fiscal 1998 contributed approximately $45,455,000; $86,632,000 and $92,971,000 of net
sales and $11,534,000 and $273,000 of operating losses and $3,169,000 of operating income during fiscal 1997, 1996 and 1995, respectively, to the Company's operations.

  The Company's store consolidation program closed seven stores in fiscal 1995 and 14 stores in fiscal 1996. The store closings involved exiting certain smaller markets which proved unable to support a store and certain other markets in which it would have been cost prohibitive to open the number of stores required to effectively develop such markets' potential.

  The amount of the closing costs associated with the stores closed in fiscal 1996, was approximately $4,942,000 of which approximately $835,000 pertained to inventory liquidation write-downs charged to cost of sales and approximately $1,372,000 associated with fixed asset write-downs and was expensed in fiscal 1995 as part of a formal plan to complete the store consolidation program. The Company has recorded approximately $1,168,000 of liabilities associated with estimated monthly lease payments and other store closing costs at February 2, 1996. During fiscal 1996, the Company undertook negotiations with the lessors of 12 of the stores closed in fiscal 1996 and successfully completed early buyouts of the remaining lease obligations for 11 stores, resulting in a credit to closed store costs of $409,000 during the fourth quarter of fiscal 1996. During fiscal 1997, the Company completed its negotiations and executed terminations on the remaining obligations from the store consolidation program plus negotiated other buyouts and recorded income to reorganization items of approximately $1,295,000.

NOTE 7--INCOME TAXES

  The benefit from (provision for) income taxes consists of the following:

                                YEAR ENDED       YEAR ENDED       YEAR ENDED
                             JANUARY 31, 1997 FEBRUARY 2, 1996 FEBRUARY 3, 1995
                             ---------------- ---------------- ----------------
   Federal:
     Current................        --               --           $(547,000)
     Deferred...............        --               --             547,000
     Net operating loss
      carryforwards.........        --               --               --
   State:
     Current................        --           $(100,000)           --
     Deferred...............    $ (153,000)        100,000            --
     Net operating loss
      carryforwards.........        --               --               --
                                ----------       ---------        ---------
                                $(153,000)       $    --          $    --
                                ==========       =========        =========

                     50-OFF STORES, INC. AND SUBSIDIARIES
                            (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Temporary differences which gave rise to deferred tax assets and liabilities are as follows:

                                 YEAR ENDED       YEAR ENDED       YEAR ENDED
                              JANUARY 31, 1997 FEBRUARY 2, 1996 FEBRUARY 3, 1995
                              ---------------- ---------------- ----------------
   Deferred tax assets:
     Net operating loss
      carryforwards.........    $ 19,269,000     $ 6,448,000      $ 2,801,000
     AMT and other credit
      carryforwards.........         515,000         515,000          507,000
     Merchandise
      inventories...........         150,000          45,000          377,000
     Lease obligations......       2,149,000         455,000        1,034,000
     Property and equipment.         974,000          --               --
     Other..................         152,000           7,000           49,000
                                ------------     -----------      -----------
                                  23,209,000       7,470,000        4,768,000
   Deferred tax liabilities:
     Property and equipment.         --           (1,536,000)      (1,422,000)
   Net deferred tax assets
    before valuation
    allowance...............      23,209,000       5,934,000        3,346,000
   Valuation allowance......     (23,209,000)     (5,781,000)      (3,093,000)
                                ------------     -----------      -----------
   Net deferred tax assets..    $     --0--      $   153,000      $   253,000
                                ============     ===========      ===========

  As of January 31, 1997, the Company had federal tax net operating loss carryforwards of approximately $48,032,000 expiring through 2012, alternative minimum tax credit carryforwards of approximately $337,000 which are available to offset regular federal income taxes in the future until fully utilized, and targeted jobs credit carryforwards of approximately $178,000 expiring in 2006 through 2009. As a result of the bankruptcy proceedings and related plan of reorganization, the net operating loss (NOL) carryforwards, tax credit carryforwards and other tax attributes of the Company may be significantly reduced as a result of debt forgiveness income in accordance with section 108(b) of the Internal Revenue Code (IRC). In addition, IRC section 382 limits NOL and tax credit carryforwards when an ownership change of more than fifty percent of the value of stock in a loss corporation occurs within a three year testing period. Under the plan of reorganization, the ownership of the Company may change by more than fifty percent. Accordingly, to the extent NOL and tax credit carryforwards remain after reduction under IRC section 108(b), the ability to utilize such remaining NOL and tax credit carryforwards may be significantly restricted.

NOTE 8--COMMITMENTS AND CONTINGENCIES

  The Company leases the store facilities, its headquarters and the distribution warehouse used in its operations under operating leases. Most leases contain escalation clauses for real estate taxes, renewal options ranging from five to ten years and required additional payments based on percentages of sales (contingent rentals). Approximate future minimum lease payments (excluding renewal options) under leases having a remaining non-cancelable term in excess of 12 months as of January 31, 1997 are as follows:

   YEAR ENDING
   -----------
    1998........................................................... $ 3,888,000
    1999........................................................... $ 3,882,000
    2000........................................................... $ 3,637,000
    2001........................................................... $ 3,338,000
    2002........................................................... $ 2,715,000
    2003 and subsequent............................................ $ 7,920,000

  Actual rental expense, including contingent rentals, was as follows:

   Year Ended February 3, 1995..................................... $10,762,000
   Year Ended February 2, 1996..................................... $ 9,743,000
   Year Ended January 31, 1997..................................... $ 7,353,000

                      50-OFF STORES, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Under the relevant provisions of the Bankruptcy Code, the Company can reject executory contracts, including leases. In conjunction with the Company's restructuring process, a review was performed of all lease obligations. Rejection of a lease gives the right to assert a claim against the Company. Through January 31, 1997, the Company had rejected 57 leases. Two leases were subsequently rejected in February 1997. The amounts of the related claims are included in the loss on disposal of stores of approximately $5,869,000 in the accompanying consolidated statements of income.

  Contingent rentals represented approximately 4% in the year ended February 3, 1995, 2% in the year ended February 2, 1996 and 0% in the year ended January 31, 1997 of actual rent expense.

  The Company is party to certain legal proceedings arising in the ordinary course of business, none of which are believed to be material (see Note 10).

NOTE 9--RELATED PARTY TRANSACTIONS

  The Company had three store leases in force during fiscal 1996 and two store leases in force during fiscal 1995 with Spigel Properties, the owner of which was a director of the Company through September 1995. The Company paid an aggregate of approximately $136,000 and $124,000 in minimum rental and approximately $27,000 and $14,000 in percentage rental for these locations during fiscal 1995 and 1996, respectively.

  The law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. has regularly performed legal services as counsel to the Company. Cecil Schenker, a director of the Company, is the sole shareholder of Cecil Schenker, P.C., a partner with Akin, Gump, Strauss, Hauer & Feld, L.L.P.

  The investment firm of James M. Raines & Company, the owner of which is a director of the Company, performed consulting services in connection with the Company's Regulation S offering in fiscal 1995.

  Charles J. Fuhrmann II, a director of the Company, has performed certain financial and strategic advisory services for the Company and was compensated $127,500 and $31,250 during fiscal 1996 and 1997, respectively. In May 1996, Mr. Fuhrmann was appointed President, Chief Executive and Financial Officer of the Company.

NOTE 10--COMMON STOCK

  In November 1994, the Company received subscriptions for approximately 1,810,000 shares of Common Stock in a Regulation S offering to qualified investors. The Company received net proceeds of approximately $861,000 from the purchase of 310,000 shares and has purchase agreements for 1,500,000 shares for which proceeds have not been received.

  On February 21, 1995, the Company filed a lawsuit [50-Off Stores, Inc. v. Banque Paribas (Suisse), S.A., Betafid, S.A., Yanni Koutsoubos, Andalucian Villas (Forty Eight) Limited, Arnass Limited, Brocimast Enterprises Ltd., Dennis Morris, Howard White, and Morris & Associates, Case No. SA-95-CA-0159] in the United States District Court in San Antonio, Texas against Banque Paribas (Suisse) S.A., Betafid S.A., three purchaser entities allegedly controlled by them and certain affiliated individuals in connection with the breach by certain of the defendants of their contractual obligations to purchase an aggregate of 1,500,000 shares of the Company's common stock at $3.65 per share. The lawsuit also includes securities fraud, promissory estoppel, conspiracy and conversion claims. The conversion claim relates to actions of the defendants in transferring, selling and trading the shares even though the defendants have never paid for such shares. The Company seeks recovery of actual and punitive damages, an injunction against the defendants' transfer of such stock in violation of the Securities Act, pre- and post-judgment interest, attorneys' fees and such other remedies to which the Company may show itself entitled.

                     50-OFF STORES, INC. AND SUBSIDIARIES
                            (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Dennis Morris and Howard White have answered the complaint with White raising the affirmative defense of contributory negligence. White also served a third party complaint on Chase Manhattan Bank, N.A. 50-OFF has recently joined Chase and Aries Peak, Inc. as additional defendants. Defaults have been entered against Arnass, Andalucian Villas, Brocimast, Betafid and Koutsoubos for failure to appear or answer.

  Banque Paribas (Suisse) ("Paribas") moved to dismiss the action for lack of jurisdiction, failure to state a claim and for forum non conveniens. The District Court referred all pre-trial matters to U.S. Magistrate Judge John W. Primomo, who denied each of Paribas' motions to dismiss. U.S. District Judge H.F. Garcia has adopted Judge Primomo's rulings in their entirety.

  On March 20, 1997, Paribas answered 50-OFF's complaint asserting a number of affirmative defenses, including contributory negligence. Paribas also asserted a counterclaim against 50-OFF for defamation. 50-OFF has moved to dismiss this counterclaim and strike Paribas' affirmative defenses. Judge Primomo has recommended such dismissal and the striking of affirmative defenses.

  Written discovery has been served on all defendants who have appeared, and depositions have been taken of numerous parties and non-party witnesses. Judge Primomo has required that all discovery of Paribas take place pursuant to the provisions of the Hague Evidence Convention. Paribas recently responded to 50-OFF's requests for production and interrogatories. This matter is currently set for trial on August 25, 1997.

  On January 9, 1996, the Company filed another lawsuit [50-OFF Stores, Inc.
v. Jefferies & Company, Inc. and Jefferies International, Ltd., Cause No. 96-CI-00349] in Bexar County District Court in San Antonio, Texas against the Company's placement agents in the securities offering referenced in the lawsuit discussed above. The suit alleges that the defendants breached their contracts with the Company, breached their fiduciary duties to the Company and were reckless or grossly negligent in failing to investigate properly the qualifications of the purchasers they introduced to the Company. The Company seeks to recover actual and exemplary damages in excess of $10,000,000, pre- and post-judgment interest, costs and attorneys' fees. Both defendants have answered the petition and raised the affirmative defense of contributory negligence. Additionally, Jefferies & Company filed a cross-claim against Howard White. Discovery is proceeding. Soon after the Company filed for protection under the Bankruptcy Code, Jefferies and White removed this case to the Bankruptcy Court. The United States District Court granted 50-OFF's motion to abstain from hearing the case and remanded the case back to the Bexar County District Court. This matter has been specially set for jury trial on October 4, 1997. The Bexar County District Court also ordered the parties to conduct mediation of the case prior to such trial date.

  The Company will continue to prosecute these cases vigorously. The Company, based upon advice of counsel, believes that it will obtain a favorable judgment against one or more of the defendants referenced in the preceding two lawsuits. Until the matter has been resolved, the Company will treat the 1,500,000 shares of Common Stock as outstanding with no proceeds recognized from their sale. The related subscription receivable recorded in the accompanying consolidated balance sheet is based upon a share price of $2.94, the closing price of the Company's Common Stock on January 12, 1995 and the date the stock was removed from escrow.

NOTE 11-- STOCK OPTION PLAN

  Under the Company's Stock Option Plan, as amended (the "Option Plan"), stock options may be granted to full-time employees, outside directors, advisors and outside consultants of the Company for the purchase of up to a maximum of 3,000,000 shares of common stock. Options (either incentive or nonqualified options) may be granted for a term not to exceed ten years. The exercise price of all incentive stock options must be at least equal to the fair market value of the common stock on the date of grant, or 110% of such fair market value with respect to any optionee who is more than a 10% stockholder of the Company's shares. Any nonqualified stock

                     50-OFF STORES, INC. AND SUBSIDIARIES
                            (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

option issued pursuant to the Option Plan must be at an exercise price equal to at least 85% of the fair market value of the Company's common stock on the date of grant. Shares of unissued common stock reserved for the Plan totals 2,461,000 at January 31, 1997.

  The following table summarizes certain information regarding stock options granted under the Plan:

                                                                       OPTIONS
                                                                     OUTSTANDING
                                                                     -----------
  Balances at January 28, 1994......................................  1,170,895
    Granted.........................................................    273,250
    Exercised.......................................................     (7,500)
    Canceled........................................................   (110,085)
                                                                      ---------
  Balances at February 3, 1995......................................  1,326,560
    Granted.........................................................    247,015
    Canceled........................................................   (418,950)
                                                                      ---------
  Balances at February 2, 1996......................................  1,154,615
    Granted.........................................................    833,752
    Canceled........................................................   (514,116)
                                                                      ---------
  Balances at January 31, 1997......................................  1,464,261

  Options exercisable were 1,220,959, 926,175 and 689,385 at January 31, 1997, February 2, 1996 and February 3, 1995, respectively.

  Options outstanding at January 31, 1997 have a weighted-average remaining contractual life of 4.2 years with exercise prices ranging from $.94 to $1.56. Options exercisable at January 31, 1997 have a weighted-average remaining contractual life of 4.2 years with exercise prices ranging from $1.00 to $12.75.

  The weighted average exercise price for options outstanding at January 31, 1997 was $3.72.

  The Company applies APB No. 25 and related interpretations in accounting for its Option Plan. Accordingly, no compensation expense has been recognized for stock option transactions discussed above.

  Compensation cost for option awards (granted after January 29, 1994) in accordance with SFAS No. 123, is not material to the results of proforma operations for fiscal 1997 and 1996, as the estimated fair value of the options granted was not significant.

  In November 1994, the Company's Board of Directors effected a repricing of employee stock options at $4.125 per share effective December 5, 1994, excluding executive officers, directors, advisors and outside consultants.

  Upon the effective date of the Plan Of Reorganization, the Option Plan and all outstanding options will be terminated.

                                 APPENDIX

              GLOSSARY OF SELECTED TERMS USED IN THIS PROSPECTUS

  "50-OFF" shall mean 50-OFF Stores, Inc., a Delaware corporation, Debtor and Debtor-in-possession.

  "50-OFF Old Common Stock" shall mean the Public Equity Interests of 50-OFF which consist of common stock as of the Rights Offering Record Date.

  "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as amended, and codified at title 11 of the United States Code.

  "Class 7 Lien" shall mean that certain lien granted to the holders of Allowed Claims in Class 7 as described in paragraph 4.1(f)(v) of the Plan.

  "Chapter 11 Cases" shall mean the cases commenced under chapter 11 of the Bankruptcy Code by the Debtors on the Petition Date.

  "Claim" shall mean (1) any right to payment from any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; (2) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from any of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; or (3) any right under section 502(h) of the Bankruptcy Code.

  "Confirmation Date" shall mean the date on which the Clerk of the Bankruptcy Court entered the Confirmation Order.

  "Confirmation Hearing" shall mean the hearing held by the Bankruptcy Court pursuant to Bankruptcy Code section 1128, on June 3, 1997, on confirmation of the Plan.

  "Convenience Claim" shall mean any General Unsecured Claim of $250 or less, and any such Claim in excess of $250 that, by written election of the holder prior to the commencement of the Confirmation Hearing, is reduced to $250.

  "Committee" shall mean the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases.

  "Common Stock" shall mean the new Common Stock to be authorized for Reorganized 50-OFF pursuant to the Plan; such Stock shall from time to time also be referred to as the "Reorganized 50-OFF Common Stock."

  "Court" shall mean the Bankruptcy Court unit of the United States District Court for the Western District of Texas, San Antonio Division, or such other court having jurisdiction over the Chapter 11 Cases.

  "Cure Payment" shall be the monetary payments required pursuant to Bankruptcy Code section 365(b)(1)(A) to cure defaults under Leases to which the Debtors, or any one of them, are a party and which will be assumed pursuant to the Plan.

  "Debtors" shall mean 50-OFF Stores, Inc., 50-OFF Multistate Operations, Inc., 50-OFF Texas Stores, L.P. and 50-OFF Operating Company.

  "Deficiency Amount" shall mean, with respect to a Secured Claim, the amount by which the Allowed Claim exceeds the sum of (1) any set-off rights of the holder of such Claim against a Debtor under sections 506 and 553 of the Bankruptcy Code and (2) the net proceeds realized from the disposition of the Collateral securing such Claim or, if such Collateral is not liquidated to Cash, the value of the interest of the holder of the Claim in the Debtor's interest in the Collateral securing such Claim, as determined by the Bankruptcy Court under section 506 of the Bankruptcy Code; provided, however, that if the holder of such Claim makes the Election, there shall be no Deficiency Amount in respect of such Claim.

  "Disbursing Agent" shall mean the Reogranized 50-OFF Companies or their designee(s). The Reorganized 50-Off Companies may, but need not, employ a third-party to distribute the Series A Preferred Stock, the Series B Preferred Stock and/or the new Common Stock.

  "Disclosure Statement" shall mean the Disclosure Statement that has been approved by order of the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

  "Disposition of the Lawsuits" shall mean each and all of the Lawsuits being resolved by Final Orders.

  "Distribution Date" shall mean, for any Claim that is an Allowed Claim on the Effective Date, the Effective Date, and, for any Contested Claim, shall mean the date as soon as practicable, but within 90 days, after the date upon which such Claim becomes an Allowed Claim.

  "Effective Date" shall mean a Business Day selected by the Debtors or Reorganized 50-OFF, as the case may be, after the first Business Day which is 10 days after the Confirmation Date on which (i) the Confirmation Order is not stayed and (ii) all conditions to the effectiveness of the Plan have been satisfied or waived, provided, however, that the satisfaction of conditions under this subsection (ii) shall not delay the Effective Date more than 45 days after the Confirmation Date.

  "Equity Interest" shall mean the interest represented by an "equity security," as defined in section 101(16) of the Bankruptcy Code.

  "Escrow Agent" shall mean the party designated by the Debtors to receive Rights subscriptions, Bank One, Texas, NA.

  "FF&E" shall mean furniture, fixtures and equipment as such terms are commonly used in commercial transactions governed by the Uniform Commercial Code.

  "Fee Claim" shall mean a Claim under section 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Cases.

  "Final Order" shall mean (1) an order as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending or (2) in the event that an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure may be filed with respect to such order.

  "GECC" shall mean General Electric Capital Corporation.

  "GECC Loan Agreement" shall mean that certain $15,000,000 Senior Secured Super Priority, Debtor-in-Possession Revolving Credit Agreement dated as of November 18, 1996 among GECC and the Debtors.

  "General Unsecured Claim" shall mean any Claim against a Debtor that is not a Secured Claim, an Administrative Claim, a Priority Tax Claim or a Priority Non-tax Claim.

  "Lawsuits" shall mean those actions pending (a) in the United States District Court, Western District of Texas, San Antonio Division, styled as 50-OFF Stores, Inc. v. Banque Paribas (Suisse) S.A., et al., Case No.

SA-95-CA-0159; and (b) in the Texas District Court for Bexar County, styled as 50-OFF Stores, Inc. v. Jefferies & Company, Inc. & Jefferies Int'l. Ltd.,Cause No. 96-CI-00349 and any and all claims or causes of actions arising from the transactions described within such Lawsuits whether presently known or unknown, asserted or unasserted.

  "MetLife" shall mean MetLife Capital Corporation.

  "MetLife Settlement Agreement" shall mean that certain agreement dated March 20, 1997, by and between the Debtors and MetLife, which final agreement was filed with the Bankruptcy Court on March 20, 1997 and which was approved by the Bankruptcy Court pursuant to the MetLife Settlement Order.

  "Net Lawsuits' Proceeds" shall mean all proceeds derived from the Lawsuits, net of: (1) all contingency fees paid or owing to counsel for the Reorganized 50-OFF Companies which prosecuted such Lawsuits, including the reimbursement of expenses to such counsel; (2) the reimbursement to the Reorganized 50-OFF Companies of all expenses incurred by them in connection with the prosecution of such Lawsuits since the Petition Date; (3) all fees and expenses paid by the Reorganized 50-OFF Companies to the Class 7 Agent and its Professional Persons; and (4) the Chapter 11 Professional Fee Carve-Out.

  "Old Common Stock" shall mean 50-OFF Old Common Stock.

  "Petition Date" shall mean October 9, 1996.

  "Plan" or "Plan of Reorganization" shall mean the Joint Plan of Reorganization, as Amended, dated March 27, 1997, either in its present form or as it may hereafter be altered, amended or modified from time to time.

  "Plan Documents" shall mean the documents that aid in effectuating the Plan as specifically identified as such in the Plan or as attached as exhibits thereto, which will be substantially in the respective forms filed by the Debtors with the Bankruptcy Court.

  "Plan Secured Note" shall mean a promissory note made payable jointly and severally by the Reorganized 50-OFF to a holder of an Allowed Secured Claim in certain Classes of the Plan. Each such Plan Secured Note shall be in an amount equal to the amount of such Allowed Secured Claim, bear simple interest at the Post-confirmation Interest Rate and provide for full amortization of all principal and interest in equal annual payments over seven years from the Distribution Date; provided, however, that if such Allowed Secured Claim is less than $50,000, then the full amortization of all principal and interest shall be in equal quarterly payments over three years from the Distribution Date; provided, however, that if the Allowed Secured Claim is held by an Ad Valorem Taxing Authority, then the full amortization of all principal and interest shall be in equal quarterly payments over six years from the Distribution Date, without regard to the amount of the Claim.

  "Post-confirmation Interest Rate" shall mean simple interest at the rate equal to the yield upon United States Treasury Bonds having a maturity as near to, but greater than, seven years after the date that the Confirmation Hearing commences, as such yield is published in the Wall Street Journal on the day that the Confirmation Hearing commences, or such other rate as the Bankruptcy Court may determine at the Confirmation Hearing is appropriate.

  "Pro Rata Share" shall mean the proportion that the amount of an Allowed Claim in a particular class of Claims bears to the aggregate amount of all Claims in such class of Claims, including Contested Claims, but not including Disallowed Claims.

  "Proponents" shall mean, collectively, the Debtors.

  "Public Equity Interests" shall mean the Equity Interests in 50-OFF as of the Voting Record Date, March 21, 1997, but only the Old Common Stock and not any warrants or options with regard to such Common Stock which have not been fully exercised.

  "Reorganized 50-OFF" shall mean collectively the Debtors, as reorganized, on and after the Effective Date.

  "Reorganized 50-OFF Common Stock" shall mean new Common Stock.

  "Rights Offering Deadline" shall mean May 20, 1997, unless extended in the sole discretion of the Debtors. The Rights Offering Deadline shall be the deadline for the Escrow Agent to receive all items and payments necessary for the purchase of Reorganized 50-OFF Rights Offering Units pursuant to the Rights Offering.

  "Rights Offering Record Date" shall mean March 21, 1997, the date fixed by the Bankruptcy Court as the Voting Record Date. The Rights Offering Record Date shall be the date to determine the holders of Old Common Stock which may purchase Units pursuant to the Rights Offering.

  "Senior Liens" shall mean any lien securing any Allowed Secured Claim of:
(1) MetLife on the FF&E as such lien may have existed on the Petition Date or as it may be granted pursuant to the Plan; and (2) any contractual lien in favor of a landlord of the Debtor(s) which was validly attached and properly perfected prior to the Petition Date, which liens shall be senior to any Senior Secured Exit Financing as to the Collateral held by such Lienholder.

  "Series A Preferred Stock" shall mean the new Series A Preferred Stock to be authorized for Reorganized 50-OFF pursuant to the Plan.

"Series A Preferred Stock Certificate of Designation" shall mean that certain Series A Preferred Stock Certificate of Designation attached hereto as Appendix "B."

  "Series B Preferred Stock" shall mean the new Series B Preferred Stock to be authorized for Reorganized 50-OFF pursuant to the Plan.

  "Series B Preferred Stock Certificate of Designation" shall mean that certain Series B Preferred Stock Certificate of Designation attached hereto as Appendix "C."

  "Series B Preferred Stock Lien" shall mean the Lien granted to holders of Series B Preferred Stock as described in Paragraph 6.2(f)(i) of the Plan.

  "Units" shall mean Reorganized 50-OFF Rights Offering Units.

  "Voting Record Date" shall mean March 21, 1997, the date set by the Bankruptcy Court for determining the holders of Public Equity Interests entitled to vote to accept or reject the Plan.

  "Voting Deadline" shall mean May 20, 1997, the date set by the Bankruptcy Court by which Ballots for accepting or rejecting the Plan must be received by the Person appointed in the Chapter 11 Cases for tabulating such Ballots.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE PLAN OF REORGANIZATION, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIEF UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION ON AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Introduction...............................................................   1
Certain Risk Factors.......................................................   2
The Company................................................................   7
Business...................................................................  17
Management.................................................................  20
Business Plan..............................................................  26
Material Litigation........................................................  30
The Offering...............................................................  32
Description of Securities..................................................  37
Plan of Reorganization.....................................................  41
Legal Opinion..............................................................  55
Experts....................................................................  55
Available Information......................................................  55
Index to Consolidated Financial Statements................................. F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              50-OFF STORES, INC.

                           RIGHTS TO PURCHASE UNITS
                             MAXIMUM 122,009 UNITS
                             MINIMUM 30,500 UNITS

                       7,320,540 SHARES OF COMMON STOCK
                         2,440,180 SHARES OF SERIES A
                                PREFERRED STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                              June 11, 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses (other than underwriting discounts and commissions) in connection with the issuance and distribution of the securities registered hereby are as follows:

   SEC registration fee............................................... $  3,697
   Legal fees and expenses............................................   80,000
   Accounting fees and expenses.......................................   25,000
   Blue Sky fees and expenses.........................................   30,000
   Printing and engraving expenses....................................   67,000
                                                                       --------
     Total............................................................ $205,697
                                                                       ========

--------
  The foregoing expenses will be paid by the Registrant.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Pursuant to provisions of the Delaware General Corporation Law, the Certificate of Incorporation (and prospective Restated Certificate of Incorporation) of Registrant (the "Company") includes a provision which eliminates the personal liability of its directors to the Company and its stockholders for monetary damage to the fullest extent permissible under Delaware law. This provision does not eliminate liability (a) for any breach of a director's duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) in connection with payment of any illegal dividend or an illegal stock repurchase; or (d) for any transaction from which the director derives an improper personal benefit. Further, this provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's stockholders for any violation of a director's fiduciary duty to the Company or its stockholders.

  Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a corporation to indemnify any person ("indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another corporation or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, however, an indemnitee who acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation is generally limited to attorneys' fees and other expenses, and no indemnification shall be made if such person is adjudged liable to the corporation unless and only tot he extent that a court of competent jurisdiction determines that indemnification is appropriate. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determining by the (i ) board of directors by a majority vote of directors who were not parties to such action, suit or proceeding even though less than a quorum, (ii) independent counsel if there are no such disinterested directors or if such directors so direct, or (iii) stockholders, that indemnification of the indemnitee is proper because he has met the applicable standard of conduct. Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  The Company's Certificate of Incorporation (and prospective Restated Certificate of Incorporation) and Bylaws (and prospective Amended and Restated Bylaws) require the Company to indemnify its officers, directors and employees (and agents under the Bylaws and prospective Amended and Restated Bylaws only) to the fullest extent permitted by Delaware law.

  An insurance policy obtained by the registrant provides for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  No securities were sold by the Registrant within the past 3 years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

     2.1 Disclosure Statement, including Joint Plan of Reorganization, as amended***
     2.2 Letter to Stockholders, Expression of Interest, Ballot, Chapter 7
          Liquidation Analysis, and Executory Contracts and Leases to be
          Assumed and Cure Payments****
     2.3 Confirmation Order****
     3.1 Certificate of Incorporation*
     3.2 Restated Certificate of Incorporation to be effective on the Effective
          Date****(1)
     3.3 Bylaws*
     3.4 Amended and Restated Bylaws to be effective on the Effective Date****
     4.1 Certificate of Designation for Series A Preferred Stock to be
          effective on the Effective Date****(1)
     4.2 Certificate of Designation for Series B Preferred Stock to be
          effective on the Effective Date****(1)
     4.3 Escrow Agreement****
     4.4 Subscription Exercise Form and Instructions****
     5.1 Opinion of Sheinfeld, Maley & Kay, P.C.****
     5.2 Opinion of Akin, Gump, Strauss, Hauer & Feld LLP****
    10.1 Stock Option Plan to be effective on the Effective Date****
    10.2 Loan Agreement with General Electric Capital Corporation***
    10.3 Promissory Note, Security Agreement, Trademark and License Security
          Agreement, Stock Pledge Agreement, Guaranty, and Assignment of
          Partnership Interest with General Electric Capital Corporation****
    21   Subsidiaries of the Registrant**
    23.1 Consent of Deloitte & Touche LLP****
    23.2 Consent of Sheinfeld, Maley & Kay, P.C. (included in Exhibit 5.1)****
    23.3 Consent of Akin, Gump, Strauss, Hauer & Feld, LLP (included in Exhibit
          5.2)****
    24   Power of Attorney (included on signature page)
    27   Financial Data Schedule****(1)
    99.1 Notification of resignation to SEC by directors Raines and Lehrman****
    99.2 Consents of persons about to become directors****

--------
   * Contained in exhibits to the Registration Statement No. 33-48216 on Form S-4 filed with the Securities and Exchange Commission on July 28, 1992.
  ** Contained in exhibits to the annual report on Form 10-K for the fiscal year ended January 29, 1993.

 *** Contained in exhibits to the Registration Statement No. 333-25061 on Form
     S-1 filed with the Securities and Exchange Commission on April 11, 1997.

**** Filed herewith.

(1) Replaces and supercedes document filed as an exhibit to the Registration Statement No. 333-25061 on Form S-1 filed with the Securities and Exchange Commission on April 11, 1997.

  (b) Financial Statement Schedules

    None.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 14 of the Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling proceeding, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on June 11, 1997.

                                          50-0FF STORES, INC.

                                          BY:    Charles J. Fuhrmann II
                                            -----------------------------------
                                                 CHARLES J. FUHRMANN II,
                                              PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints Charles J. Fuhrmann II and James G. Scogin, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all further amendments to this Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

                NAME                           TITLE                 DATE
     /s/ Charles J. Fuhrmann II       President, Chief
------------------------------------- Executive and Financial   June 11, 1997
       CHARLES J. FUHRMANN II         Officer and Director
                                      (Principal Executive and
                                      Financial Officer)

         /s/ James G. Scogin          Vice President,
------------------------------------- Controller, Chief         June 11, 1997
           JAMES G. SCOGIN            Accounting Officer,
                                      Assistant Secretary
                                      (Principal Accounting
                                      Officer)

       /s/ Cecil Schenker             Director                  June 11, 1997
-------------------------------------
           CECIL SCHENKER

                               INDEX TO EXHIBITS


                                                                 SEQUENTIAL
 EXHIBIT                                                          NUMBERED
 NUMBER                         EXHIBIT                             PAGE
 -------                        -------                          ----------
     2.1 Disclosure Statement, including Joint Plan of
          Reorganization, as amended***
     2.2 Letter to Stockholders, Expression of Interest,
          Ballot, Chapter 7 Liquidation Analysis, and
          Executory Contracts and Leases to be Assumed and
          Cure Payments****
     2.3 Confirmation Order****
     3.1 Certificate of Incorporation*
     3.2 Restated Certificate of Incorporation to be effective
          on the Effective Date****(1)
     3.3 Bylaws*
     3.4 Amended and Restated Bylaws to be effective on the
          Effective Date****
     4.1 Certificate of Designation for Series A Preferred
          Stock to be effective on the Effective Date****(1)
     4.2 Certificate of Designation for Series B Preferred
          Stock to be effective on the Effective Date****(1)
     4.3 Escrow Agreement****
     4.4 Subscription Exercise Form and Instructions****
     5.1 Opinion of Sheinfeld, Maley & Kay, P.C.****
     5.2 Opinion of Akin, Gump, Strauss, Hauer & Feld LLP****
    10.1 Stock Option Plan to be effective on the Effective
          Date****
    10.2 Loan Agreement with General Electric Capital
          Corporation***
    10.3 Promissory Note, Security Agreement, Trademark and
          License Security Agreement, Stock Pledge Agreement,
          Guaranty, and Assignment of Partnership Interest
          with General Electric Capital Corporation****
    21   Subsidiaries of the Registrant**
    23.1 Consent of Deloitte & Touche LLP****
    23.2 Consent of Sheinfeld, Maley & Kay, P.C. (included in
          Exhibit 5.1)****
    23.3 Consent of Akin, Gump, Strauss, Hauer & Feld, LLP
          (included in Exhibit 5.2)****
    24   Power of Attorney (included on signature page)
    27   Financial Data Schedule****(1)
    99.1 Notification of resignation to SEC by directors
          Raines and Lehrman****
    99.2 Consents of persons about to become directors****

--------

   * Contained in exhibits to the Registration Statement No. 33-48216 on Form S-4 filed with the Securities and Exchange Commission on July 28, 1992.

  ** Contained in exhibits to the annual report on Form 10-K for the fiscal year ended January 29, 1993.

 *** Contained in exhibits to the Registration Statement No. 333-25061 on Form
     S-1 filed with the Securities and Exchange Commission on April 11, 1997.

**** Filed herewith.

(1) Replaces and supercedes document filed as an exhibit to the Registration Statement No. 333-25061 on Form S-1 filed with the Securities and Exchange Commission on April 11, 1997.